                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                Amendment No. 1

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               SAFETY-KLEEN CORP.
 ................................................................................
               (Name of Registrant as Specified in Its Charter)

 ................................................................................
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  $125 per Exchange Act Rules 0-11(c)(i)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     item 22(a)(2) of Schedule 14A.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee previously paid with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:______________________________________________
     (2)  Form, Schedule or Registration Statement No.:________________________
     (3)  Filing Party:________________________________________________________
     (4)  Date Filed:  _________________________

                 PRELIMINARY COPY DATED DECEMBER 22, 1997

                     [LOGO OF SAFETY-KLEEN(R) CORPORATION]

                                                          January   , 1998

Dear Shareholder:

  Our directors and officers join me in extending a cordial invitation to attend a Special Meeting of Shareholders (the "Special Meeting") of Safety-Kleen Corp. ("Safety-Kleen") to be held at 10:00 a.m., central time, on Wednesday, February 11, 1998 at the First Chicago Center, The First National Bank of Chicago Building, 38 South Dearborn Street, Chicago, Illinois 60670.

  As described in the accompanying Proxy Statement, at the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of November 20, 1997 (the "Merger Agreement"), which provides for the merger (the "Merger") of SK Acquisition Corp. (the "Purchaser"), a wholly-owned subsidiary of SK Parent Corp. ("Parent"), with and into Safety-Kleen. Parent is a new corporation formed by Philip Services Corp., affiliates of Apollo Management, L.P. and affiliates of Blackstone Management Partners III L.L.C.

  Under the terms of the Merger Agreement, each share of Safety-Kleen common stock (including each associated Right as described in the accompanying Proxy Statement) (other than shares owned by Parent, the Purchaser or any subsidiary thereof and treasury shares) will be converted in the Merger into the right to receive $27.00 in cash, without interest. Upon consummation of the Merger, which is a taxable transaction to shareholders, Safety-Kleen shareholders will no longer have an interest in the surviving corporation. Consummation of the Merger is subject to certain conditions, including approval and adoption of the Merger Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Safety-Kleen common stock.

  Your Board of Directors has carefully reviewed and considered the terms and conditions of the Merger Agreement and has unanimously determined that the Merger Agreement and the Merger are fair to and in the best interests of Safety-Kleen and its shareholders, and has unanimously approved and adopted the Merger Agreement. In addition, Safety-Kleen's financial advisor, William Blair & Company, L.L.C., has rendered its opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by holders of Safety-Kleen's common stock in the Merger is fair, from a financial point of view, to such holders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  Detailed information concerning the proposed Merger is set forth in the accompanying Proxy Statement. I urge you to read the enclosed material carefully. It is very important that your shares be represented and voted at the Special Meeting. Whether or not you plan to attend the Special Meeting, please complete, date, sign and return the gold proxy card in the enclosed postage paid envelope. If the Merger is approved, following consummation of the Merger each shareholder of record will be mailed a transmittal form and instructions for surrender of stock certificates for payment pursuant to the Merger Agreement. Please do not surrender your stock certificates until you have received the letter of transmittal and instructions thereto.

                            Sincerely,


                                          Donald W. Brinckman
                                          Chairman Of The Board
                                          and Chief Executive Officer

                     [LOGO OF SAFETY-KLEEN(R) CORPORATION]

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                       TO BE HELD FEBRUARY 11, 1998

  A Special Meeting of Shareholders (the "Special Meeting") of Safety-Kleen Corp., a Wisconsin corporation ("Safety-Kleen"), will be held at the First Chicago Center, The First National Bank of Chicago Building, 38 South Dearborn Street, Chicago, Illinois 60670, at 10:00 a.m., central time, on Wednesday, February 11, 1998 for the following purpose:

  To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of November 20, 1997 (the "Merger Agreement"), among SK Parent Corp., a Delaware corporation ("Parent"), SK Acquisition Corp., a Wisconsin corporation and wholly owned subsidiary of Parent ("Purchaser"), and Safety-Kleen, pursuant to which
  (a) the Purchaser will be merged (the "Merger") with and into Safety-Kleen, with Safety-Kleen to be the surviving corporation and to become a wholly-owned subsidiary of Parent, and (b) each outstanding share of Safety-Kleen common stock, par value $.10 per share (including, unless the context otherwise requires, each associated Right as defined in the accompanying Proxy Statement, a "Share" and, collectively, the "Shares") (other than Shares owned by Parent, the Purchaser or any subsidiary thereof and treasury Shares), will be converted into the right to receive $27.00, in cash, without interest.

  January 5, 1998 has been fixed as the record date ("Record Date") for the determination of shareholders entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Only holders of record of Shares at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. A list of stockholders of record as of the Record Date will be available at the Special Meeting.

  The accompanying Proxy Statement describes the Merger Agreement (which is included as Annex A thereto), the proposed Merger and certain actions to be taken in connection with the Merger. To ensure that your vote will be counted, please complete, date and sign the enclosed Gold Proxy Card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Special Meeting. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Special Meeting. Executed proxies with no instructions indicated thereon will be voted "FOR" approval and adoption of the Merger Agreement.

                                          By Order of the Board of Directors

                                          LOGO
                                          Scott Krill
                                          Secretary

January   , 1998
Elgin, Illinois

                            YOUR VOTE IS IMPORTANT

     PLEASE DATE AND SIGN THE ENCLOSED GOLD PROXY CARD AND RETURN IT
                 IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

    PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME. IF THE
      MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE
                        SURRENDER OF YOUR CERTIFICATES.

                     [LOGO OF SAFETY-KLEEN(R) CORPORATION]

                               ----------------

              PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

                       TO BE HELD FEBRUARY 11, 1998

  This Proxy Statement is being furnished to shareholders of Safety-Kleen Corp. ("Safety-Kleen") in connection with the solicitation of proxies by and on behalf of Safety-Kleen's Board of Directors (the "Board of Directors" or "Board") for use at a special meeting (the "Special Meeting") of Safety-Kleen's shareholders to be held on Wednesday, February 11, 1998, at 10:00 a.m., central time, at the First Chicago Center, The First National Bank of Chicago Building, 38 South Dearborn Street, Chicago, Illinois 60670, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying Notice and Proxy Card are first being mailed to Safety-Kleen
shareholders on or about January   , 1998.

  At the Special Meeting, Safety-Kleen shareholders will be asked to consider and act upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of November 20, 1997 (the "Merger Agreement") among SK Parent Corp., a Delaware corporation ("Parent"), SK Acquisition Corp., a Wisconsin corporation and wholly-owned subsidiary of Parent ("Purchaser"), and Safety-Kleen. A copy of the Merger Agreement is attached hereto as Annex A. Pursuant to the Merger Agreement (a) Purchaser will be merged (the "Merger") with and into Safety-Kleen, which will be the surviving corporation ("Surviving Corporation") in the Merger and will thereby become a wholly-owned subsidiary of Parent, and (b) each share of Safety-Kleen common stock, par value $.10 per share (including, unless the context otherwise requires, each associated common stock purchase right ("Right") issued pursuant to the Rights Agreement dated as of November 9, 1988, as amended (the "Rights Agreement"), between Safety-Kleen and The First National Bank of Chicago, a "Share" and, collectively, the "Shares"), that is outstanding immediately prior to the Merger (other than Shares owned by Parent, the Purchaser or any subsidiary thereof or held in the treasury of Safety-Kleen or any subsidiary of Safety-Kleen) will be converted into the right to receive $27.00 in cash, without interest. Upon consummation of the Merger, which is a taxable transaction to shareholders, Safety-Kleen shareholders will no longer have an interest in the
Surviving Corporation. On January   , 1998, the most recent practicable
trading day prior to the mailing of this Proxy Statement, the closing price of
the Shares on the New York Stock Exchange was $     per Share.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  Additional copies of this Proxy Statement and the Gold Proxy Card to be returned for the Special Meeting can be obtained from Safety-Kleen Corp., One Brinckman Way, Elgin, Illinois 60123, Attention: Investor Relations, telephone
(847) 697-8460. QUESTIONS OR REQUESTS FOR ASSISTANCE IN COMPLETING AND SUBMITTING GOLD PROXY CARDS SHOULD BE DIRECTED TO CHASE MELLON SHAREHOLDER SERVICES, TOLL FREE AT (888) 224-2734.

  All information contained in this Proxy Statement concerning Parent and its affiliates, including Purchaser, Philip, Apollo and Blackstone, has been supplied by Parent and has not been independently verified by Safety-Kleen. Except as otherwise indicated, all other information contained in this Proxy Statement (or, as permitted by applicable rules and regulations of the Securities and Exchange Commission, incorporated by reference herein) has been supplied or prepared by Safety-Kleen.

                               ----------------

          The date of this Proxy Statement is January    , 1998.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   1
SUMMARY....................................................................   2
  Parties to the Merger Agreement..........................................   2
  Background of the Merger.................................................   3
  Safety-Kleen Shareholders' Meeting.......................................   5
  The Merger...............................................................   6
SELECTED FINANCIAL DATA OF SAFETY-KLEEN....................................   9
THE SPECIAL MEETING........................................................  10
  General..................................................................  10
  Matter to be Considered at the Special Meeting...........................  10
  Vote Required............................................................  10
  Record Date; Voting at the Special Meeting...............................  10
  Proxies..................................................................  11
  Recess or Adjournment of Meeting and Other Matters.......................  11
  Information Concerning the Solicitation..................................  11
THE MERGER.................................................................  12
  Background of the Merger.................................................  12
  Reasons for the Merger; Recommendation of Board of Directors.............  18
  Opinions of Financial Advisor............................................  23
  Engagement of Financial Advisors.........................................  26
  Interests of Certain Persons in the Merger...............................  27
  Financing of the Merger..................................................  29
  Accounting Treatment.....................................................  32
  Certain Federal Income Tax Consequences..................................  32
  Regulatory Approvals.....................................................  33
  Appraisal Rights.........................................................  33
THE MERGER AGREEMENT.......................................................  33
  General..................................................................  33
  Conversion of Securities.................................................  34
  Stock Options............................................................  34
  Directors and Officers; Articles of Incorporation and Bylaws.............  34
  Representations and Warranties...........................................  35
  Conduct of Business Pending the Merger...................................  35
  No Solicitation of Proposals.............................................  36
  Conditions to Consummation of the Merger.................................  38
  Termination, Amendment And Waiver........................................  39
  Fees And Expenses........................................................  40
  Effect on Benefit Plans and Related Matters..............................  41
  Notices..................................................................  41
  Exchange of Shares for Cash..............................................  41
THE COMPANIES..............................................................  42
  Safety-Kleen.............................................................  42
  Parent...................................................................  42
  Purchaser................................................................  42
MARKET PRICE OF SHARES AND DIVIDEND POLICY.................................  43

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................  44
INDEPENDENT ACCOUNTANTS....................................................  46
CERTAIN LEGAL MATTERS......................................................  46
SHAREHOLDER PROPOSALS......................................................  47
ANNEXES
Annex A--Agreement and Plan of Merger...................................... A-1
Annex B--Opinion of William Blair & Company, L.L.C. dated November 20,
 1997...................................................................... B-1
Annex C--Opinion of William Blair & Company, L.L.C. dated December 20,
 1997...................................................................... C-1
Annex D--Participant Information........................................... D-1

                          FORWARD-LOOKING STATEMENTS

  Certain information contained in this Proxy Statement regarding matters that are not historical facts, including any statements, forecasts, projections and descriptions of anticipated synergies or other effects of the Merger or the Revised Laidlaw Environmental Exchange Offer (as defined herein), are forward-looking statements. When used in this Proxy Statement, the words "believes," "anticipates," "may," "expects," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions, including those identified below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. There are many factors that could cause actual results to differ materially, such as: adoption of new environmental laws and regulations and changes in the way environmental laws and regulations are interpreted and enforced; general business conditions, such as the level of competition, changes in demand for Safety-Kleen's services and the strength of the economy in general; prices for petroleum based products; changes in control of Safety-Kleen; the difficulties of predicting synergies from the integration of businesses following a change of control; changes in management; and the occurrence of natural disasters and other occurrences beyond the control of Safety-Kleen. These and other factors are discussed in this Proxy Statement, Safety-Kleen's Annual Report on Form 10-K and other documents Safety-Kleen has filed with the Securities and Exchange Commission (the "Commission"). Safety-Kleen undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments, except as may be required in periodic filings with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                             AVAILABLE INFORMATION

  Safety-Kleen is subject to the informational requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by Safety-Kleen with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and also are available for inspection at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained, at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, Safety-Kleen is required to file electronic versions of certain material with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a site on the Internet's World Wide Web at http://www.sec.gov. that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Shares are listed and traded on the New York Stock Exchange, Inc. (the "NYSE") and such reports, proxy statements and other information concerning Safety-Kleen may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  NO PERSON IS AUTHORIZED TO PROVIDE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SAFETY-KLEEN. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SAFETY-KLEEN SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF, AS THE CASE MAY BE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by Safety-Kleen with the Commission pursuant to the Exchange Act are incorporated herein by reference and made a part hereof: (a) Safety-Kleen's Annual Report on Form 10-K for the year ended December 28, 1996; (b) Safety-Kleen's Quarterly Reports on Form 10-Q for the quarters ended March 22, June 14, and September 6, 1997; and (c) Safety-Kleen's Current Reports on Form 8-K dated August 11, November 18 and November 21, 1997. All documents subsequently filed by Safety-Kleen pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Proxy Statement and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  Safety-Kleen will provide without charge to any person, including any beneficial owner of Shares, to whom this Proxy Statement is delivered, upon written or oral request of such person, a copy of any and all of the documents referred to above which have been incorporated by reference in this Proxy Statement (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Scott Krill, Assistant General Counsel and Secretary, Safety-Kleen Corp., One Brinckman Way, Elgin, Illinois 60123.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere, or incorporated by reference, in this Proxy Statement and the Annexes hereto. Shareholders are urged to read this Proxy Statement and the Annexes hereto carefully and in their entirety.

                        PARTIES TO THE MERGER AGREEMENT

Safety-Kleen....................  Safety-Kleen is a leader in servicing the recycling and waste needs of companies in the automotive/retail repair, industrial, imaging and other business sectors. Over 2,800 Safety-Kleen specialists service customers from a branch network that extends across North America and Western Europe.

                                  Focusing primarily on the needs of small businesses, Safety-Kleen performed nearly five million individual services and reclaimed more than 300 million gallons of contaminated fluid through a network of 230 branches worldwide in 1996. Safety-Kleen collects and recycles used products at thirteen recycle centers, two lube oil refineries and three fuel-blending facilities.

                                  Safety-Kleen operates in the continental
                                  U.S., Canada, the United Kingdom, the
                                  Republic of Ireland, Puerto Rico, Belgium,
                                  France, Italy, Spain and Germany. Safety-
                                  Kleen has licensee operations in Japan and Korea.

                                  Safety-Kleen was incorporated in Wisconsin in July 1963 and its principal offices and corporate headquarters are located at One Brinckman Way, Elgin, Illinois 60123, telephone: (847) 697-8460.

SK Parent Corp..................
                                  Parent, a Delaware corporation, was organized in November 1997, and has not engaged in any activities except in connection with the proposed Merger. Parent is to be owned equally by Philip Services Corp. ("Philip"), affiliates of Apollo Management, L.P. ("Apollo"), and affiliates of Blackstone Management Partners III L.L.C. ("Blackstone"). Philip is a fully integrated resource recovery and industrial services company with operations throughout the United States, Canada and the United Kingdom. Apollo comprises a number of private securities investment funds managed by Apollo Management, L.P. which, together with its affiliates, manages a portfolio of in excess of $5 billion of investments. Blackstone is a private investment bank, affiliates of which sponsor private corporate equity and real estate funds with aggregate commitments in excess of $5 billion.

SK Acquisition Corp.............  Purchaser, a Wisconsin corporation, was recently organized at the direction of Parent for the purpose of effecting the Merger. It has not engaged in any activities except in connection with the proposed Merger. Purchaser is a direct wholly-owned subsidiary of Parent.

                         BACKGROUND OF THE MERGER

Background.................       On August 8, 1997, Safety-Kleen issued a
                                  press release stating that it had initiated a process to explore strategic alternatives for enhancing shareholder value and had engaged
                                  William Blair & Company, L.L.C. ("William
                                  Blair") to act as its financial advisor in connection therewith. As part of that process, 50 potential buyers, including
                                  Philip and affiliates of Apollo and
                                  Blackstone, executed confidentiality and standstill agreements (which were designed to encourage participation by creating a level playing field for all interested parties, and to protect Safety-Kleen's interests) and examined a possible transaction with Safety-
                                  Kleen. On November 20, 1997, the Board voted unanimously to approve the Merger Agreement on the grounds that it was fair to, and in the best interests of, Safety-Kleen shareholders and was the best offer available at the end of a comprehensive process of exploring strategic alternatives.

                                  One of the potential buyers which contacted
                                  William Blair shortly after the August 8th announcement was Laidlaw Environmental Services, Inc. ("Laidlaw Environmental"). Laidlaw Environmental repeatedly refused to execute a confidentiality and standstill agreement and participate in the process like other potential buyers. Before approving the Merger Agreement on November 20, 1997, the Board of Directors of Safety-Kleen carefully considered the risks and benefits of strategic alternatives available to Safety-Kleen, including a November 3, 1997 proposal by Laidlaw Environmental to acquire all Shares for a per Share consideration of $14.00 in cash and 2.4 common shares of Laidlaw Environmental.

                                  After Safety-Kleen entered into the Merger
                                  Agreement on November 20th, Laidlaw
                                  Environmental advised Safety-Kleen that it was amending its proposal to acquire Safety-Kleen to provide for consideration per Share consisting of (i) $15 in cash, less certain termination fees or expenses pursuant to the Merger Agreement and new severance arrangements (estimated by Laidlaw Environmental as up to $2.14 per Share) and certain other expenses of Safety-Kleen, and
                                  (ii) that number of shares of Laidlaw
                                  Environmental common stock equal to $15
                                  divided by the weighted average trading price for Laidlaw Environmental shares for 10 days selected by lot from the 20 trading days ending three business days immediately prior to closing, provided that such number of shares shall not be less than
                                  2.8 nor greater than 3.5 (the "Revised
                                  Laidlaw Environmental Exchange Offer"). On
                                  December 20, 1997, the Board unanimously
                                  (with one director assent due to illness) reaffirmed its determination that the Merger Agreement is in the best interests of Safety-Kleen and its shareholders. As of the date of this Proxy Statement, Laidlaw Environmental has not commenced the Revised Laidlaw Environmental Exchange Offer.

Recommendation of Board of        At a special meeting held on November 20,
 Directors.................       1997, the Board of Directors of Safety-Kleen
                                  unanimously determined that the Merger
                                  Agreement and the Merger are fair to and in the best interests of Safety-Kleen and its shareholders and approved and adopted the Merger Agreement. ACCORDINGLY, THE BOARD OF
                                  DIRECTORS UNANIMOUSLY RECOMMENDS THAT
                                  SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION
                                  OF THE MERGER AGREEMENT. In reaching its determination that the Merger Agreement and the Merger are fair to and in the best interests of Safety-Kleen and its shareholders, the Board considered a number of factors, as more fully described under "The Merger--Reasons for the Merger;
                                  Recommendation of the Board of Directors--
                                  November 20th Board Meeting."

                                  On December 20, 1997, the Board, after
                                  reviewing the Revised Laidlaw Environmental
                                  Exchange Offer, unanimously (with one
                                  director absent due to illness) reaffirmed its determination that the Merger Agreement is in the best interests of Safety-Kleen and its shareholders. Accordingly, the Board recommends that all shareholders of Safety-Kleen reject the Revised Laidlaw Environmental Exchange Offer and not tender their Shares pursuant to such offer. The Board's determination was based on its review and consideration of a number of factors, as more fully described under "The Merger-- Reasons for the Merger; Recommendation of the Board of Directors--December 20th Board Meeting."

Opinions of Financial Advisor...  On November 20, 1997, William Blair rendered an opinion to the Board of Directors of
                                  Safety-Kleen to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be received by the holders of Shares in the Merger is fair, from a financial point of view, to such holders. The full text of the opinion of William Blair, which includes the assumptions made, matters considered and the scope and limitations on the reviews undertaken in rendering such opinion, is attached as Annex B to this Proxy Statement and should be read in its entirety. See "The Merger--Opinions of Financial Advisor--November 20, 1997 Opinion."

                                  On December 20, 1997, William Blair rendered an opinion to the Board of Directors of Safety-Kleen to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, William Blair does not have a basis for concluding that the Revised Laidlaw Environmental Exchange Offer is superior to the Merger from a financial point of view. The full text of the opinion of William Blair, which includes the assumptions made, matters considered and the scope and limitations on the reviews undertaken in rendering such opinion, is attached as Annex C to this Proxy Statement and should be read in its entirety. See "The Merger--Opinions of Financial Advisor-- December 20, 1997 Opinion."

Interests of Certain Persons....  Certain members of Safety-Kleen's management and of the Board will receive economic
                                  benefits as a result of the Merger, including payments with respect to stock options and limited stock appreciation rights, maintenance of directors' and officers' insurance coverage and employee benefits by the Surviving Corporation for specified periods of time, indemnification rights, benefits under Change of Control Severance Agreements, and possible continued employment by the Surviving Corporation. They may also have the opportunity to make investments in the Surviving Corporation. For information concerning such benefits, see "The Merger-- Interests of Certain Persons in the Merger."

                       SAFETY-KLEEN SHAREHOLDERS' MEETING

Time, Date, and Place...........
                                  The Special Meeting will be held on February
                                  11, 1998, at 10:00 a.m., central time, at First Chicago Center, The First National Bank of Chicago Building, 38 South Dearborn Street, Chicago, Illinois 60670.

Purpose.........................  At the Special Meeting, shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement. See "The Special Meeting--Matter to Be Considered at the Special Meeting."

Record Date; Voting at the
 Special Meeting................  Only holders of record of Shares at the close of business on January 5 , 1998 (the "Record
                                  Date"), will be entitled to notice of and to
                                  vote at the Special Meeting or any
                                  postponements or adjournments thereof. At the close of business on the Record Date, there
                                  were             Shares outstanding and
                                  entitled to vote. Shareholders of record on the Record Date are entitled to one vote per Share, exercisable in person or by properly executed proxy, upon the Merger. No other matters may be properly submitted for the vote of shareholders at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding Shares is necessary to constitute a quorum at the Special Meeting. The affirmative vote by the holders of two-thirds of the outstanding Shares is required to approve the Merger Agreement and the Merger. Abstentions and broker non-votes will have the effect of votes against the proposal to approve and adopt the Merger Agreement. See "The Special Meeting--Record Date; Voting at the Special Meeting."

Proxies.........................  This Proxy Statement is being furnished to shareholders of record at the close of
                                  business on the Record Date in connection with the solicitation of proxies by and on behalf of the Board for use at the Special Meeting. All Shares which are represented at the Special Meeting by properly executed proxies received and not duly and timely revoked will be voted at the Special Meeting in accordance with the instructions contained therein. In the absence of contrary instructions, such Shares will be voted "FOR" the approval and adoption of the Merger Agreement.

                                  A proxy may be revoked prior to its being
                                  voted by: (i) delivering to the Secretary of
                                  Safety-Kleen, at or before the Special
                                  Meeting, a written instrument bearing a later date than the proxy which instrument, by its terms, revokes the proxy; (ii) duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary of Safety-Kleen at or before the Special Meeting; or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting by a shareholder will not in and of itself revoke a previously delivered proxy. See "The Special Meeting-- Proxies."

                                   THE MERGER

General.........................  Upon consummation of the Merger, the
                                  Purchaser will be merged into Safety-Kleen and Safety-Kleen will become a wholly-owned subsidiary of Parent. Each Share outstanding immediately prior to the Merger (other than Shares owned by Parent, the Purchaser or any subsidiary thereof or held in the treasury of Safety-Kleen or any subsidiary of Safety-Kleen) will be converted into the right to receive $27.00 in cash, without interest.

Effective Time..................  It is expected that the Merger will become effective as promptly as practicable
                                  following approval of the Merger Agreement by the requisite vote of the Safety-Kleen shareholders and the satisfaction or waiver of the other conditions to the Merger.

Treatment of Stock Options......  All outstanding options to purchase Shares will be accelerated and fully vested as a result of the Merger, and the holders of such options will receive from Safety-Kleen upon the Merger, for each Share subject to an option, cash in an amount equal to the excess of $27.00 over the exercise price of the option, reduced by the amount of withholding or other taxes required by law to be withheld. However, holders of options related to limited stock appreciation rights will receive for each Share subject to such option, an amount in cash equal to the excess, if any, of the change of control value (generally, the highest price at which the Shares trade in the 180 days prior to shareholder approval of the Merger) over the per Share exercise price of such option, reduced by the amount of withholding or other taxes required by law to be withheld. See "The Merger Agreement--Stock Options."

Financing of the Merger.........  Parent is expected to pay approximately $1.95 billion for all outstanding Shares, stock options, and amounts necessary to refinance Safety-Kleen's outstanding debt obligations. At the time of the Merger Agreement, Parent represented that it had received equity and debt commitment letters in the aggregate amount sufficient to fund the Merger and the transactions contemplated thereby and delivered copies of such letters to Safety-Kleen. See "The Merger--Financing of the Merger." See "The Merger Agreement--Fees and Expenses."

Conditions to the Merger........  The Merger is subject to certain conditions, including the approval of Safety-Kleen
                                  shareholders at the Special Meeting, the expiration of applicable anti-trust regulatory waiting periods, and the funding of financing commitments. See "The Merger Agreement--Conditions to Consummation of the Merger."

Termination.....................  The Merger Agreement will be subject to termination at any time prior to the
                                  Effective Time by the mutual consent of
                                  Safety-Kleen and Parent or by either Safety-
                                  Kleen or Parent if: (i) any governmental body takes any action prohibiting the Merger and such action has become final and non-appealable; (ii) the Merger is not consummated by June 30, 1998; or (iii) the Merger Agreement is not approved at the Special Meeting by the holders of at least
                                  66 2/3% of the outstanding Shares.

                                  The Merger Agreement also will be subject to termination by either Parent or Safety-Kleen under certain other circumstances described herein. See "The Merger Agreement-- Termination, Amendment and Waiver." If the Merger Agreement is terminated by Safety-Kleen or Parent under certain circumstances described herein, Safety-Kleen will be obligated to pay Parent a termination fee of $50 million and transaction expenses of up to $25 million. See "The Merger Agreement--Fees and Expenses."

Appraisal Rights................  Safety-Kleen shareholders are not entitled to any appraisal rights under Wisconsin law in connection with the Merger. See "The Merger-- Appraisal Rights."

Certain Federal Income Tax
 Consequences...................  The receipt of cash for Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes with respect to which gain or loss, if any, will be recognized. See "The Merger--Certain Federal Income Tax Consequences."

Regulatory Approvals............  The formation of Parent and the consummation of the Merger are subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and materials are furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and the requisite waiting period expires or terminates. In addition, certain aspects of the Merger may require notification to, and filings with, certain federal, state and foreign governmental authorities. See "The Merger--Regulatory Approvals."

Accounting Treatment............  As required by generally accepted accounting principles, Parent will use the purchase method of accounting to account for the Merger. See "The Merger--Accounting Treatment."

Market Price of Shares..........
                                  The Shares are quoted and traded on the NYSE
                                  under the symbol "SK." On August 7, 1997, the last trading day before the public announcement that Safety-Kleen was exploring strategic alternatives, the high and low sale prices of the Shares on the NYSE were $18.18 and $17.69 per Share, respectively. On November 19, 1997, the last trading day before the public announcement of the Merger Agreement, the high and low sale prices of the Shares on the NYSE were $26.06 and $25.94
                                  per Share, respectively. On January   , 1998,
                                  the last full trading day prior to the date
                                  of this Proxy Statement, the high and low
                                  sale prices of the Shares on the NYSE were
                                  $      and $      per Share, respectively.
                                  Shareholders are urged to obtain current market quotations for the Shares prior to making any decision with respect to the Merger. See "Market Price of Shares and Dividend Policy."

                    SELECTED FINANCIAL DATA OF SAFETY-KLEEN

  The selected consolidated financial data of Safety-Kleen for the five fiscal years ended December 28, 1996 have been taken or derived from the audited consolidated financial statements of Safety-Kleen and its subsidiaries that are contained in or incorporated by reference into Safety-Kleen's Annual Reports on Form 10-K for the fiscal years then ended, as filed with the Commission. The selected consolidated financial data of Safety-Kleen for the thirty-six weeks ended September 6, 1997 and September 7, 1996 have been taken or derived from the unaudited consolidated financial statements of Safety-Kleen and its subsidiaries that are contained in Safety-Kleen's Quarterly Reports on Form 10-Q for such fiscal periods, as filed with the Commission. Such data should be read in conjunction with the consolidated financial statements of Safety-Kleen and related Notes thereto incorporated by reference in this Proxy Statement.

                                                                                       THIRTY-SIX WEEKS
                                              FISCAL YEAR                                    ENDED
                          ---------------------------------------------------------- ---------------------
                                                                                      SEPT. 7,   SEPT. 6,
                           1992(1)        1993          1994      1995       1996       1996       1997
                          ----------    ---------     -------- ---------- ---------- ---------- ----------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)
Statement of Operations
 Data:
 Revenues...............  $  794,542    $ 795,508     $791,267 $  859,251 $  923,126 $  626,176 $  680,172
 Net earnings (loss)....      45,637(2)  (101,346)(3)   50,094     53,303     61,109     40,685     40,297
 Net earnings (loss) per
  share.................        0.79(2)     (1.76)(3)     0.87       0.92       1.05       0.70       0.69
 Cash dividends per
  share.................        0.34         0.36         0.36       0.36       0.36       0.27       0.27
Balance Sheet Data (at
 end of period):
 Current assets.........  $  188,717    $ 202,887     $197,221 $  206,208 $  230,133 $  237,630 $  240,381
 Current liabilities....     140,988      149,415      165,455    162,676    157,793    176,739    165,586
 Working capital........      47,729       53,472       31,766     43,532     72,340     60,891     74,795
 Total assets...........   1,006,446      950,664      973,444  1,009,050  1,044,823  1,055,201  1,037,192
 Long-term debt.........     300,724      288,633      284,125    283,715    276,954    289,896    246,080
 Shareholders' equity...     492,095      362,664      396,336    433,435    480,290    462,349    495,718

--------
(1) Fiscal year 1992 was a fifty-three week year. All other years presented were fifty-two weeks.
(2) Includes $300,000 ($.01 per share) increase in net earnings from cumulative effect of prior years effect of adopting Statement of Financial Accounting Standards (SFAS) No. 106 on accounting for post-retirement benefits and SFAS No. 109 on accounting for income taxes.
(3) Includes restructuring and special charges, net of tax benefit, of $136 million ($229 million pre-tax) or $2.36 per share.

                              THE SPECIAL MEETING

GENERAL

  This Proxy Statement is being furnished to shareholders of Safety-Kleen in connection with the solicitation of proxies by and on behalf of Safety-Kleen's Board of Directors for use at the Special Meeting and any adjournments or postponements thereof. The Special Meeting will be held on Wednesday, February 11, 1998, at 10:00 a.m., central time, at the First Chicago Center, The First National Bank of Chicago Building, 38 South Dearborn Street, Chicago, Illinois 60670.

MATTER TO BE CONSIDERED AT THE SPECIAL MEETING

  At the Special Meeting, Safety-Kleen shareholders will be asked to consider and act upon a proposal to approve and adopt the Merger Agreement. The Board unanimously has determined that the Merger Agreement and the Merger are fair to and in the best interests of Safety-Kleen and its shareholders and has approved and adopted the Merger Agreement. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "The Merger--Background of the Merger" and "--Reasons for the Merger; Recommendation of the Board of Directors."

  Laidlaw Environmental has filed preliminary proxy materials with the Commission indicating that it intends to solicit proxies in opposition to the Merger. THE BOARD OF DIRECTORS VIGOROUSLY OPPOSES SUCH SOLICITATION OF PROXIES BY LAIDLAW ENVIRONMENTAL AND URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY LAIDLAW ENVIRONMENTAL.

  WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED A PROXY CARD SENT TO YOU BY LAIDLAW ENVIRONMENTAL, SHAREHOLDERS ARE REQUESTED TO PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING GOLD PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED GOLD PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER AGREEMENT.

  QUESTIONS OR REQUESTS FOR ASSISTANCE IN COMPLETING AND SUBMITTING GOLD PROXY CARDS SHOULD BE DIRECTED TO CHASE MELLON SHAREHOLDER SERVICES, TOLL FREE AT
(888) 224-2734.

VOTE REQUIRED

  Approval of the Merger requires the affirmative vote of the holders of two-thirds of the outstanding Shares. Each holder of Shares outstanding as of the Record Date is entitled to one vote for each Share held.

RECORD DATE; VOTING AT THE SPECIAL MEETING

  The Board has fixed January 5, 1998 as the record date for determining shareholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). Only shareholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting.
On the Record Date,         Shares were outstanding and are entitled to be
voted at the Special Meeting.

  Each holder of Shares on the Record Date will be entitled to one vote for each Share held of record upon each matter properly submitted at the Special Meeting. A majority of the Shares outstanding on the record date will constitute a quorum for the transaction of business at the Special Meeting. See "--Recess or Adjournment of Meeting and Other Matters." For quorum and voting purposes, abstentions and broker non-votes are treated as present and entitled to vote, but have the effect of a vote "against" the Merger Agreement. A "broker non-vote" occurs when a broker holding Shares for a beneficial owner returns a proxy that does not vote on the proposal because the broker has not received instructions from the beneficial owner and does not have discretionary power.

PROXIES

  If the enclosed Gold Proxy Card is properly executed and received by Safety-Kleen in time to be voted at the Special Meeting and not revoked, the Shares represented thereby will be voted in accordance with the instructions marked thereon. Executed proxies with no instructions indicated thereon will be voted
(i) "FOR" approval and adoption of the Merger Agreement and the Merger and (ii) on such other business or matters which may properly come before the Special Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy.

  A proxy may be revoked prior to its being voted by: (i) delivering to the Secretary of Safety-Kleen, at or before the Special Meeting, a written instrument bearing a later date than the proxy which instrument, by its terms, revokes the proxy; (ii) duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary of Safety-Kleen at or before the Special Meeting; or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting by a shareholder will not in and of itself revoke a previously delivered proxy. Any written instrument revoking a proxy should be sent to: Safety-Kleen Corp., One Brinckman Way, Elgin, Illinois 60123, Attention: Scott Krill, Secretary of the Corporation.

  Under the By-laws no business may be transacted at the Special Meeting other than such business as is designated in the Notice of Special Meeting of Shareholders.

RECESS OR ADJOURNMENT OF MEETING AND OTHER MATTERS

  The persons named in the enclosed form of proxy will not use their discretionary authority to vote on adjournment of the Special Meeting in order to solicit further proxies. However, Safety-Kleen's by-laws provide that the chairman of the Special Meeting may adjourn the Special Meeting whether or not a quorum is present, in order to solicit additional proxies or for any other purpose, without a vote on such adjournment and without notice other than by announcement at the meeting.

INFORMATION CONCERNING THE SOLICITATION

  The accompanying proxy is solicited on behalf of the Board of Directors. The cost of soliciting proxies will be borne by Safety-Kleen. In addition to solicitation by mail, directors, officers and employees of Safety-Kleen may solicit proxies in person, by telephone, by telegram, by personal interview, by e-mail, or by facsimile, none of whom will receive additional compensation for such solicitations. Safety-Kleen will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward its solicitation materials to the beneficial owners of the Shares they hold of record and obtain authorization for, and appropriate certification in connection with, the execution of Proxy Cards. Safety-Kleen will reimburse these record holders for customary mailing expenses incurred by them in forwarding these materials.

  Safety-Kleen has retained Chase Mellon Shareholder Services to provide certain services in connection with the solicitation of proxies and related matters. The fee of Chase Mellon Shareholder Services is estimated to be $42,500 plus reasonable out-of-pocket costs and expenses. Chase Mellon Shareholder Services will employ approximately eight people in its proxy solicitation efforts.

  Safety-Kleen has also retained Hill & Knowlton to assist Safety-Kleen in connection with communications with shareholders and as public relations advisor in connection with the Merger and related matters. The fee of Hill & Knowlton is estimated to be $75,000 plus reasonable out-of-pocket costs and expenses. Safety-Kleen has also agreed to indemnify Hill & Knowlton against certain liabilities.

  Except as set forth above, neither Safety-Kleen nor, to the best of Safety-Kleen's knowledge, any person acting on its behalf has retained any other person to make solicitations or recommendations to security holders on its behalf in connection with the solicitation of proxies.

  Safety-Kleen anticipates that certain officers, directors, employees or representatives of Philip, Apollo, Blackstone, and Merrill Lynch & Co., financial advisor to Parent, may communicate in person, by telephone or otherwise with shareholders of Safety-Kleen for the purpose of assisting in the solicitation of proxies. Additional information concerning such participants in the solicitation of proxies is listed in Annex C.

                                  THE MERGER

BACKGROUND OF THE MERGER

  On June 10, 1997, the Executive Committee of the Board, which consists of Messrs. Donald W. Brinckman, Russell A. Gwillim and Edgar D. Jannotta (the "Executive Committee"), met to discuss certain general expressions of interest received by Safety-Kleen regarding possible business combinations with Safety-Kleen. The Executive Committee instructed management to discuss the expressions of interest with Safety-Kleen's legal advisor, Sonnenschein Nath & Rosenthal, and with Safety-Kleen's financial advisor, William Blair, in preparation for an Executive Committee meeting on June 24th.

  At the Executive Committee meeting on June 24, 1997, after a presentation by Safety-Kleen's legal advisors with respect to the legal framework for the Board's deliberations, William Blair orally presented its preliminary view that the per Share consideration Safety-Kleen could achieve in a sale transaction was between $23 and $25. William Blair also discussed with the directors financial and strategic buyers that might be interested in Safety-Kleen if the Board were to decide to explore a possible sale transaction. The Executive Committee determined to hold a special Board meeting on July 7th.

  At the July 7th Board meeting, management presented to the Board Safety-Kleen's recent financial results for the second quarter of fiscal 1997 and Safety-Kleen's forecasted financial performance. The directors discussed with management Safety-Kleen's past stock price performance and potential difficulties in achieving Safety-Kleen's forecasted financial performance. Safety-Kleen's legal advisors and William Blair then made the presentations concerning the expressions of interest in Safety-Kleen and orally presented its view on the valuation of Safety-Kleen. According to William Blair: (i) its preliminary analysis of selected recent merger or acquisition transactions in the environmental services industry indicated a valuation of the equity of Safety-Kleen of between $19.46 and $22.48 per Share; and (ii) its preliminary discounted cash flow analysis indicated a valuation of the equity of Safety-Kleen of between $25.71 and $26.80 per Share. Based on the foregoing, William Blair's preliminary judgment of the per Share consideration that Safety-Kleen could achieve in a sale transaction was between $23 and $25. After extensive discussions, the Board asked management, with the assistance of Safety-Kleen's legal and financial advisors, to prepare and present further information to the Board relating to various strategies to enhance shareholder value.

  At the regularly scheduled August 8th Board meeting, the Board, management and William Blair discussed the advisability of exploring strategic alternatives, including a possible sale of Safety-Kleen. The Board, management and William Blair also discussed other possible strategic alternatives such as a stock buy-back program, acquisitions and/or operating the business in accordance with Safety-Kleen's long range plan. William Blair orally presented its view of the valuation of Safety-Kleen in a sale transaction and a theoretical stock price analysis assuming that Safety-Kleen continues to operate as an independent company. William Blair's view of the valuation of Safety-Kleen was substantially the same as the view it presented to the Board on July 7th except that, based on management revisions to its forecast of Safety-Kleen's performance, William Blair's discounted cash flow analysis indicated a valuation of the equity of Safety-Kleen of between $27.83 and $29.01 per Share. Based on the foregoing and taking into account its view of generally improved market conditions, William Blair's judgment of the per Share consideration that Safety-Kleen could achieve in a sale transaction was between $24 and $26. William Blair also discussed possible steps to be taken by the Board in exploring strategic alternatives.

  After extensive discussions of William Blair's valuation analysis, the Board directed management to explore, with the assistance of Safety-Kleen's advisors, strategic alternatives for enhancing shareholder value. The Board also instructed management to retain William Blair to render financial advisory and investment banking services to Safety-Kleen in connection with the evaluation of strategic alternatives and, as part of the exploration of strategic alternatives, authorized management and William Blair to contact third parties that might be interested in acquiring all or a part of Safety-Kleen to determine whether they would be interested in participating in the process by executing confidentiality and standstill agreements in order to receive confidential information with respect to Safety-Kleen and its subsidiaries.

  On August 8, 1997, Safety-Kleen issued a press release stating that it had engaged the services of William Blair to act as advisor to Safety-Kleen and manage the process of exploring strategic options for enhancing shareholder value. Safety-Kleen also announced the resignation of John G. Johnson, Jr., President and Chief Executive Officer of Safety-Kleen. Donald W. Brinckman, Chairman of Safety-Kleen's Board of Directors, who had previously served as Safety-Kleen's Chief Executive Officer from 1968 until December 31, 1994, was appointed Chief Executive Officer. Mr. Joseph Chalhoub, Senior Vice President-Operations of Safety-Kleen, was appointed President and Chief Operating Officer.

  On August 19, 1997, Safety-Kleen retained Credit Suisse First Boston Corporation ("CSFB") to perform certain financial advisory services in connection with Safety-Kleen's exploration of strategic alternatives. CSFB performed a preliminary review of Safety-Kleen's analyses of the strategic alternatives to remaining independent. In addition, it assisted Safety-Kleen by identifying certain potential buyers that were subsequently contacted by William Blair and by discussing with management some of the possible strategies which might be used to enhance shareholder value were Safety-Kleen to remain independent. It was available to the Board for discussion of these strategies, but did not furnish any reports or opinions to the Board, nor did it make any presentation to the Board.

  William Blair contacted, or as a result of the August 8th press release was contacted by, 94 parties interested in considering the potential acquisition of all or part of Safety-Kleen. Confidentiality and standstill agreements were entered into with 50 potential buyers (including Philip and affiliates of Apollo and Blackstone) and, beginning on September 5, 1997, copies of a Confidential Memorandum describing Safety-Kleen and its operations were sent to such potential buyers. Each potential buyer also received a letter setting forth the deadline for submissions of preliminary indications of interest in Safety-Kleen and other bidding requirements. Pursuant to the standstill provisions of the confidentiality and standstill agreements entered into by potential buyers, such buyers agreed not to make any unsolicited offer to acquire Safety-Kleen or to take certain other actions, including purchasing any Shares, for a period of from 18 to 24 months. Because Safety-Kleen was considering various strategic alternatives, including the continued operation of Safety-Kleen as an independent company, the Board felt it was important to require that any potential buyer not only enter into a confidentiality agreement, but also agree to the standstill provisions in order to prevent such person from using Safety-Kleen's confidential non-public information to make an unsolicited offer at a later date. Further, the Board believed that the confidentiality and standstill agreements were necessary to create a stable, orderly and cooperative process in which all potential buyers would be provided information regarding Safety-Kleen on a level playing field.

  One of the potential buyers which contacted William Blair shortly after the August 8th announcement was Laidlaw Environmental. Laidlaw Environmental refused to execute the confidentiality and standstill agreement that was signed by all of the other potential buyers in the process and therefore did not receive a Confidential Memorandum. On September 24, 1997, Laidlaw Environmental delivered a letter to Safety-Kleen proposing a reverse merger in which Safety-Kleen would issue one Share for three shares of Laidlaw Environmental stock. William Blair responded to Laidlaw Environmental by repeating Safety-Kleen's request that Laidlaw Environmental execute the confidentiality and standstill agreement and participate in the process like other potential buyers.

  By early October 1997, Safety-Kleen had received 10 indications of interest from potential buyers, nine of which expressed interest in acquiring Safety-Kleen as a whole. At an Executive Committee meeting held on October 13, 1997, the Executive Committee, with the assistance of William Blair and Safety-Kleen's legal advisors, evaluated each indication of interest and selected four potential buyers to proceed to the second stage of the process. On October 16, 1997, those four potential buyers received a second letter requesting that they submit their best and highest written offer, including the price per share, proposed transaction structure and amounts and sources of funds, by November 14, 1997. The potential buyers also received a draft merger agreement and were instructed to submit their comments thereon with their written offer. Safety-Kleen's letter stated that the certainty and timing of financing would be among the factors considered in selecting a prospective purchaser.

  Shortly after the October 13th Executive Committee meeting, another potential buyer which had previously executed a confidentiality and standstill agreement submitted a preliminary indication of interest in Safety-Kleen. Members of the Executive Committee, with the assistance of Safety-Kleen's advisors, determined to invite this potential buyer to join the second stage of the process.

  The five potential buyers in the second stage of the process received access to a special "Data Room" set up by Safety-Kleen, had the opportunity to meet with management of Safety-Kleen and were able to visit various of Safety-Kleen's facilities. From October 23rd through November 11, 1997, three of the five potential buyers conducted meetings with management and visited selected facilities. The remaining two potential buyers elected not to proceed further.

  On November 3, 1997, Mr. James R. Bullock, Chairman of Laidlaw Environmental, delivered to Mr. Brinckman a letter which disclosed that Laidlaw Environmental's Board of Directors had authorized and directed senior management of Laidlaw Environmental to pursue the acquisition of all the outstanding shares of Safety-Kleen for a per share consideration of $14.00 in cash and 2.4 common shares of Laidlaw Environmental stock. The letter stated that Laidlaw Environmental was willing to execute a confidentiality agreement provided such agreement did not contain a standstill provision. The text of the letter was included in a press release that was issued by Laidlaw Environmental on November 4, 1997.

  On November 3, 1997, after receipt of Mr. Bullock's letter, Mr. Brinckman delivered a letter to Mr. Bullock requesting that Laidlaw Environmental execute a confidentiality and standstill agreement and informing Mr. Bullock that Safety-Kleen's Board of Directors would fully consider Laidlaw Environmental's proposal along with others received by Safety-Kleen. In addition, Mr. Brinckman stated that representatives of Safety-Kleen, together with its financial advisors, would meet with representatives of Laidlaw Environmental, together with its financial advisors, to discuss information concerning Laidlaw Environmental and its estimate of cost savings and synergies.

  On November 5, 1997, Mr. Bullock and a representative of Laidlaw Environmental's financial advisor met with Mr. Chalhoub, Roy D. Bullinger, Senior Vice President--Business Management and Marketing, Andrew A. Campbell, Senior Vice President--Finance, F. Henry Habicht II, Senior Vice President-- Corporate Development and Environment, John Lucks, Vice President--Industrial Marketing and Business Management, and representatives of William Blair to discuss Laidlaw Environmental's plans for Safety-Kleen, including Laidlaw Environmental's view of potential synergies that could be achieved through a combination of the two companies. Mr. Brinckman and Mr. Chalhoub stated that a substantial portion of those proposed synergies could not be achieved. This statement was based on Mr. Brinckman's and Mr. Chalhoub's belief that: (i) Laidlaw Environmental's estimate of between $30 to $45 million of annual savings from the consolidation of sales and service centers was significantly overstated because, although some Safety-Kleen branches may be closed and related facility costs and some branch management personnel expenses saved, service representatives and trucks of those branches would continue to be needed to service existing customers. Furthermore, because these service personnel and trucks would be forced to work out of branch facilities located further from their customers, the savings from such closures would be partially offset by the additional expense of transporting materials longer distances to and from customers; (ii) Laidlaw Environmental's estimate of between $14 to $24 million of annual savings from the internalization of Safety-Kleen waste into Laidlaw Environmental facilities was inconsistent with the fact that Safety-Kleen spends only approximately $4 million annually on hazardous waste incineration. Most hazardous waste materials collected by Safety-Kleen are blended into fuel that is reclaimed in cement kilms at a significantly lower cost than incineration; and (iii) Laidlaw Environmental's estimate of approximately $30 million of annual savings from reduction of corporate and head office functions was aggressive since many of those functions are essential to support Safety-Kleen's branch sales and service infrastructure.

  At the November 5th meeting, Mr. Bullock stated that Laidlaw Environmental was prepared to sign a mutual confidentiality agreement that did not contain a standstill provision. Safety-Kleen again repeated its request that Laidlaw Environmental, like every other potential buyer in the process, sign a confidentiality and standstill agreement.

  On November 7th and 11th, respectively, Philip and one of the two other remaining potential buyers informed William Blair that instead of submitting an offer by the November 14th deadline, they desired to negotiate exclusively with Safety-Kleen. Philip indicated that it was prepared to negotiate on this basis for the acquisition of all Safety-Kleen's Shares at a price of at least $26 per share (most of which would be payable in cash, with the remainder in Philip stock) while the other potential buyer indicated a range of between $24-$25 in cash in a leveraged recapitalization transaction. William Blair told these two potential buyers that the Board of Directors would consider their request at the November 14, 1997 Board meeting and told Philip that there would be a strong preference for an all cash offer. This preference reflected a Board view that, with the price of the Shares at an all-time high, it was desirable to capture the certain value represented by cash for the shareholders and allow them to redeploy their investment, rather than assuming the uncertainties of investment in a continuing enterprise. On November 12, 1997, the other remaining potential buyer elected not to proceed further.

  At an Executive Committee meeting on November 10, 1997, the Executive Committee received a progress report on the process and discussed the proposed Laidlaw Environmental offer. Management, with the assistance of William Blair, also discussed strategic alternatives such as a possible stock buy-back program and pursuing Safety-Kleen's long-term business plan, including new business developments and certain acquisitions and/or dispositions of assets.

  On November 13, 1997, Laidlaw Environmental announced that it had filed a registration statement on Form S-4 with the Commission relating to its previously announced intention to offer to acquire all outstanding Shares of Safety-Kleen. Laidlaw Environmental also delivered a notice to Safety-Kleen requesting that a special meeting of shareholders under Wisconsin law be convened in order to negate the effect of a Wisconsin statute providing that, under certain circumstances, a person acquiring more than 20% of a corporation's stock can cast only 10% of the votes to which shares in excess of 20% ownership would otherwise be entitled. On November 17, 1997, Safety-Kleen filed a lawsuit in Federal District Court for the Northern District of Illinois against Laidlaw Environmental seeking a declaratory judgment that Laidlaw Environmental violated the "gun-jumping" prohibitions of federal securities law by certain of its public announcements made before the effectiveness of the registration statement with the Commission relating to the Laidlaw Environmental shares it proposes to use in its offer for Safety-Kleen. The suit also challenged Laidlaw Environmental's asserted right under Wisconsin law to demand such a shareholders' meeting at that time.

  On November 14, 1997, the Board of Directors of Safety-Kleen received a progress report on the process and an analysis of strategic alternatives such as a possible stock buy-back program and pursuing Safety-Kleen's long-term business plan, including new business developments and certain acquisitions and/or dispositions of assets. William Blair informed the Board of the request made earlier in the week by Philip and the other remaining bidder to negotiate exclusively with Safety-Kleen. Based on subsequent conversations with Philip and such other bidder, William Blair had been informed that Philip would increase its consideration to $26.50 per share, payable all in cash, if Safety-Kleen were to negotiate exclusively with Philip, and although the other bidder might pay $25 per share, it would not increase its consideration any further.

  The Board also discussed its concerns with respect to the proposed Laidlaw Environmental offer. Those concerns included: the lower per share consideration in such offer (which, based on the closing price of Laidlaw Environmental stock on November 13, 1997, was approximately $25.71); the substantial amount of Laidlaw Environmental stock which was part of that offer and the absence of any downside protection for Safety-Kleen shareholders if the market value of such stock decreased; questions as to the liquidity of that stock in the marketplace given that a very small percentage of the outstanding Laidlaw Environmental shares trade daily; the business and financial prospects for the ongoing company in which Safety-Kleen shareholders would have a very large continuing interest, including management's views that Laidlaw Environmental would not be able to achieve the synergies it had outlined in the November 5th meeting for the reasons discussed above; the conditional nature of the financing for the proposed offer, including the execution of definitive agreements relating to a merger and the satisfactory completion of due diligence investigations; and Laidlaw Environmental's intention not to continue Safety-Kleen as a separate ongoing business, to move Safety-Kleen's Elgin headquarters (which currently employs approximately 650 persons) to South Carolina and thus reduce the number of Safety-Kleen employees.

  The Board, with the assistance of management and Blair, determined that management should negotiate exclusively with Philip provided that Philip increased its per share price to $27 in cash. Philip informed William Blair shortly after the Board meeting that it was prepared to negotiate a transaction at $27 in cash provided that the definitive agreement provided for a termination fee under certain circumstances.

  Negotiations with Philip began on November 15th and continued until November 20th. Early in the negotiations, Philip told Safety-Kleen that it desired to have Apollo and Blackstone participate in the proposed acquisition. On November 17th, Mr. Brinckman, Mr. Chalhoub and representatives of William Blair met with representatives of Apollo and Blackstone and of financial institutions invited by Philip to consider providing a portion of the funds necessary to effectuate the proposed acquisition of Safety-Kleen. Safety-Kleen and its representatives were informed that Philip, Apollo and Blackstone proposed to form a new entity, Parent, for the purpose of acquiring Safety-Kleen.

  The parties extensively negotiated the proposed Merger Agreement, including the conditions to the Merger and the provisions regarding termination events and termination fees that would be contained in the Merger Agreement. During the negotiations, on November 18 and 19, 1997, special meetings of the Board of Directors were held to report on the status of the negotiations with Philip.

  At a special meeting of the Board of Directors on November 20, 1997, William Blair and Safety-Kleen's legal advisors advised the Board of the progress of the negotiations with Philip. The Board, management and William Blair extensively discussed the proposed Philip transaction, including its structure, the participation of Apollo and Blackstone and the financing commitments. Mr. Allen Fracassi, President and Chief Executive Officer of Philip, who had asked to address the Board, summarized his expectations for the proposed Merger and confirmed Parent's intention, stated in the Merger Agreement, to maintain Safety-Kleen's principal offices in Elgin, Illinois and to maintain Safety-Kleen's charitable commitments and community relations. He also informed the directors that Parent intended to maintain Safety-Kleen as an ongoing business and not to absorb its operations into Philip.

  Legal counsel reviewed the applicable legal principles and the form of the Merger Agreement presented for Board approval. The Board and its advisors also discussed the terms of the commitment letter from the financial institutions contacted by Philip to provide the necessary financing, as well as the equity commitment letter executed by Philip, Apollo and Blackstone and including the qualifications and conditions of such commitments. Copies of the latest draft of the Merger Agreement and letters evidencing such commitments, and related term sheets, had previously been distributed to the Board. William Blair then rendered to the Board its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated November 20, 1997) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be received by the holders of Shares in the Merger is fair to such holders from a financial point of view, and reviewed with the Board the financial analyses performed by it in connection with its opinion (see "--Opinions of Financial Advisor--November 20, 1997 Opinion"). The Board also considered the fact that Parent had advised the Board that it looked forward to beginning discussions regarding the participation by current management in the equity of the Surviving Corporation through stock option or similar plans and the potential investment by Safety-Kleen management in Parent. The Board's consideration of such possible participation was part of its consideration of the effects of the Merger Agreement on Safety-Kleen's employees. Under Wisconsin law, directors, in discharging their duties to the corporation and in determining what they believe to be in its best interests, in addition to considering the interests of shareholders, may consider, among other factors, the effects of proposed actions on employees. In addition, the Board considered the fact that Mr. Jannotta, a director of Safety-Kleen, is a Senior Director of William Blair.

  For the reasons summarized above and taking into consideration the factors listed under "--Reasons for the Merger; Recommendation of Board of Directors" below, and on the basis of the advice of William Blair and its legal counsel, the Board voted unanimously to accept the offer from Parent on the grounds that it was fair to, and in the best interests of, Safety-Kleen's shareholders and was the best offer available at the end of a comprehensive process of exploring strategic alternatives.

  Immediately following the Board meeting, Safety-Kleen, Parent and Purchaser entered into the Merger Agreement. Safety-Kleen and Philip also issued press releases announcing the Merger.

  Later that day, Mr. Bullock of Laidlaw Environmental delivered a letter to Safety-Kleen advising Safety-Kleen of the Revised Laidlaw Environmental Exchange Offer. The letter disclosed that: (i) the $15 cash portion would be reduced by any incremental costs, such as break-up fees, new severance arrangements and other expenses Safety-Kleen might have incurred in connection with its agreement with Philip and others; and (ii) the stock portion would be equal to $15 divided by the weighted average trading price for Laidlaw Environmental shares for 10 days selected by lot from the 20 trading days ending three business days immediately prior to the closing, provided that such number of shares shall not be less than 2.8 nor greater than 3.5. The text of the letter was included in a press release that was issued by Laidlaw Environmental on November 20, 1997. On November 21, 1997, Safety-Kleen confirmed in a press release that it would respond, in due course, to Laidlaw Environmental's amended proposed offer to acquire Safety-Kleen.

  At a November 24, 1997 special meeting of the Board of Directors, the Board, with the assistance of William Blair and its legal counsel, reviewed the November 20, 1997 letter from Mr. Bullock regarding the Revised Laidlaw Environmental Exchange Offer. The Board noted that Laidlaw Environmental had improved its proposal to what it stated to be a $30 per share offer. In its preliminary evaluation of that revised offer, the Board and its advisors discussed, among other things: (i) anticipated deductions from the cash portion of that purchase price; (ii) factors reducing the value of the stock of Laidlaw Environmental, including, among other things: (a) the sustainability of Laidlaw Environmental's present market multiple and the impact on that multiple of Laidlaw Environmental's proposed combination with Safety-Kleen; (b) the effects both in terms of dilution and market impact of the issuance of approximately 162 million to 202 million Laidlaw Environmental shares in connection with its proposed combination with Safety-Kleen; and (c) Safety-Kleen management's views, based on the explanation to Safety-Kleen's management by Mr. Bullock at the November 5th meeting between them, that Laidlaw Environmental would not be able to achieve a significant portion of the $100 million to $130 million of synergies it outlined in its revised offer; and (iii) the conditional nature of the financing for the revised offer. The Board also again noted the impact that Laidlaw Environmental's stated intention to move Safety-Kleen's Elgin headquarters (which currently employs approximately 650 persons) to South Carolina would have on Safety-Kleen's employees and the surrounding communities.

  During the Board's review, a letter dated November 24, 1997 was received from Parent expressing its views on the Revised Laidlaw Environmental Exchange Offer. That letter stated that Parent does not believe the Revised Laidlaw Environmental Exchange Offer constitutes a Superior Proposal (as that term is defined in the Merger Agreement), or provided any indication that Laidlaw Environmental is reasonably likely to make a Superior Proposal. See "The Merger Agreement--No Solicitations of Proposals." Parent concluded in such letter that it would not be appropriate for Safety-Kleen to engage in discussions or negotiations with Laidlaw Environmental. Parent's interest in acquiring Safety-Kleen pursuant to the Merger Agreement (and its interest in avoiding termination of the Merger Agreement in favor of the Revised Laidlaw Environmental Exchange Offer) is different from the interests of Safety-Kleen shareholders as sellers of their Shares pursuant to the Merger Agreement.

  The Board determined to meet again to further discuss the Revised Laidlaw Environmental Exchange Offer and authorized William Blair to continue its analysis of such revised offer and to report on such analysis at the next Board meeting.

  On November 24, 1997, Laidlaw Environmental answered the complaint filed by Safety-Kleen on November 17th with the United States District Court for the Northern District of Illinois, denying liability and asserting several defenses. In addition, Laidlaw Environmental and its subsidiary filed counterclaims against Safety-Kleen and its directors. The counterclaims seek a declaratory judgment that Safety-Kleen is required to hold a special meeting under Wisconsin law, and assert claims against Safety-Kleen for violation of certain Wisconsin statutes pertaining to furnishing of shareholder lists and takeovers, and against the directors for breach of fiduciary duty in failing to negotiate with Laidlaw Environmental, and for failure to amend the Rights Agreement, and a derivative claim for corporate waste. Safety-Kleen believes that the Laidlaw Environmental counterclaim is without merit and intends to contest such action vigorously on behalf of Safety-Kleen and the Board of Directors.

  On December 4, 1997, the Federal District Court for the Northern District of Illinois ruled that Laidlaw Environmental can seek the approval of Safety-Kleen shareholders at a special meeting to restore voting power to Shares that Laidlaw Environmental may acquire in excess of 20% of the outstanding Shares. The Court has also scheduled a preliminary hearing for January 28, 1998 on Laidlaw Environmental's request that the Rights Agreement be amended to make it inapplicable to the Revised Laidlaw Environmental Exchange Offer and that the Court void the termination fee and certain other provisions of the Merger Agreement.

  On December 8, 1997, at a special meeting of the Board of Directors, the Board set January 9, 1998 as the date for a special meeting of its shareholders to consider and vote upon a proposal by Laidlaw Environmental to restore full voting power to any Shares that Laidlaw Environmental may acquire in excess of 20% of the outstanding Shares. The Board also determined to take no position concerning the vote on such restoration of voting power and not to solicit proxies in connection with such vote. The record date for determination of shareholders entitled to notice of and to vote at the special meeting was fixed as December 19, 1997.

  On December 20, 1997, the Board met to consider the Revised Laidlaw Environmental Exchange Offer. The Board, with the assistance of its advisors, discussed in detail the factors listed under "--Reasons for the Merger; Recommendation of Board of Directors--December 20th Board Meeting" below. William Blair then rendered to the Board its oral opinion (which was subsequently confirmed by delivery of a written opinion dated December 20,
1997) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, William Blair does not have a basis for concluding that the Revised Laidlaw Environmental Exchange Offer is superior to the Merger from a financial point of view, and reviewed with the Board the financial analyses performed by it in connection with its opinion (see "--Opinions of Financial Advisor--December 20, 1997 Opinion").

  After taking into consideration the factors listed under "--Reasons for The Merger; Recommendation of the Board of Directors--December 20th Board Meeting," and on the basis of the advice of William Blair and its legal counsel, the Board (with one director absent due to illness) unanimously recommended that all shareholders of Safety-Kleen reject the Revised Laidlaw Environmental Exchange Offer and not tender their Shares pursuant to such offer. The Board also unanimously (with one director absent due to illness) reaffirmed its determination that the terms of the Merger Agreement are in the best interests of Safety-Kleen and its shareholders.

REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS

  November 20th Board Meeting. At its meeting on November 20, 1997, the Board unanimously determined, among other things, that the transactions contemplated by the Merger Agreement, including the Merger and the transactions contemplated thereby, taken together, are fair to, and in the best interests of, the shareholders of Safety-Kleen. THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT OR THE ENCLOSED GOLD PROXY CARD.

  The Board's decision to enter into the Merger Agreement was based, in large part, upon balancing the risks and benefits of the Merger against the risks and benefits of the other strategic alternatives available to Safety-Kleen. Of the strategic alternatives available to Safety-Kleen, the Merger was deemed by the Board to be the alternative which would yield the best results to the shareholders of Safety-Kleen from a financial point of view. See "--Background of the Merger."

  In the course of reaching its decision to approve the Merger Agreement and the Merger, the Board consulted with Safety-Kleen's legal counsel and William Blair and, applying the Board's familiarity with Safety-Kleen's business, financial condition, prospects, current business strategy and opportunities and Safety-Kleen's position in its industries, considered a number of factors, including, among others, the following:

    (i) presentations by Safety-Kleen's management relating to Safety-Kleen's financial performance and future opportunities and prospects, including a review of current financial performance, a preliminary report on a possible acquisition, possible writeoffs, progress in new businesses such as comprehensive services involving treatment and recycling of aqueous cleaning solutions and metal working and other fluids, and provision of services through its Total Environmental Activity Management approach;

    (ii) the presentation of William Blair at the November 20, 1997 Board meeting and the written opinion of William Blair dated November 20, 1997 that, based upon and subject to the matters set forth therein and as of the date thereof, the cash consideration to be received by Safety-Kleen's shareholders in the Merger was fair to Safety-Kleen's shareholders from a financial point of view. See "--Opinions of Financial Advisor";

    (iii) the fact that William Blair contacted a substantial number of potential bidders over an extended period of time in a process designed to elicit third party proposals to acquire Safety-Kleen and enhance shareholder value and that participants in such process had been afforded sufficient time and information to submit such a proposal had they wished to do so;

    (iv) the Board's review, based in part on presentations by Safety-Kleen's management and financial advisors, of alternatives to the Merger, including a stock buy-back program, acquisitions and dispositions, and the fact that none of such alternatives, even if successfully carried to completion, would have resulted in a per share consideration payable to the holders of Shares as high as the consideration payable in the Merger;

    (v) the lower proposed cash and stock offer by Laidlaw Environmental in the stated amount of $26 per Share and the Board's concerns with respect to that offer discussed under "--Background of the Merger";

    (vi) historical market prices and trading information for Safety-Kleen's Shares, including the fact that the $27.00 cash price represents a premium of approximately 52% over the closing price of $17.81 per Share on August 7, 1997, the last trading day prior to the public announcement that Safety-Kleen was considering strategic alternatives and had retained William Blair;

    (vii) the terms and conditions of the Merger Agreement, including (i) those relating to the fee of $50.0 million and/or expense reimbursements (for documented out of pocket expenses and fees incurred in connection with the Merger up to a maximum of $25.0 million) to Parent payable upon termination of the Agreement as a result of, among other things, Safety-Kleen accepting a competing offer that is more favorable to Safety-Kleen's shareholders; and (ii) those relating to the ability of the Board to consider unsolicited offers from third parties prior to the effectiveness of the Merger; and

    (viii) the interest of Parent in enhancing all of Safety-Kleen's businesses, its knowledge of Safety-Kleen's markets and customers and its intent to continue Safety-Kleen as an ongoing business and not absorb its operations into Philip, to maintain Safety-Kleen's principal office in Elgin; and Parent's intent to preserve Safety-Kleen's relationship with its employees and to maintain Safety-Kleen's charitable commitments and community investment.

  The foregoing describes all material factors considered and given weight by the Board in connection with its decision to approve the Merger and the Merger Agreement. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weight to different factors.

  December 20th Board Meeting. At its meeting on December 20, 1997, the Board (with one director absent due to illness) unanimously (i) recommended that all shareholders of Safety-Kleen reject the Revised Laidlaw Environmental Exchange Offer and not tender their Shares pursuant to the Merger and (ii) reaffirmed its determination that the terms of the Merger Agreement are in the best interest of Safety-Kleen and its shareholders.

  In the course of reaching its determination with respect to the Revised Laidlaw Environmental Exchange Offer and its decision to reaffirm its November 20th determination that the terms of the Merger Agreement are in the best interest of Safety-Kleen and its shareholders, the Board consulted with Safety-Kleen's legal counsel and William Blair and considered a number of factors, including, among others, the following:

    (i) the review by Safety-Kleen's legal counsel of the provisions of the Merger Agreement relating to the ability of Safety-Kleen to furnish information to, and participate in discussions or negotiations with, a person making an unsolicited offer for Safety-Kleen if (x) the Board shall conclude in good faith, after consultation with its financial advisor, that such person has made or is reasonably likely to make a bona fide acquisition proposal for a transaction more favorable to Safety-Kleen's shareholders from a financial point of view than the transactions contemplated by the Merger Agreement, and (y) in the opinion of the Board, only after receipt of advice from independent legal counsel to Safety-Kleen, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board to violate its fiduciary duties to Safety-Kleen's shareholders under applicable law, and, related to that review:

      (a) the presentation by William Blair concerning Safety-Kleen, Laidlaw Environmental and the financial aspects of the Revised Laidlaw Environmental Exchange Offer and the written opinion of William Blair to the effect that, as of December 20, 1997, William Blair does not have a basis for concluding that the Revised Laidlaw Environmental Exchange Offer is superior to the Merger from a financial point of view (such opinion having been expressed after review of the other factors referred to herein and various financial criteria used in assessing the Revised Laidlaw Environmental Exchange Offer, and having been based on various assumptions and subject to various limitations reviewed for the Board as part of William Blair's presentation). See "--Opinions of Financial Advisor--December 20, 1997 Opinion" below; and

      (b) the advice of Safety-Kleen's legal counsel that, in light of the presentation by William Blair and the other factors considered by the Board, failure to provide information or access to, or participate in discussions or negotiations with Laidlaw Environmental, would not cause the Board to violate its fiduciary duties to Safety-Kleen's shareholders under applicable law;

    (ii) the presentation by Safety-Kleen's legal counsel of the Board's fiduciary duties under applicable law, summarizing previous such presentations that the Board had received in the course of its process of considering Safety-Kleen's strategic alternatives, and the written opinion of Safety-Kleen's special Wisconsin counsel that, subject to the limitations and qualifications expressed therein, Safety-Kleen's directors may take into account how a proposed transaction will affect other constituencies, in addition to the shareholders of Safety-Kleen, in carrying out their fiduciary duties; and that Wisconsin's business judgment rule would be applicable to their judgment;

    (iii) the fact that the value of the cash portion of the Revised Laidlaw Environmental Exchange Offer is significantly less than $15 per Share due to the stated but unfixed deductions for certain termination fees and expenses, new severance agreements and certain other expenses, and that as to the portion of such deductions for such termination fees and expenses and such severance agreements, Laidlaw Environmental had filed soliciting material with the Commission estimating such deductions at from $1.28 to $2.14 per Share; and the advice of Safety-Kleen's legal counsel that the provisions of the Merger Agreement relating to termination fees and expenses, the new severance agreements and other expenses are valid and binding on Safety-Kleen;

    (iv) the fact that the value of the stock portion of the Revised Laidlaw Environmental Exchange Offer could be materially and adversely affected by, among other things: (a) the pricing collar on the exchange ratio under which shareholders of Safety-Kleen would have no downside protection in the event that the average price of Laidlaw Environmental's common stock used in determining the exchange ratio is less than $4.29 per share (particularly given the fact that Laidlaw Environmental's common stock closed below $4.29 on December 10th, 11th, 17th and 18th); and (b) the absence of any assurance that Laidlaw Environmental's common stock, when ultimately received by holders of Shares, would have a market value of, or could be sold for the price of, Laidlaw Environmental's common stock used in determining the Exchange Ratio;

    (v) the uncertain value of Laidlaw Environmental's common stock, including uncertainties resulting from:

      (a) the views of Safety-Kleen's management, based on the explanation given to Safety-Kleen's management by Mr. Bullock at the November 5th meeting between them, that Laidlaw Environmental would not be able to achieve a significant portion of the $100 million to $130 million of synergies it outlined in the Revised Laidlaw Environmental Exchange Offer, and the dilutive impact to Laidlaw Environmental's earnings per share that would result from the inability to achieve those synergies;

      (b) the risks related to the ability of Laidlaw Environmental, which was formed through the purchase by Rollins Environmental Services, Inc. of all of Laidlaw Inc.'s hazardous and industrial waste operations on May 15, 1997, to assimilate the operations of Safety-Kleen and to integrate the departments, systems and procedures of Safety-Kleen;

      (c) the fact that Laidlaw Environmental's common stock has, in the past, traded at a premium to relevant multiples of "comparable" companies, and there is no assurance that this trading range can be maintained for shares of Laidlaw Environmental's common stock that would be received by Safety-Kleen's shareholders in the Revised Laidlaw Environmental Exchange Offer;

      (d) the fact that the Revised Laidlaw Environmental Exchange Offer would result in an entity that has significantly more debt than does Laidlaw Environmental currently, which would make Laidlaw Environmental particularly susceptible to adverse changes in its industry, the economy and the financial markets generally; and

      (e) the risks of material adverse impact on the value of Laidlaw Environmental's common stock resulting from the issuance of approximately 162 million to 202 million shares of Laidlaw Environmental's common stock in connection with the Revised Laidlaw Environmental Exchange Offer, as well as the substantial overhang from the 121 million shares of Laidlaw Environmental's common stock owned by Laidlaw Inc. and the $350 million 5% convertible debenture due 2009 (the "Laidlaw Convertible Debenture") issued by Laidlaw Environmental that may be converted at the option of Laidlaw Inc. into Laidlaw Environmental's common stock at a conversion price of $3.75 per share beginning in 2002;

    (vi) the fact that Laidlaw Environmental's commitment letter with respect to the financing of the Revised Laidlaw Environmental Exchange Offer is subject to numerous conditions, including the execution of definitive agreements relating to a merger and its exchange offer and the satisfactory completion of due diligence examinations and a comparison of those conditions to the conditions of the Merger Agreement;

    (vii) the fact that Laidlaw Environmental's Pro Forma Financial Information disclosed in its Registration Statement on Form S-4, as amended, does not fairly allocate the purchase price so as to comply with generally accepted accounting principles. A review of Laidlaw
  Environmental's allocation discloses that:

      (a) Laidlaw Environmental's Pro Forma Financial Information reflects an adjustment of $1.3 billion, writing up "certain Safety-Kleen property, plant and equipment to fair value," stated to be allocated "primarily [to] buildings, land, improvements and processing equipment". This write-up increases Safety-Kleen's net property, plant and equipment from $629,561,000 to $1,925,205,000 and records related depreciation expense of $32,392,000, using a 40 year estimated life for the entire write-up. It appears to make little, if any, allocation to machinery and equipment, autos and trucks, and leasehold improvements; and

      (b) Laidlaw Environmental's Pro Forma Combined Balance Sheet reflects no purchase price allocation to identifiable intangible assets, notwithstanding the fact that Safety-Kleen has significant identifiable intangible assets including a publicly disclosed total of 400,000 customers, and software.

    The Board was advised that a reasonable allocation using the assumptions set forth below produces a materially greater loss in combined continuing operations, both before and after tax, and has a material negative impact on pro forma combined tangible net worth. Such assumptions were:

      (1) original cost, disclosed in Safety-Kleen's 1996 Annual Financial Statements, for Safety-Kleen's property, plant and equipment and equipment at customers (on the assumption that appraisal would restore those depreciated assets to that level);

      (2) a value of approximately $300 million (calculated at an approximate per customer purchase price derived from publicly available information on number of customers and price paid for customers in recent Safety-Kleen acquisitions); and

      (3) the following useful lives (derived as reasonable estimates from Safety-Kleen's publicly disclosed accounting policies (taking into account the fact that property, plant and equipment is used): equipment at customers--10 years, buildings and improvements--30 years, leasehold improvements--10 years, machinery and equipment--10 years, autos and trucks--4 years, goodwill--40 years, customer lists--6 years, software--10 years.


    (viii) the uncertainty as to the completion and timing of the Revised Laidlaw Environmental Exchange Offer and any subsequent merger with Safety-Kleen pursuant to which Laidlaw Environmental would acquire any remaining Shares that it does not own (such merger is sometimes referred to herein as the "Back-End Merger");

    (ix) the fact that Safety-Kleen's shareholders' exposure to the impact of environmental liabilities would increase if the Revised Laidlaw
  Environmental Exchange Offer were consummated because of differences between their respective environmental services businesses:

      (a) Safety-Kleen is in the reclamation and resource recovery part of the hazardous waste business--i.e., collection, storage and processing of hazardous wastes without underground storage;

      In contrast, Laidlaw Environmental is in the landfills and incinerators part of the hazardous waste business--i.e., collection of hazardous waste for burning or burying in hazardous waste landfills; this sector presents greater long term liability risk since these landfills will contain hazardous waste in perpetuity;

      (b) For 230 facilities, Safety-Kleen provides financial assurance for closure and post-closure care of $76.1 million, most of which is covered on the strength of its balance sheet, and current reserves, based on its actual experience in closing its own sites, of $49.2 million for remedial cleanup work, superfund site liability, and closure activities;

      In contrast, for 85 facilities, Laidlaw Environmental, based on its 1997 Form 10-K, is required to provide financial assurance of more than $450 million, which it cannot satisfy on the strength of its balance sheet, and must satisfy based on letters of credit, purchased insurance or guarantees from its parent, Laidlaw Inc. Notwithstanding its financial assurance obligation and its financial statement disclosure that it expects to spend $280 million on environmental liabilities, Laidlaw Environmental has reserved only $183.1 million for environmental liabilities; and

      (c) the statements in various analysts' reports, reflecting Laidlaw Inc.'s management's stated goal of deconsolidating with Laidlaw Environmental;

    (x) the fact that if the Revised Laidlaw Environmental Exchange Offer and the Back-End Merger were consummated, Laidlaw Inc. would own between 32% and 36% of Laidlaw Environmental (without taking into account the Laidlaw Convertible Debenture) and, therefore, would be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporation transactions; and

    (xi) the fact that Laidlaw Environmental has stated its intention to move Safety-Kleen's Elgin headquarters to South Carolina and reduce Safety-Kleen's work force and the adverse impact that would have on Safety-Kleen's employees.

  The foregoing describes all material factors considered and given weight by the Board in connection with its evaluation of the Revised Laidlaw Environmental Exchange Offer. In view of the variety of factors considered in connection with its evaluation of the Revised Laidlaw Environmental Exchange Offer, the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendation. In addition, individual members of the Board may have given different weight to different factors. The Board viewed its position and recommendation as being based on the totality of the information presented to and considered by it.

OPINIONS OF FINANCIAL ADVISOR

  General. Safety-Kleen retained William Blair to act as its financial advisor in connection with Safety-Kleen's exploration of strategic alternatives for enhancing shareholder value. No limitations were imposed by the Safety-Kleen Board of Directors upon William Blair with respect to the investigations made or the procedures followed by it in rendering its opinions to the Board. William Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. Safety-Kleen retained William Blair as its financial advisor on the basis of William Blair's experience and expertise in transactions similar to the Merger, its reputation in the investment banking community and its existing investment banking relationship with Safety-Kleen. Edgar D. Jannotta, Sr., a Senior Director of William Blair, serves as a member of the Board of Directors of Safety-Kleen.

  Set forth below is a description, in summary form, of the principal elements of the analyses made by William Blair in arriving at its opinions. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the Merger and add to the total mix of information available. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinions. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  November 20, 1997 Opinion. At the November 20, 1997 meeting of the Safety-Kleen Board of Directors, William Blair rendered its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated November 20, 1997) that, as of such date, and based upon and subject to the factors and assumptions set forth in such opinion, the consideration to be received by Safety-Kleen's shareholders in the Merger is fair to Safety-Kleen's shareholders from a financial point of view. The full text of William Blair's opinion to Safety-Kleen's Board of Directors dated as of November 20, 1997 is attached hereto as Annex B and is incorporated herein by reference and should be read in its entirety in connection with this Proxy Statement. The following summary of William Blair's opinion is qualified in its entirety by reference to the full text of William Blair's opinion. William Blair's opinion was addressed to the Safety-Kleen Board of Directors for the purposes of its evaluation of the Merger and does not constitute a recommendation to any Safety-Kleen shareholder as to how such shareholder should vote at the Special Meeting.

  In connection with its opinion, William Blair reviewed a final draft of the Merger Agreement, as well as certain financial and other information that was publicly available or furnished to William Blair by Safety-Kleen, Philip, Apollo and Blackstone, including certain internal financial analyses, financial forecasts, reports and other information prepared by the management of Safety-Kleen. William Blair held discussions with members of management of Safety-Kleen concerning Safety-Kleen's historical and current operations, financial condition and prospects. In addition, William Blair (i) compared the financial position and operating results of Safety-Kleen with those of publicly traded companies William Blair deemed relevant for its opinion; (ii) compared certain financial terms of the Merger to certain financial terms of other selected business combinations William Blair deemed relevant for its opinion; and (iii) conducted such other financial studies, analyses and investigations and reviewed such other factors as William Blair deemed appropriate for the purposes of rendering its opinion.

  In rendering its opinion, William Blair relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources and that was provided to William Blair by Safety-Kleen. With respect to the financial projections supplied to William Blair, William Blair assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of the management of Safety-Kleen as to the future operating and financial performance of Safety-Kleen. William Blair's opinion relates to financial fairness only; no opinion is expressed as to the appropriateness of the financial structure or as to the soundness of the financial condition of Safety-Kleen subsequent to the Effective Time. William Blair did not assume any responsibility for making any independent evaluation of Safety-Kleen's assets or liabilities or for making any independent verification of any of the information reviewed by William Blair.

  William Blair's opinion was necessarily based on economic, market, financial and other conditions as they existed on November 20, 1997, the date of William Blair's opinion, and on the information made available to William Blair as of such date. It should be understood that, although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm William Blair's opinion. The following is a summary of the material factors considered and principal financial analyses performed by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Safety-Kleen the assumptions upon which such analyses were based, and other factors.

  Summaries of Valuation Analyses. In connection with its opinion and the presentation of its opinion to the Board of Directors of Safety-Kleen, William Blair performed certain valuation analyses, including: (i) a comparison with comparable publicly traded companies, (ii) a discounted cash flow analysis,
(iii) an analysis of certain comparable acquisitions and (iv) a premium analysis. Such analyses are summarized below.

  Analysis of Certain Publicly Traded Companies. William Blair reviewed and compared certain financial information relating to Safety-Kleen to corresponding financial information, ratios and public market multiples for ten publicly traded companies in the environmental services industry. Six of these companies are solid waste management companies (the "Solid Waste Comparables") and four are in the industrial waste management industry (the "Industrial Waste Comparables"). The Solid Waste Comparables are (i) Allied Waste Industries, Inc., (ii) Browning-Ferris Industries, Inc., (iii) USA Waste Services, Inc.,
(iv) Waste Management, Inc., (v) Waste Management International plc and (vi) Wheelabrator Technologies Inc. The Industrial Waste Comparables are (i) Clean Harbors, Inc., (ii) Envirosource, Inc., (iii) Laidlaw Environmental and (iv) Philip. William Blair selected these companies because they are publicly traded companies which William Blair deemed most comparable to Safety-Kleen's operations and financial condition. Although William Blair compared the trading multiples of the selected companies at the date of William Blair's opinion to the implied purchase multiples of Safety-Kleen, none of the selected companies is identical to Safety-Kleen. The per Share price calculations based on such multiples ranged from $21.61 to $29.07 per Share.

  Among the information considered were revenue, operating income ("EBIT"), earnings before interest, taxes, depreciation and amortization ("EBITDA"), net income, earnings per share ("EPS"), gross profit margins, EBIT margins and net income margins, growth in revenues and net income, return on assets and equity, and capital structure. The multiples and ratios for Safety-Kleen and the comparable companies were based on the most recent publicly available financial information and on EPS estimates for 1997 and 1998 from First Call Corporation, and the closing share prices as of November 14, 1997.

  William Blair observed that the multiples of common stock share price ("Price") to EPS, as well as multiples of market value plus book value of total debt (including minority interests and preferred stock) less cash and equivalents ("Enterprise Value") to revenues, EBIT and EBITDA implied by the terms of the Merger compared favorably, from Safety-Kleen's perspective, to the median of the corresponding multiples of the comparable companies. Specifically, the terms of the Merger implied 1.9x latest twelve month ("LTM") revenues, 15.8x LTM EBIT and 9.4x LTM EBITDA. By comparison, the analysis of selected environmental service companies resulted in a median multiple of 1.9x for Enterprise Value to LTM revenues, 16.2x for Enterprise Value to LTM EBIT and 7.7x for Enterprise Value to LTM EBITDA. The analysis of selected environmental service companies also resulted in a median multiple of 22.8x for the Price to LTM EPS, 19.4x for Price to estimated calendar 1997 EPS and 16.7x for Price to estimated calendar 1998 EPS. The terms of the Merger implied 26.3x for Price to LTM EPS, 25.5x for Price to estimated fiscal 1997 EPS and 22.3x for Price to estimated fiscal 1998 EPS.

  Discounted Cash Flow Analysis. Using a discounted cash flow ("DCF") analysis, William Blair estimated the net present value of the unleveraged free cash flows that Safety-Kleen could produce on a stand-alone basis over a five year period from 1998 to 2002. In estimating these cash flows the management of Safety-Kleen made certain assumptions about the operating performance of Safety-Kleen over the five year period. Such assumptions included assumptions regarding unit growth and pricing in the markets in which Safety-Kleen competes, drum volume for hazardous waste, lube oil pricing, developments in the hazardous waste industry, and U.S. and international economic conditions. Without limitation, these cash flow estimates assumed that certain possible changes or developments in Safety-Kleen's business, which could potentially favorably impact value, would not affect cash flow during such period. In calculating the "terminal value", William Blair assumed multiples of Enterprise Value to EBITDA ranging from 6.0x to 8.0x, which multiples William Blair believed to be appropriate for such an analysis. The annual and terminal free cash flows were discounted to determine a net present value of the unleveraged equity value of Safety-Kleen. Discount rates in a range of 10.0% to 12.0% were chosen based upon an analysis of the weighted average cost of capital of the publicly traded comparable group of companies described above. The DCF analysis indicated a valuation of the equity of Safety-Kleen of between $1.5 billion to $1.8 billion, or $25.58 to $30.35 per share. As a result, William Blair believes that the price to be paid on the Merger compares favorably, from Safety-Kleen's perspective, to the values indicated by the DCF analysis.

  Comparable Acquisitions. William Blair performed an analysis of selected recent merger or acquisition transactions in the environmental services industry. The selected transactions were chosen based on William Blair's judgment that they were generally comparable, in whole or in part, to the proposed transaction. In total William Blair examined twenty transactions that were announced between September 10, 1993 and June 19, 1997 involving certain environmental services companies. The selected transactions were not intended to be representative of the entire range of possible transactions in the environmental services industry. Although William Blair compared the transaction multiples of these companies to the implied purchase multiples of Safety-Kleen, none of the selected companies is identical to Safety-Kleen.

  William Blair reviewed the consideration paid in such transactions in terms of the Enterprise Value of such transactions as a multiple of revenues, EBIT and EBITDA for the latest twelve months prior to the announcement of such transactions. Additionally, William Blair reviewed the consideration paid in such transactions in terms of the price paid for the common stock ("Equity Purchase Price") of such transactions as a multiple of net income for the twelve months prior to the announcement of such transactions. William Blair observed that the multiples of Equity Purchase Price to net income, as well as multiples of Enterprise Value to revenues, EBIT and EBITDA implied by the terms of the Merger compared favorably, from Safety-Kleen's perspective, to the median of the corresponding multiples of the comparable acquisitions.

  Such analysis of the twenty acquisitions in the environmental services industry resulted in a median multiple of 1.4x for Enterprise Value to LTM revenues, 14.9x for Enterprise Value to LTM EBIT, 8.7x for Enterprise Value to LTM EBITDA and 23.3x for Equity Purchase Price to LTM net income. In contrast, the implied purchase multiples for Safety-Kleen were 1.9x for Enterprise Value to LTM revenues, 15.8x for Enterprise Value to LTM EBIT, 9.4x for Enterprise Value to LTM EBITDA and 26.3x for Equity Purchase Price to LTM net income.

  Premium Analysis. In addition to evaluating multiples paid in transactions in the environmental services industry, William Blair considered, for twenty-two industrial transactions which were announced from March 29, 1996 to September 29, 1997 and whose Enterprise Value ranged from $790.7 million to $2.8 billion, the premiums paid over each company's stock price prior to the announcement of a transaction. The median premium paid in those transactions was 45.7%, 42.8% and 28.7%, respectively, over each company's stock price one month, one week and one day before each respective announcement. In contrast, the premium paid over the price of the Shares on July 8, 1997, August 1, 1997 and August 7, 1997 or one month, one week and one day, respectively, prior to the announcement that Safety-Kleen was evaluating strategic alternatives, was 56.5%, 53.2% and 51.6%, respectively. As a result, William Blair believes that the premium paid over the price of the Shares compares favorably, from Safety-Kleen's perspective, to the values indicated by the premium analysis.

  December 20, 1997 Opinion. On December 20, 1997 the Safety-Kleen Board of Directors requested William Blair's opinion as to the superiority, from a financial point of view, of the consideration which would be received pursuant to the terms of the Revised Laidlaw Environmental Exchange Offer as compared with the Merger. Based on the advice of Safety-Kleen's counsel, William Blair made that comparison based on their respective anticipated values from a financial point of view as of consummation.

  At the December 20, 1997 meeting of the Safety-Kleen Board of Directors, William Blair rendered its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated as of December 20, 1997) that, as of such date, and based upon and subject to the factors and assumptions set forth in such written opinion, William Blair does not have a basis for concluding that the Revised Laidlaw Environmental Exchange Offer is superior to the Merger from a financial point of view. The full text of William Blair's opinion to the Safety-Kleen Board of Directors dated as of December 20, 1997 is attached hereto as Annex C and is incorporated herein by reference and should be read in its entirety in connection with this Proxy Statement. The following summary of William Blair's opinion is qualified in its entirety by reference to the full text of William Blair's opinion. William Blair's opinion was addressed to the Safety-Kleen Board of Directors for the purposes of its evaluation of the Revised Laidlaw Environmental Exchange Offer and does not constitute a recommendation to any Safety-Kleen shareholder as to how such shareholder should vote at the Special Meeting.

  In connection with William Blair's review of the Revised Laidlaw Environmental Exchange Offer and the Merger and the preparation of its opinion, William Blair: (a) reviewed the terms and conditions of the Merger Agreement and the financial terms as set forth in the Merger Agreement and the Preliminary Proxy Statement dated November 26, 1997 filed by Safety-Kleen with the Commission; (b) reviewed the terms and conditions of the Revised Laidlaw Environmental Exchange Offer and the financial terms as set forth in Amendment No. 2 to the Registration Statement on Form S-4 filed by Laidlaw Environmental with the Commission on December 16, 1997 with respect to the Revised Laidlaw Environmental Exchange Offer (the "Registration Statement"); (c) analyzed the historical revenue, operating earnings, net income, dividend capacity and capitalization of both Laidlaw Environmental and certain other publicly held companies that William Blair believes to be comparable to Laidlaw Environmental; (d) analyzed certain publicly available financial and other information relating to Laidlaw Environmental and the unaudited pro forma combined financial information in the Revised Laidlaw Environmental Exchange Offer and performed a sensitivity analysis on such pro forma financial information based upon variable synergy assumptions; (f) reviewed the historical market prices and trading volume of the common stock of Laidlaw Environmental as well as its stock ownership and analyzed factors which could influence the trading price of the common stock of Laidlaw Environmental on the anticipated closing date for the Revised Laidlaw Environmental Exchange Offer;
(g) together with Safety-Kleen's management met with Mr.

Bullock, Chairman of Laidlaw Environmental; and (h) performed such other analyses as William Blair deemed appropriate.

  William Blair's opinion with respect to the Revised Laidlaw Environmental Exchange Offer reflects only limited access to Laidlaw Environmental management and no access to internal Laidlaw Environmental projections. Upon consummation of either the Merger or the Revised Laidlaw Environmental Exchange Offer, Safety-Kleen will pay William Blair a transaction fee. The amount of such fee increases as the consideration received by Safety-Kleen's shareholders increases.

  In rendering its opinion, William Blair assumed that the Merger or the Revised Laidlaw Environmental Exchange Offer would be consummated on the terms described in the Merger Agreement or the Registration Statement, respectively, without any waiver of any material terms or conditions by Safety-Kleen and that obtaining the necessary regulatory approvals for the Merger or the Revised Laidlaw Environmental Exchange Offer would not have an adverse effect on Safety-Kleen.

  William Blair's opinion was necessarily based on economic, market, financial and other conditions as they existed on December 20, 1997, the date of its opinion, and on the information available to William Blair as of such date. It should be understood that, although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. The following is a summary of the material factors considered and principal financial analyses performed by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the Board of Directors of Safety-Kleen the assumptions upon which such analyses were based.

  Factors Considered and Summary of Analyses Performed. In connection with its opinion and the presentation of its opinion to the Board of Directors of Safety-Kleen, William Blair reviewed certain factors and performed certain analyses, including: (i) a comparison of the current purported nominal value of the Revised Laidlaw Environmental Exchange Offer with the $27.00 per share cash consideration in the Merger; (ii) an assessment of the factors which could influence the trading price of the Laidlaw Environmental common stock between the time of announcement of a transaction with Laidlaw Environmental and closing; and (iii) a discounted cash flow analysis of the value of the stock of Laidlaw Environmental on a pro forma basis following an acquisition of Safety-Kleen. Such factors and analyses are reviewed below.

  Summary of Revised Laidlaw Environmental Exchange Offer. William Blair reviewed the Revised Laidlaw Environmental Exchange Offer. Pursuant to its terms, Laidlaw Environmental and a subsidiary propose to exchange, for each outstanding Share, cash in the amount of $15.00 less termination fees and expenses, new severance agreements and other deal expenses plus that number of Laidlaw Environmental shares of common stock determined by an exchange ratio subject to a collar. In soliciting materials filed with the Commission, Laidlaw Environmental identified termination fees and expenses of $1.28 per share and severance costs of $0.86 per share. The termination fees and expenses would reduce the cash portion of the Laidlaw Environmental proposal by $1.28, from $15.00 to $13.72 per share. Should the entire severance cost be deducted, the cash portion would be further reduced by $0.86, from $13.72 to $12.86 per share. While Laidlaw Environmental has challenged these fees, William Blair assumed their validity for purposes of rendering its opinion. William Blair noted that the exchange ratio provides Safety-Kleen shareholders with Laidlaw Environmental common stock with a market value of $15.00, assuming that the Laidlaw Environmental stock price for randomly selected days among the twenty trading days prior to closing of the Revised Laidlaw Environmental Exchange Offer averages between $4.28571 and $5.35714 per share. Should the price of Laidlaw Environmental common stock as selected for use in its exchange ratio be below $4.28571 at closing, the exchange ratio would be fixed at 3.5 shares; should the price be above $5.35714 the exchange ratio would be 2.8 shares. William Blair noted that on December 19, 1997, Laidlaw Environmental common stock opened below the collar at $4.13 and closed within the collar at $4.44 per share. In addition, William Blair noted that Laidlaw Environmental common stock closed below the collar on December 10, December 11, December 17 and December 18, 1997. An average stock price selected at the time of closing for the exchange ratio of below $4.29 would result in the stock portion of the consideration having a market value of less than $15.00 at that time. Combining the cash portion of less than $13.72 and the stock portion of $15.00, the nominal value would at most be $28.72. Assuming the termination fees and expenses are deducted from the cash portion, Laidlaw Environmental's average stock price would have to decrease to $3.79 per share, or 14.6% below the closing price on December 19, 1997 for the Revised Laidlaw Environmental Exchange
Offer to have a market value equal to the cash consideration of $27.00 per share in the Merger; should the entire severance cost be added to the deductions from the cash portion, Laidlaw Environmental's average share price would have to fall to $4.04 per share, or 9.0% from the closing price on December 19, 1997 for the Revised Laidlaw Environmental Exchange Offer to have a market value equal to the cash consideration of $27.00 per share in the Merger.

  Factors which could affect Laidlaw Environmental's share price prior to closing of the Revised Laidlaw Environmental Exchange Offer. William Blair advised the Safety-Kleen Board of Directors that the following factors could affect the price of Laidlaw Environmental common stock:

1. Possible revision in financial analysts' estimates for accretion in Laidlaw Environmental's fiscal 1998 EPS resulting from a combination of Safety-Kleen and Laidlaw Environmental

  William Blair pointed out that research analysts as of December 17, 1997 are of the view that a Laidlaw Environmental acquisition of Safety-Kleen would result in substantial accretion in its fiscal 1998 earnings per share ("EPS"). As of December 17, 1997, the mean estimate of nine research analysts for Laidlaw Environmental's fiscal 1998 EPS is $0.16. During a telephonic conference with institutional investors on November 4, 1997, following its announcement of a proposal to acquire all of the outstanding Shares for a consideration per Share equal to $14 in cash and 2.4 shares of Laidlaw Environmental common stock, Mr. Bullock stated that the acquisition of Safety-Kleen would be accretive and that one analyst's estimate of a combined pro forma 1998 EPS of $0.28 was "in the ball park." This estimate indicated accretion of approximately 75% to Laidlaw Environmental resulting from the acquisition of Safety-Kleen. The accretion was dependent on achieving annual synergies of approximately $100 million. On November 5, 1997, a research analyst from Merrill Lynch reported that the acquisition of Safety-Kleen would double his estimate to $0.30 per share.

  William Blair noted that revised expectations by research analysts concerning Laidlaw Environmental's synergy assumption would reduce their estimates for 1998 results. William Blair performed a sensitivity analysis to determine the accretion or (dilution) to EPS which would result from various assumed levels of synergies. The table below shows the results of such analysis.

                         EPS ACCRETION (DILUTION)

                                                      CALENDAR YEAR END
                                                    -------------------------------------
             ANNUAL SYNERGIES ACHIEVED              1998                          1999
             -------------------------              -----                         -----
             $25 million                            (34.6)%                       (23.0)%
             $50 million                            (14.7)                         (9.3)
             $75 million                              5.2                           4.5
             $100 million                            25.1                          18.3

  William Blair described the discussions regarding synergy expectations that took place on November 5, 1997 between Mr. Bullock, members of management of Safety-Kleen and their respective representatives. During that meeting, Mr. Bullock presented the components of Laidlaw Environmental's synergy expectations as follows:

 . Internalization of Safety-Kleen waste into Laidlaw Environmental's incineration facilities--$14 to $24 million

 . Closing of branch facilities--$37 million ($1.5 million annual savings per branch)

 . Closing of recycle centers--$12 to $15 million ($2 to $2.5 million annual savings per center)

 . Selling, general and administrative savings--the balance, which includes potential closing of Elgin facility (approximately $30 million)

 . Total synergies--$93 to $106 million

  During that meeting, Safety-Kleen management expressed significant doubt as to Laidlaw Environmental's ability to achieve these levels of synergies, in particular the realization of cost savings through the internalization of waste streams and the closing of branch locations with resulting employee reductions which would negatively impact service to customers.

  Below are estimates prepared by Safety-Kleen management of synergies which Laidlaw Environmental might achieve, based solely on their knowledge of Safety-Kleen's business, publicly available information regarding Laidlaw Environmental and Safety-Kleen's meeting with Mr. Bullock.

 . Internalization of Safety-Kleen waste ($4.1 million total cost less Laidlaw
   Environmental process and transportation expense of approximately 50%)-- approximately $2.0 million

 . Savings from consolidation with Safety-Kleen's operating facilities ($0.2 million per branch facilities and recycling centers)--$10 million to $12 million

 . Selling, general and administrative expense savings--$14.4 million

 . Total synergies--$26.4 to $28.4 million

  For the purposes of its assessment of factors which could affect Laidlaw Environmental's stock price, William Blair assumed, with the consent of the Board of Directors of Safety-Kleen, total synergies of $50 million. In arriving at this number, in addition to the aforementioned opinions of synergies, William Blair took into account the November 5, 1997 meeting of Laidlaw Environmental, its financial advisor, Safety-Kleen management and William Blair. Because annual synergies of $50 million are substantially below analysts' expectations and would result in a dilutive transaction to Laidlaw Environmental, a downward revision of analysts' expectations could have the impact of reducing Laidlaw Environmental's share price.

 2. Possible revision of pro forma financial statements

  The Registration Statement contains unaudited pro forma combined financial information. William Blair reviewed the basis of presentation of these financial statements. Among other things, William Blair noted that Laidlaw Environmental (based on its estimate of fair value) has allocated $1.9 billion of the proposed purchase price to property, plant and equipment carried on Safety-Kleen's books, net of depreciation, at $629 million. For accounting presentation purposes, Laidlaw Environmental depreciates such assets over a 40 year period, resulting in an annual depreciation charge of $32.3 million. William Blair noted that Laidlaw Environmental depreciates buildings over periods of between 20 and 40 years and machinery over periods of between 5 and 30 years. If Laidlaw Environmental had prepared its pro forma financial statements on a basis consistent with its historical reporting methodologies, and were to change the depreciation period from 40 to 20 years, pretax income would decrease by $32.3 million. While William Blair noted this in its presentation to the Board, it did not reflect this change in any of its analyses.

 3. Possible price/earnings multiple contraction in Laidlaw Environmental stock prior to closing

  William Blair reviewed and compared certain financial information relating to Laidlaw Environmental and Safety-Kleen to corresponding financial information, ratios and public market multiples for nine publicly traded companies in the environmental services industry. Taken as a whole, this is the same group of comparable companies listed under "--November 20, 1997 Opinion" above. Although William Blair compared the trading multiples of the selected companies as of December 17, 1997 to Laidlaw Environmental, none of the selected companies is identical to Safety-Kleen or Laidlaw Environmental. William Blair observed that Laidlaw Environmental's common stock currently trades at very high EPS and EBITDA multiples relative to its peer group of comparable companies as well as its expected earnings growth rate. At December 17, 1997, Laidlaw Environmental's stock price is trading at approximately 23.3x calendar 1998 EPS and 16.5x LTM EBITDA (the EBITDA figures used for this calculation include the pro forma results of Rollins Environmental Services) which represents a premium to the industry median of approximately 38% for EPS, and 87% for LTM EBITDA. William Blair pointed out that assuming $50 million of annual synergies, $1.28 of deductions from the cash portion of the Revised Laidlaw Environmental Exchange Offer and a Laidlaw Environmental share price within the collar, the value of the Revised Laidlaw Environmental Exchange Offer applying the Laidlaw Environmental multiple would be $28.72. But if Safety-Kleen's multiple, the industry median multiple or the S&P 500 multiple were used, the value to Safety-Kleen shareholders would be $22.41, $23.78 and $26.39, respectively.

  Additionally, Laidlaw Environmental's calendar 1998 P/E ratio is at 1.6x its expected EPS long-term growth rate of 15%, compared to the industry's 1998 P/E ratio to growth rate of 1.2x. William Blair noted that Safety-Kleen's operating characteristics and growth prospects would be a major component of a pro forma combined entity. As indicated in the unaudited pro forma combination analysis for the year ended August 31, 1997 provided by Laidlaw Environmental in its Registration Statement, Safety-Kleen's operations provided 51.9% of the combined revenue and 102.7% of the combined operating income (before the restructuring charge taken by Laidlaw Environmental related to the acquisition of Rollins in the amount of $331.7 million). William Blair also noted that estimated growth in earnings per share reported by First Call for the 1999 calendar year for Laidlaw Environmental and Safety-Kleen were 22.2% and 12.4%, respectively. William Blair pointed out that after a potential combination with Safety-Kleen, it was unlikely that Laidlaw Environmental would be able to retain its multiples given the contribution of the growth characteristics of Safety-Kleen's business to the combined entity.

 4. Trading Characteristics of Laidlaw Environmental Common Stock

  William Blair noted that for any exchange ratio for average Laidlaw Environmental stock prices within the collar, Safety-Kleen shareholders would receive Laidlaw Environmental stock with a value at closing of approximately $870 million. William Blair compared this with the common stock's historical trading characteristics of Laidlaw Environmental's common stock. Between February 7, 1997, and December 17, 1997, approximately 29.2 million shares traded representing approximately $117 million in total dollar volume as compared with the $870 million proposed to be issued to Safety-Kleen shareholders. The weighted average trading price for Laidlaw Environmental during this period is $4.01 per share. During this same period, Laidlaw Environmental's daily stock trading volume was less than 135,000 shares, or $0.5 million in dollar volume. William Blair expressed concern as to the ability of the market for the pro forma combined entity to absorb the shares that would be issued to Safety-Kleen shareholders in the Revised Laidlaw Environmental Exchange Offer.

  William Blair contrasted the $27.00 all cash offer of the Merger with the stock component of the Revised Laidlaw Environmental Exchange Offer and pointed out that the value of Laidlaw Environmental's common stock would be affected, up or down, by market conditions. On October 27, 1997, when the Dow Jones Industrial Average fell 554 points, or 7.2%. Laidlaw Environmental's stock dropped 13.8%.

  Safety-Kleen shareholders are affected by a substantial overhang from the 121 million shares owned by Laidlaw Inc., constituting approximately 67.4% of Laidlaw Environmental's outstanding shares. In addition, Laidlaw Inc. holds a $350 million 5% subordinated convertible pay-in-kind debenture which becomes convertible into 93 million shares of Laidlaw Environmental common stock in 2002. Laidlaw Inc. has been divesting itself of environmental assets since Mr. Bullock became its Chief Executive Officer in 1993. Laidlaw Inc. management has a stated goal of wanting to deconsolidate Laidlaw Environmental and make it easier to potentially exit its Laidlaw Environmental investment by increasing the float. The sale by Laidlaw Inc. of a sizable block of its stock could be detrimental to the trading value of Laidlaw Environmental common stock.

  William Blair compared the institutional holdings of Laidlaw Environmental and Safety-Kleen, respectively. Based on Schedule 13-F filings, as of September 30, 1997, Laidlaw Environmental's 25 largest institutional holders represented approximately 14% of its total market capitalization (based on December 16, 1997 share prices), and approximately 40% of Laidlaw Environmental's total public float. This compares to 53% of Safety-Kleen's total market capitalization which is held by its 25 largest institutional holders as of September 30, 1997. William Blair also pointed out during the December 20, 1997 Board meeting that there is little overlap in institutional ownership for Laidlaw Environmental's common stock in Safety-Kleen's common stock. Safety-

Kleen's institutional holders may assess ownership of the common stock of the pro forma combined entity differently from ownership of Safety-Kleen common stock, given their different investment characteristics, including leverage, environmental risk, management, valuation and operations.

  William Blair compared certain differences in operating, financial and other characteristics between the ownership in Safety-Kleen common stock and common stock of the pro forma combined entity. William Blair pointed out that Laidlaw Environmental has substantial assets in hazardous waste and incineration operations and that different environmental risk could be attached to such operations as contrasted to Safety-Kleen's operations. William Blair noted that in contrast to Safety-Kleen, Laidlaw Environmental does not pay a dividend. Furthermore, upon closing, the pro forma combined entity, would have debt of approximately $2.1 billion as opposed to Safety-Kleen's $246.1 million. Total debt to total capitalization would increase from 33.2% for Safety-Kleen to 64.0% for the pro forma combined entity. The ratio of calendar 1998 EBITDA to interest expense for Safety-Kleen is 12.2x compared to 2.9x for the pro forma combined entity assuming $50 million of synergies. These factors could lead current Safety-Kleen shareholders to either (i) sell Laidlaw Environmental stock received in a transaction, potentially affecting the price of that stock around the time of closing, (ii) short the Laidlaw Environmental common stock in advance of closing in order to hedge their prospective position in

Laidlaw Environmental common stock; and/or (iii) convey a desire to sell Laidlaw Environmental common stock after closing, and thereby create a potential market overhang.

  Discounted Cash Flow Analysis. Using a discounted cash flow ("DCF") analysis, William Blair estimated the net present value of the unleveraged free cash flows that Laidlaw Environmental and Safety-Kleen could produce on a combined basis over a five year period from 1998 to 2002. From this analysis William Blair derived an intrinsic value for the combined entity as of the anticipated closing date. The cash flows were based on the aforementioned projections prepared by Safety-Kleen's management for Safety-Kleen on a stand-alone basis combined with (i) estimates for Laidlaw Environmental's cash flow for fiscal 1998 and 1999 as contained in a research report dated September 25, 1997 prepared by Raymond James & Associates ("Raymond James"), arithmetically adjusted by William Blair to approximate a calendar year and (ii) estimates for Laidlaw Environmental's cash flow for the calendar years 2000, 2001 and 2002 prepared by William Blair by applying growth, margin and capital requirement assumptions contained in the Raymond James report for the fiscal 1999 year. For the reasons previously described, William Blair assumed annual synergies achieved of $50 million. In calculating the terminal value, William Blair assumed multiples of enterprise value to EBITDA ranging from 6.0x to 8.0x which multiples William Blair believed to be appropriate for such an analysis. The annual free cash flows and terminal values were discounted to determine a net present value of the unleveraged equity value of the pro forma combined entity. Discount rates in a range of 10.0% to 12.0% were chosen based upon an analysis of the weighted average cost of capital of the publicly traded comparable group of companies described above. The DCF analysis indicated an intrinsic value of the pro forma combined entity of between $1.3 billion and $1.8 billion, or $3.29 to $4.65 per share. William Blair pointed out that the intrinsic value as derived in a DCF analysis represents a value which assumes 100% control of the cash flows. An owner of a single share, or a minority position, of a publicly traded stock does not control the cash flow of that entity. Given that public shareholder ownership is a non-control position, the intrinsic value normally exceeds public prices by an amount described by William Blair as a "control premium." William Blair referred to its premium analysis as described above in "--November 20, 1997 Opinion", in which William Blair considered, for 22 industrial transactions which were announced from March 29, 1996 to September 29, 1997 and whose enterprise value ranged from $790.7 million to $2.8 billion, the premiums paid in such transactions over each company's stock price prior to the announcement of a transaction. The median premium paid in those transactions was 45.7%, 42.8% and 28.7%, respectively, over each company's stock price one month, one week and one day before each respective announcement. In order to compare the intrinsic value per share with the market price of Laidlaw Environmental common stock, William Blair selected a control premium of 25%, which would be an appropriate discount from the low and high intrinsic value per share of the pro forma combined entity. William Blair compared these intrinsic values (as discounted for such control premium) with the collar contained in the Revised Laidlaw Environmental Exchange Offer and with the $3.79 to $4.04 range of values per share for Laidlaw Environmental common stock required to cause the Laidlaw Environmental transaction to be equivalent to the Merger, from a financial point of view.

ENGAGEMENT OF FINANCIAL ADVISORS

  Safety-Kleen retained the services of William Blair pursuant to a letter agreement (the "William Blair Letter Agreement") dated August 8, 1997, to render certain financial advisory and investment banking services in connection with Safety-Kleen's analysis of strategic options including a possible business combination (through tender offer, merger, sale or exchange of stock, sale of all or a substantial part of its assets or otherwise) of Safety-Kleen with another party (the "Possible Transaction"). In exchange for the services provided, Safety-Kleen agreed to pay William Blair a quarterly retainer fee of $25,000, payable in advance (with the first installment due upon execution of the William Blair Engagement Letter), and an opinion fee of $300,000, payable in the event William Blair renders a fairness opinion or advises the Board of Directors that it is unable to render such an opinion. In addition, Safety-Kleen agreed to pay William Blair an additional fee (subject to a credit of the retainer fee and opinion fee) equal to 0.5% of the Equity Purchase Price received by Safety-Kleen and its shareholders as a result of the consummation of any Possible Transaction. The William Blair Engagement Letter also provides that Safety-Kleen shall reimburse William Blair for all itemized out-of-pocket expenses (including reasonable fees and expenses of William Blair's counsel and any other independent experts retained by William Blair) reasonably incurred by William Blair in connection with its engagement by Safety-Kleen. Safety-Kleen and William Blair also entered into a separate letter agreement, dated August 8, 1997, whereby Safety-Kleen agreed to indemnify William Blair against certain liabilities in connection with William Blair's engagement under the William Blair Engagement Letter.

  William Blair has provided certain investment banking services to Safety-Kleen from time to time for which William Blair has received customary compensation. Mr. Jannotta, a director of Safety-Kleen, is a Senior Director of William Blair. In the ordinary course of its business, William Blair and its affiliates may actively trade the debt and equity securities of both Safety-Kleen and Philip for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  Pursuant to a letter agreement dated August 19, 1997 (the "CSFB Engagement Letter"), between Credit Suisse First Boston Corporation and Safety-Kleen, Safety-Kleen retained CSFB to meet with the Board of Directors to discuss its analysis of a potential Sale of Safety-Kleen (as defined in the CSFB Engagement Letter) and the Sale process and to perform such other financial advisory services in connection with a potential Sale as Safety-Kleen may reasonably request. The CSFB Engagement Letter provides for the payment to CSFB of a financial advisory fee of $250,000, payable upon the execution of the CSFB Engagement Letter, and a transaction fee of $1,000,000, payable upon the closing of a Sale of Safety-Kleen. Safety-Kleen also agreed to reimburse CSFB for CSFB's reasonable out-of-pocket expenses, including the fees and expenses of CSFB's legal counsel. In addition, Safety-Kleen agreed to indemnify CSFB against certain liabilities, including liabilities arising under federal securities laws.

  CSFB has provided certain investment banking services to Safety-Kleen from time to time for which CSFB has received customary compensation. In the ordinary course of its business, CSFB and its affiliates may actively trade the debt and equity securities of both Safety-Kleen and Philip for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Board of Directors of Safety-Kleen with respect to the Merger, shareholders should be aware that certain directors and executive officers may be deemed to have interests in the Merger, in addition to their interests as shareholders. The Board of Directors has been and is aware of the conflicts described below and considered them in addition to the other matters described under "The Merger--Recommendation of the Board of Directors; Reasons for the Merger."

  Stock Options. As of December 19, 1997, directors and executive officers held in the aggregate options to purchase 2,446,265 Shares (including 2,251,265 options related to limited stock appreciation rights), including options that will vest upon consummation of the Merger. Upon consummation of the Merger, (i) the directors who are not officers of Safety-Kleen who hold such options would be entitled to receive approximately the following amounts: Richard T. Farmer, $158,760, Russell A. Gwillim, $158,760, Edgar D. Jannotta, $158,760, Karl G. Otzen, $158,760, Paul D. Schrage, $158,760, Marcia E. Williams, $166,875, and
W. Gordon Wood, $158,760; and (ii) assuming that the Shares do not trade at a price in excess of $29 prior to shareholder approval of the Merger, all directors and executive officers who served at any time since the beginning of Safety-Kleen's last fiscal year as a group would collectively be entitled to receive approximately $25,690,713, including approximately $5,371,445 for Mr. Brinckman. See "The Merger Agreement--Stock Options."

  Indemnification and Insurance. Pursuant to the Merger Agreement, Parent has agreed that for a period of six years after the Effective Time, the Surviving Corporation's articles of incorporation and bylaws shall contain the provisions with respect to indemnification contained in Safety-Kleen's articles of incorporation and by-laws on the date of the Merger Agreement, and that the Surviving Corporation's articles of incorporation and by-laws shall not be amended in any manner that would adversely affect the rights of persons who at any time prior to the Effective Time was an employee, agent, director or officer of Safety-Kleen or its subsidiaries ("Indemnified Parties") in respect of actions or omissions occurring at or prior to the Effective Time. Parent also agreed, subject to certain limitations, to cause to be maintained in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Safety-Kleen and its subsidiaries with respect to matters occurring prior to the Effective Time. In addition, the Merger Agreement provides that, without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated by the Merger Agreement, existing or occurring at or prior to the Effective Time, then to the extent permitted by law, Parent will cause Safety-Kleen (or the Surviving Corporation if after the Effective Time) to, and Safety-Kleen (or the Surviving Corporation if after the Effective Time) shall, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. The Merger Agreement also provides that Parent must cause Safety-Kleen (or the Surviving Corporation if after the Effective Time) to, and Safety-Kleen (or the Surviving Corporation if after the Effective Time) will, pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing such indemnity and other obligations provided for in the Merger Agreement.

  Change of Control Severance Agreements. In August, 1997, Safety-Kleen entered into Change of Control Severance Agreements with its 14 executive officers and five other employees of Safety-Kleen who are not executive officers. The Board of Directors of Safety-Kleen approved the Change of Control Severance Agreements in order to close the gap between the prior change of control agreements adopted by Safety-Kleen in 1990 and current competitive practices for change of control agreements. Each Change of Control Severance Agreement provides for, among other things: (a) a three-year employment period, beginning on the date of a Change of Control (as defined in such agreements; a Change of Control will occur upon approval of the Merger by Safety-Kleen shareholders) at a guaranteed annual base salary equal to at least 12 times the highest base monthly salary payable during the 12-month period immediately preceding the Change of Control, with increases consistent with increases in base salary awarded to other peer executives of Safety-Kleen; (b) a guaranteed bonus for each bonus plan performance period (under each bonus arrangement) ending within such three year employment period; (c) continued participation in the incentive, savings, retirement, welfare and other fringe benefit plans sponsored by Safety-Kleen; (d) full vesting on the date of the Change of Control of all stock options (or a lump sum payment of the spread of all non-vested, forfeited options; and (e) full payment on the date of the Change of Control, of the value of the executive's accrued benefits under Safety-Kleen's excess benefit and supplemental retirement plans.

  If, during the three year employment period, the executive's employment is terminated by Safety-Kleen (other than for Cause (as defined in such agreements) or by reason of the executive's death or disability), or if the executive terminates employment for Good Reason (as defined in such agreements), the executive will receive: (i) guaranteed annual base salary, guaranteed bonus and accrued vacation pay through the date of termination; (ii) previously deferred and unpaid compensation; (iii) an amount equal to three times the sum of the executive's guaranteed base salary and guaranteed bonus in the year in which the termination occurs; (iv) the value of the unvested portion of the executive's accounts under qualified Safety-Kleen plans, (v) reimbursement for unpaid benefits which would have accrued if the executive had remained employed by Safety-Kleen until three years after the Change of Control under Safety-Kleen's excess benefit and supplemental plans; and (vi) continuation of all medical, life insurance and other welfare benefits for a period of three years from termination. The sum of the amounts referred to in clauses (i) and (ii) is referred to as the "Accrued Obligations".

  If, during the three year employment period, the executive's employment is terminated (i) by the Surviving Corporation for Cause, as defined, the executive is entitled only to his guaranteed base salary through the date of termination, plus any deferred compensation and accrued vacation pay not previously paid; (ii) by the executive other than for Good Reason, the executive is entitled only to the Accrued Obligations; (iii) by Safety-Kleen for disability, the executive is entitled to receive the Accrued Obligations and disability and other benefits at least equal to the greater of those provided to peer executives by the Surviving Corporation immediately prior to the executive's termination and those provided to peer executives by Safety-Kleen at any time during the 90 day period immediately preceding the date of shareholder approval of the Merger; and (iv) by the executive's death, his estate is entitled to the Accrued Obligations and benefits at least equal to the most favorable benefits provided by the Surviving Corporation to survivors of peer executives, and at least as favorable in the aggregate as the most favorable provided to the executive during the 90 days preceding shareholder approval of the Merger.

  Each of the Change of Control Severance Agreements provides that if it is determined that benefits received by the executive thereunder (or otherwise) are subject to any excise tax under Section 4999 of the Internal Revenue Code or any similar excise taxes, then Safety-Kleen will also pay the executive an amount (the "Gross-up Payment") such that, after the payment of all income and excise taxes, the executive will be in the same after-tax position that he would have been in had no excise tax been imposed.

  Each Change of Control Severance Agreement contains a non-compete provision that during the period of the executive's employment and for one year thereafter, prohibits the executive from certain participation in the business of any company engaged in business that directly or materially competes with Safety-Kleen, and certain other competitive activity. Each such agreement also obligates the executive to maintain the confidentiality of Safety-Kleen's Confidential Information (as defined in such agreement).

  Payments that would be made to the persons who are parties to the Change of Control Severance Agreements in the event of their termination during the three year employment period after the Merger (other than for Cause or by reason of the executive's death or disability) are approximately $46,036,306 for all officers with Change of Control Severance Agreements, including approximately $3,845,937 for Mr. Brinckman. However, it is not expected that all such persons would be so terminated.

  Additional information relating to executive compensation and various benefit arrangements of Safety-Kleen is set forth in and incorporated by reference to Safety-Kleen's Annual Report on Form 10-K for the fiscal year ended December 28, 1996.

  Parent Letter and Merger Agreement Provisions Relating to Benefit Plans. By letter dated November 19, 1997, Parent advised the Board of Directors that, among other things, it looked forward to discussing participation by current management of Safety-Kleen in the equity of Safety-Kleen through stock option or similar plans and the potential investment by members of management in Parent. However, there have been no such discussions of these topics and it is not expected that there will be any such discussion until after the Effective Time.

  The Merger Agreement confirms certain protective provisions relating to employee benefit plans and Parent's intention with respect to the Surviving Corporation after the Effective Time. Parent has expressed its present intention to continue management of Safety-Kleen in the same positions as management of the Surviving Corporation, subject to joint review by management of Parent and Safety-Kleen after the Effective Time, but intends not to continue Mr. Brinckman as an officer or employee of the Surviving Corporation. Safety-Kleen currently expects that there will be no significant change in the level of management benefit plans after the Effective Time. See "The Merger Agreement--Effect on Benefit Plans and Related Matters."

  Investment Banking Fees. Mr. Jannotta, a director of the Company, is a Senior Director of William Blair. William Blair will receive a fee from Safety-Kleen upon consummation of the Merger. See "--Engagement of Financial Advisors."

FINANCING OF THE MERGER

  Parent estimates that the total amount of funds required by the Purchaser to complete the Merger, to refinance Safety-Kleen's indebtedness and to pay related fees and expenses, will be approximately $1.95 billion. Of such amount, it is estimated that approximately $1.64 billion will be used to purchase the outstanding Shares and make payments with respect to outstanding stock options, approximately $240 million will be used to repay Safety-Kleen indebtedness and the remainder will be used to pay such related fees and expenses. The Purchaser plans to obtain such funds through capital contributions of $600 million made by Parent and through approximately $1.35 billion of bank financing. Parent plans to obtain the funds for such capital contributions or advances from equal capital contributions to Parent by each of Philip, Apollo and Blackstone (collectively, the "Investors"), pursuant to an equity contribution commitment letter between Parent, Philip, Apollo and Blackstone.

  Equity Commitment Letter. On November 19, 1997, Apollo, Blackstone and Philip executed a commitment letter (the "Equity Commitment Letter") pursuant to which Apollo, Blackstone and Philip agreed to work together to form Parent for the purpose of acquiring 100% of the capital stock of Safety-Kleen through a merger of Purchaser with and into Safety-Kleen as provided in the Merger Agreement. Pursuant to the Equity Commitment Letter, Apollo, Blackstone and Philip each committed, severally and not jointly, to contribute $200 million of cash to Parent (collectively the "Equity Commitments"), subject to satisfaction of the conditions set forth in the Merger Agreement and the Debt Commitment Letter (as defined below), in each case without giving effect to any modification or waiver thereof effected without the prior written consent of each of Apollo, Blackstone and Philip, and to the negotiation, execution and delivery of definitive documents materially consistent with the terms described in the Equity Commitment Letter. See "The Merger Agreement--Conditions to Consummation of the Merger."

  Pursuant to the Equity Commitment Letter, subject to the conditions described above, each of Apollo, Blackstone and Philip will contribute $200 million in cash to Parent, in each case in exchange for Common Stock to be issued by Parent ("Parent Common Stock") in equal amounts to Apollo, Blackstone and Philip. In the event that additional equity is required to cure or prevent an event of default or a default under any of the financial covenants contained in any of Safety-Kleen's debt instruments or credit facilities, Apollo and Blackstone, on the one hand, or Philip, on the other, will have the right to contribute all of such additional equity by purchasing additional shares of Parent Common Stock. In the event that Apollo and Blackstone elect to make such an additional contribution, Philip will have the right to replace a portion of the additional Apollo/Blackstone contribution with an additional contribution of its own, and vice versa.

  Parent's Board of Directors will initially be comprised of eight directors (whose directors are not yet known by Safety-Kleen) and Apollo and Blackstone together, on the one hand, and Philip, on the other, will each have the right to appoint an equal number of directors to the Board. In the event of certain events of bankruptcy or insolvency involving Philip and during the period, if any, in which certain financial performance targets of Parent are not met, Apollo and Blackstone, collectively, will have the right to appoint two-thirds of the members of Parent's Board of Directors and Philip will have the right to appoint the remainder. Philip will have the right, at its sole discretion, to designate the Chairman of the Board. The Board may terminate its Chairman in the event of non-performance or may terminate any senior management member by majority vote at the sole discretion of the Board. So long as, following consummation of the Merger, Safety-Kleen remains a separate subsidiary of Parent, the Board of Directors of Safety-Kleen will be composed of directors determined in an identical manner.

  The Equity Commitment Letter provides that Parent and Safety-Kleen will have a management team (the "Management Team") which will be composed of members mutually agreed upon by Apollo, Blackstone and Philip and which will be responsible for decisions related to Parent's and Safety-Kleen's ordinary course of business, within the scope of the annual budget and business plan. An operating committee will be formed consisting of a representative from each of Apollo, Blackstone and Philip. The operating committee will meet regularly to discuss operations and business performance. Parent or Safety-Kleen will institute a long-term incentive compensation program for the Management Team based on parameters approved by a majority vote of the Board of Directors of Parent, and the Management Team will not receive additional incentive compensation or stock options from Philip or its other affiliates.

  Bank Financing. The Purchaser has entered into a commitment letter (the "Debt Commitment Letter"), dated November 19, 1997, among the Purchaser, The Chase Manhattan Bank, as administrative agent and documentation agent ("Chase"), Chase Securities Inc., as Arranger, Canadian Imperial Bank of Commerce, as Syndication Agent ("CIBC", and together with Chase, the "Agents"), and CIBC Oppenheimer Corp., as Co. Arranger, pursuant to which Safety-Kleen, as the surviving corporation in the Merger will be provided with credit facilities in the aggregate amount of approximately $1.5 billion (the "Facilities").

  The Facilities will consist of $1.2 billion aggregate principal amount of Senior Secured Credit Facilities (the "Senior Secured Facilities") and a $300 million Second Term Credit Facility (the "Second Term Loan Facility").

  The Senior Secured Facilities will consist of (i) a Tranche A Senior Secured Term Loan Facility (the "Tranche A Facility") providing for term loans to Safety-Kleen in an aggregate principal amount not to exceed $450 million; (ii) a Tranche B Senior Secured Term Facility (the "Tranche B Facility") and Tranche C Senior Secured Term Loan Facility (the "Tranche C Facility") providing for term loans to Safety-Kleen in an aggregate principal amount not to exceed $600 million, allocated between the Tranche B Facility and the Tranche C facility in amounts to be agreed upon; and (iii) a Senior Secured Revolving Credit Facility (the "Revolving Facility") providing for revolving loans to and letters of credit for the account of Safety-Kleen in an aggregate principal amount at any time not to exceed $150 million. Loans under the Senior Secured Facilities will bear interest during any particular interest period at Safety-Kleen's option at
(i) Adjusted LIBOR or (ii) the Alternate Base Rate, plus margins which may vary from time to time based upon the Company's ratio of total debt to consolidated EBITDA. Loans made under the Tranche A Facility will mature on the seventh anniversary of the Effective Time with no amortization in the first two years and thereafter amortizing in quarterly installments under a schedule to be agreed upon; loans made under the Tranche B Facility will amortize over eight years under a schedule to be agreed upon providing for nominal quarterly installments during the initial seven year period and quarterly installments in amounts to be agreed upon during the remaining term of such facility; loans made under the Tranche C Facility will amortize over nine years under a schedule to be agreed upon providing for nominal quarterly installments during the initial eight year period and quarterly installments in amounts to be agreed upon during the remaining term of such facility ; and the Revolving Facility will mature on the seventh anniversary of the Effective Term. The obligations of Safety-Kleen under the Senior Secured Facilities will be unconditionally and irrevocably guaranteed (the "Senior Guarantees") by Parent and each domestic subsidiary of Safety-Kleen (collectively, the "Guarantors"). The obligations under the Senior Secured Facilities and Senior Guarantees will be secured by security interests in (i) all of the capital stock and other equity interests of Safety-Kleen and its domestic subsidiaries, (ii) 65% of the capital stock and other equity interests of the direct foreign subsidiaries of Safety-Kleen or any domestic subsidiaries of Safety-Kleen and (iii) all the tangible and intangible assets of Safety-Kleen and its domestic subsidiaries.

  Loans under the Second Term Loan Facility will bear interest during any particular interest period at the election of Safety-Kleen at (i) Adjusted LIBOR or (ii) the Alternate Base Rate, plus margins which vary from time to time based upon debt ratings assigned to the Second Term Loan Facility. Loans made under the Second Term Loan Facility will mature on the tenth anniversary of the Effective Time and will not have scheduled amortization. The obligations under the Second Term Loan Facility will be unconditionally and irrevocably guaranteed (the "Second Guarantees", and together with the Senior Guarantees the "Guarantees") by the Guarantors. The obligations of Safety-Kleen and the Guarantors under the Second Term Loan Facility will be senior obligations of Safety-Kleen and the Guarantors secured by a second priority lien on the Collateral. At any time after the later to occur of an initial offering to the public of debt or equity securities by Safety-Kleen or the first anniversary of the Effective Time, lenders holding more than 50% of the loans and commitments under the Second Term Loan Facility will have the right (i) to exchange their loans for exchange notes ("Exchange Notes") having the same terms and provisions of such loans and (ii) to demand registration of such Exchange Notes under the Securities Act of 1933, as amended.

  Conditions Precedent. The commitment of the lenders pursuant to the Commitment Letter is subject to negotiation and execution of a definitive credit agreement with respect to the Facilities and related documents. The Commitment Letter provides that the conditions precedent to the obligations of the lenders thereunder will be usual for facilities and transactions of this type, including but not limited to delivery of satisfactory legal opinions and satisfactory audited financial statements and other financial information; first-priority security interests in the Collateral; execution of the Guarantees, which shall be in full force and effect; accuracy of representations and warranties; absence of defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the Merger and the financing thereof; evidence of authority; material consents of all persons; compliance with applicable material laws and regulations (including but not limited to ERISA, margin regulations and environmental laws); absence of any material adverse change in the business, financial condition or results of operations of Safety-Kleen and its subsidiaries, taken as a whole, since December 31, 1996; there not having occurred and being continuing any material disruption of, or material adverse change in, the financial, banking or capital markets since the date of the Commitment Letter; all requisite material governmental authorities shall have approved or consented to the Merger and the financing thereof and the other transactions contemplated by the Commitment Letter to the extent required, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, accrual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Merger and the financing thereof or consummation of the other transactions contemplated by the Commitment Letter; payment of fees and expenses; and existence of insurance customary for similarly situated businesses. In addition, after giving effect to the Merger and the financing thereof, (a) Parent, the Purchaser and their subsidiaries shall have outstanding no preferred stock and no indebtedness other than (i) the loans under the Facilities, (ii) the loans under the Second Term Loan Facility and (iii) other indebtedness satisfactory to the Agents, (b) the Purchaser shall have outstanding no capital stock (or options or warrants for the purchase thereof) other than common stock owned indirectly by the Investors through Parent and
(c) Parent shall have outstanding no capital stock other than as contemplated by the Shareholder Agreement.

ACCOUNTING TREATMENT

  The Merger, if consummated in accordance with the terms of the Merger Agreement, will be treated as a purchase for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of Safety-Kleen will be recorded on the books of Parent at their respective fair market values at the time of the consummation of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a general discussion, based on current law, of certain of the expected federal income tax consequences applicable to shareholders who receive cash in exchange for their shares pursuant to the Merger. This summary discusses only certain tax consequences to United States persons (i.e., citizens or residents of the United States and domestic corporations) who hold shares as capital assets. It does not discuss the tax consequences to holders of options issued by Safety-Kleen who receive cash in exchange for their options pursuant to the Merger, nor does it discuss the tax consequences that might be relevant to shareholders who acquired their shares through the exercise of options or otherwise as compensation. In addition, it does not discuss the tax consequences that might be relevant to shareholders entitled to special treatment under the federal income tax law (such as Individual Retirement Accounts and other deferred accounts, life insurance companies and tax exempt organizations) or to shareholders who hold their shares in special circumstances (such as shareholders who hold shares as part of a straddle or conversion transaction).

  For federal income tax purposes, the Merger will be treated as a taxable purchase of Shares by Parent from the shareholders. A shareholder will recognize taxable gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the Merger and such shareholder's tax basis in the Shares surrendered in exchange therefor. In general, such gain or loss will be capital gain or loss if such Shares are capital assets in the hands of such shareholder at the time of the exchange and will be long-term capital gain or loss if, at the time of the exchange, such shareholder's holding period for the Shares is more than one year.

  Under The Taxpayer Relief Act of 1997, net capital gains (excess of long-term capital gains over short-term capital losses) of individuals are taxed at a maximum federal income tax rate of 20%, provided that the Shares have been held for more than 18 months at the effective time of the Merger. Capital gains of corporations are taxed at the same federal income tax rates as ordinary income. In general capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to deduct a limited amount of capital losses against ordinary income.

  Under federal income tax backup withholding rules, the payment agent is required to withhold and remit to the United States Treasury 31% of the gross cash proceeds paid to a shareholder or other payee pursuant to the Merger, unless an exception applies under the applicable law or regulations (such as a Certificate of Foreign Status on Form W-8), or unless the shareholder or other payee signs a Substitute Form W-9 that provides his or her taxpayer identification number (employer identification number or social security number) and certifies that such number is correct. Therefore, unless such an exception exists and can be proven in a manner satisfactory to Parent and the payment agent, each shareholder should complete and sign the Substitute Form W-9 which will be included as part of the letter of transmittal from the payment agent to be used to surrender shares for cash. The exceptions provide that certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a statement, signed under penalties of perjury, attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the shareholder's federal income tax liability, or in general, refunded by the Internal Revenue Service ("IRS") assuming that the appropriate procedures are followed.

  No ruling has been requested from the IRS as to any of the tax effects to shareholders of the transactions discussed in this Proxy Statement, and no opinion of counsel has or will be rendered to shareholders with respect to any of the tax effects of the Merger or the other related transactions.

  Shareholders are urged to consult their own tax and financial advisors as to federal income tax consequences of the Merger to them, and also as to any state, local, foreign or other tax consequences.

REGULATORY APPROVALS

  The formation of Parent and the consummation of the Merger are subject to the requirements of the HSR Act, and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and materials are furnished to the Antitrust Division and the FTC and the requisite waiting period expires or terminates. In addition, certain aspects of the Merger may require notification to, and filings with, certain federal, state and foreign governmental authorities.

APPRAISAL RIGHTS

  Safety-Kleen shareholders are not entitled to any appraisal rights under the WBCL in connection with the Merger.

                              THE MERGER AGREEMENT

  Set forth below is a brief description of the material terms of the Merger Agreement and related matters. This description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Annex A and is incorporated herein by reference.

GENERAL

  Parent, the Purchaser, and Safety-Kleen have entered into the Merger Agreement, which provides that the Purchaser will be merged with and into Safety-Kleen, with Safety-Kleen becoming a wholly-owned subsidiary of Parent. In the Merger, each outstanding Share (other than Shares held by Parent and its affiliates and treasury Shares) will be converted at the Effective Time (as defined below) into the right to receive $27.00 in cash, without interest. Parent will also make certain payments necessary to satisfy Safety-Kleen's outstanding debt obligations. Immediately prior to the Effective Time (as defined below) Safety-Kleen will make certain payments with respect to outstanding options under Safety-Kleen's stock option plans.

  As soon as practicable after the conditions to consummation of the Merger described below have been satisfied or waived, and unless the Merger Agreement has been terminated as provided below, articles of merger (the "Articles of Merger") will be filed with the Secretary of State of the State of Wisconsin in accordance with the relevant provisions of the Wisconsin Business Corporation Law ("WBCL") and the parties will make such other filings, recordings or publications required under the WBCL in connection with the Merger. The Merger will become effective upon the date on which the Articles of Merger have been received for filing by the Secretary of the State of Wisconsin, or such later date as is agreed upon by the parties and specified in the Articles of Merger, and the time of such effectiveness is hereinafter referred to as the "Effective Time." As a result of the Merger, the separate corporate existence of the Purchaser will cease and Safety-Kleen will continue as the Surviving Corporation under the name "Safety-Kleen Corp.," and will become a wholly-owned subsidiary of Parent.

CONVERSION OF SECURITIES

  At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, the Purchaser or any subsidiary thereof or held in the treasury of Safety-Kleen or any subsidiary of Safety-Kleen, which will be canceled without payment) will be canceled and converted at the Effective Time into the right to receive an amount in cash, without interest, equal to $27.00 (the "Merger Consideration").

  Pursuant to the Merger Agreement, all shares of common stock, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become at the Effective Time that number of shares of common stock, par value $.01 per share, of the Surviving Corporation that is equal to the aggregate number of shares of Safety-Kleen issued and outstanding immediately prior to the Effective Time.

STOCK OPTIONS

  The Merger Agreement provides that Safety-Kleen will (a) terminate its 1985 Stock Option Plan, 1993 Stock Option Plan and 1988 Non-Qualified Stock Option Plan for Outside Directors (collectively the "Option Plans"), immediately prior to the Effective Time without prejudice to the rights of the holders of options awarded pursuant thereto and (b) grant no additional options or similar rights under the Option Plans or otherwise on or after the date of the Merger Agreement. "Options" is defined under the Merger Agreement to include each stock option granted by Safety-Kleen, whether pursuant to the Option Plans or otherwise.

  Safety-Kleen agrees pursuant to the Merger Agreement to cancel all Options (whether or not then exercisable) that Safety-Kleen has the right to cancel and to use its best efforts to obtain the consent of each holder of any Options (whether or not then exercisable) that it does not have the right to cancel to the cancellation of his Options, with all such cancellations to take effect immediately prior to the Effective Time. In consideration of each cancellation of Options, Safety-Kleen agrees to pay to the holders of such Options, immediately prior to the Effective Time, for each Share subject to such Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Option, reduced by the amount of withholding or other taxes required by law to be withheld. However, in the case of Options related to limited stock appreciation rights ("LSARs"), for each Share subject to such Option, Safety-Kleen agrees to pay (consistent with the rights under the Option Plans) upon cancellation of such Options, an amount in cash equal to the excess, if any, of the change of control value (generally, the highest price at which the Shares trade in the 180 days prior to shareholder approval of the Merger, during the period beginning on the 180th day before the change of control and ending on the day preceding the exercise of the LSAR or, if greater, the highest price per Share paid in the Merger), over the per Share exercise price of such Option, reduced by the amount of withholding or other taxes required by law to be withheld. As of December 19, 1997, directors, executive officers and other employees held in the aggregate Options to purchase 2,446,265 Shares, 2,251,265 of which were Options related to LSARs.

DIRECTORS AND OFFICERS; ARTICLES OF INCORPORATION AND BYLAWS

  The Merger Agreement provides that the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of Safety-Kleen immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, until the earlier of their resignation or removal of their respective successors are duly elected and qualified. The Merger Agreement provides that, at the Effective Time, the Articles of Incorporation and Bylaws of the Purchaser will become the Articles of Incorporation and Bylaws of the Surviving Corporation subject to certain requirements with respect to indemnification. See "The Merger--Interests of Certain Persons in the Merger--Indemnification and Insurance."

REPRESENTATIONS AND WARRANTIES

  Safety-Kleen, Parent and Purchaser have made certain representations and warranties to each other in the Merger Agreement. Safety-Kleen represents and warrants, among other things, as to the organization and qualifications to do business of Safety-Kleen and its significant subsidiaries, its capitalization, its corporate authority to enter into and perform the Merger Agreement and the absence of conflict of such actions with its other obligations, and its ownership of its subsidiaries. Safety-Kleen also makes certain representations and warranties concerning its financial reports, the absence of certain changes and liabilities, employee benefit plans, litigation and legal matters, labor matters, tax matters, environmental matters and title to its properties. Parent and Purchaser represent and warrant, among other things, as to their respective organization and qualification, capital stock, corporate authority to enter into and perform the Merger Agreement and the absence of conflict of such actions with its other obligations, interim operations of Parent and Purchaser, litigation matters, and receipt of the Equity Commitment Letter and the Debt Commitment Letter (the "Commitment Letters") in an aggregate amount sufficient to consummate the transactions contemplated by the Merger Agreement. The representations and warranties of Parent, Purchaser and Safety-Kleen will terminate upon consummation of the Merger.

CONDUCT OF BUSINESS PENDING THE MERGER

  Pursuant to the Merger Agreement, Safety-Kleen has agreed that (except as otherwise contemplated therein or as set forth in the Disclosure Schedule attached to the Merger Agreement (the "Disclosure Schedule")), unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld), prior to the Effective Time:

    (a) the business of Safety-Kleen and its subsidiaries will be conducted in the ordinary and usual course of business, and Safety-Kleen will use its reasonable best efforts to maintain and preserve intact its and its subsidiaries' business organization, assets, employees, officers and consultants and advantageous business relationships;

    (b) neither Safety-Kleen nor any of its subsidiaries will directly or indirectly do any of the following: (i) except in the ordinary course of business, sell, pledge, dispose of or encumber any assets of Safety-Kleen or of any of its subsidiaries; (ii) amend its charter or by-laws or similar organizational documents; (iii) split, combine or reclassify any shares of its capital stock or declare, set aside, make or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock (except as contemplated by the Rights Agreement and except for (x) cash dividends to shareholders of Safety-Kleen declared in the ordinary course of business and consistent with past practice and
  (y) dividends by wholly-owned subsidiaries of Safety-Kleen); (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any capital stock of Safety-Kleen; (v) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of Safety-Kleen; or (vi) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

    (c) neither Safety-Kleen nor any of its subsidiaries will, directly or indirectly, (i) except for Shares (and the associated Rights) issuable upon exercise of options outstanding under the Option Plans on the date of the Merger Agreement, issue, sell, pledge, dispose of or encumber, or authorize, propose or agree to the issuance, sale, pledge, disposition or encumbrance of, any shares of, or any options, warrants or rights of any kind to acquire any shares of or any securities convertible into or exchangeable or exercisable for any shares of, its capital stock of any class or any other securities in respect of, in lieu of, or in substitution for Shares outstanding on the date hereof; (ii) make any material acquisition, by means of merger, consolidation or otherwise, or material disposition (other than disposition of assets in the ordinary course of business), of assets or securities, or make any loans, advances or capital contributions to, or investment in, any individual or entity (other than to Safety-Kleen or a wholly-owned subsidiary of Safety-Kleen); (iii) except in the ordinary course of business, and other than indebtedness to or guarantees for the benefit of Safety-Kleen or any affiliate of Safety-Kleen and (B) borrowings to fund payments to holders of Options as contemplated by the Merger Agreement, incur any indebtedness or issue any debt securities or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for, the obligations of any other individual or entity; (iv) change the capitalization of Safety-Kleen (other than the incurrence of indebtedness otherwise permitted in the Merger Agreement); (v) except in the ordinary course, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve; (vi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingency or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business or as required by applicable law; (vii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business; or (viii) authorize any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

    (d) except for the payment to holders of Options as contemplated by the Merger Agreement, neither Safety-Kleen nor any of its subsidiaries will (except for salary increases or other employee benefit arrangements in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Safety-Kleen and its subsidiaries, taken as a whole, or as may be required pursuant to any agreements in effect at the date of the Merger Agreement) adopt or amend or take any actions to accelerate any rights or benefits under (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee or any officer or director or former employee or, except in the ordinary course of business, consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not permitted by any existing plan, arrangement or agreement;

    (e) except in the ordinary course of business, neither Safety-Kleen nor any of its subsidiaries will make any tax election or settle or compromise any federal, state, local or foreign income tax liability;

    (f) except in the ordinary course of business, neither Safety-Kleen nor any of its subsidiaries will permit any insurance policy naming it as beneficiary or a loss payee to be cancelled or terminated without notice to Parent; and

    (g) neither Safety-Kleen nor any of its subsidiaries will agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty of Safety-Kleen in the Merger Agreement untrue or incorrect so as to result in any change(s) or effect(s) that, individually, or in the aggregate, are materially adverse to the financial condition, properties, business of Safety-Kleen and its subsidiaries taken as a whole, or that would prevent or materially delay Safety-Kleen from performing its obligations under the Merger Agreement (a "Material Adverse Effect").

NO SOLICITATION OF PROPOSALS

  The Merger Agreement provides that Safety-Kleen (and its subsidiaries and affiliates) will not, and will use their best efforts to ensure that their respective directors, officers, employees, representatives and agents do not, directly or indirectly, solicit or initiate inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any person or entity (other than Parent and its subsidiaries and their respective directors, officers, employees, representatives and agents) concerning (a) any merger, sale of assets not in the ordinary course (except for any sale of assets otherwise permitted under the terms of the Merger Agreement), or other similar transaction involving Safety-Kleen or any subsidiary or division of Safety-Kleen, or the sale of any equity interest in Safety-Kleen or any subsidiary, or (b) any sale by Safety-Kleen or its subsidiaries of authorized but unissued Shares or of any shares (whether or not outstanding) of any of Safety-Kleen's subsidiaries (all such inquiries and proposals being referred to herein as "Acquisition Proposals"), provided, however, that nothing contained in such provisions of the Merger Agreement prohibits Safety-Kleen or its Board of Directors from (i) subject to certain duties to consult with Parent and Purchaser, issuing a press release or otherwise publicly disclosing the terms of the Merger Agreement; (ii) proceeding with the transactions contemplated by the Merger Agreement; (iii) communicating to Safety-Kleen's shareholders a position as contemplated by Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (iv) making any disclosure to Safety-Kleen's shareholders which, in the judgment of the Board of Directors of Safety-Kleen, with the advice of outside counsel, should reasonably be made under applicable law (including, without limitation, laws relating to the fiduciary duties of directors) or (v) taking any non-appealable, final action ordered to be taken by Safety-Kleen by any court of competent jurisdiction; and, provided, further, that the Board of Directors of Safety-Kleen may, on behalf of Safety-Kleen, furnish or cause to be furnished information and may direct Safety-Kleen, its directors, officers, employees, representatives or agents to furnish information, in each case pursuant to appropriate confidentiality agreements, and to participate in discussions or negotiations with any person or entity concerning any Acquisition Proposal which was not solicited by Safety-Kleen or any of its subsidiaries or affiliates or any of their respective directors, officers, employees, representatives or agents, or which did not otherwise result from a breach of such non-solicitation provisions of the Merger Agreement, if (x) the Board of Directors of Safety-Kleen concludes in good faith, after consultation with its financial advisor, that such person or entity has made or is reasonably likely to make a bona fide Acquisition Proposal for a transaction more favorable to Safety-Kleen's shareholders from a financial point of view than the transactions contemplated hereby, and (y), in the opinion of the Board of Directors of Safety-Kleen, only after receipt of advice from its independent legal counsel, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board of Directors of Safety-Kleen to violate its fiduciary duties to Safety-Kleen's shareholders under applicable law (an Acquisition Proposal which satisfies clauses (x) and (y) being hereinafter referred to as a "Superior Proposal").

  Safety-Kleen has agreed pursuant to the Merger Agreement to immediately notify Parent of the terms of any proposal, discussion, negotiation or inquiry (and to disclose any written materials received by Safety-Kleen in connection with such proposal, discussion negotiation, or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction unless the Board of Directors of Safety-Kleen determines, based on the advice of outside legal counsel to Safety-Kleen, that giving such notice would cause the Board of Directors of Safety-Kleen to violate its fiduciary duties to Safety-Kleen's shareholders under applicable law. Safety-Kleen has also agreed not to release any person or entity from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person or entity, unless Safety-Kleen's Board of Directors concludes in good faith, after consultation with its financial advisor, that such person or entity has made or is reasonably likely to make a bona fide Acquisition Proposal for a transaction more favorable to Safety-Kleen's shareholders from a financial point of view than the transactions contemplated by the Merger Agreement. Safety-Kleen agrees pursuant to the Merger Agreement to, and to cause each subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by Safety-Kleen, its subsidiaries or any officer, director or employee of, or investment banker, attorney, accountant or other advisor or representative of, Safety-Kleen or any subsidiary with parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing.

  The Merger Agreement also provides that, except as set forth therein, neither the Board of Directors of Safety-Kleen nor any committee thereof shall (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by the Board of Directors of Safety-Kleen or any such committee of the Merger Agreement or the Merger, (b) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (c) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of Safety-Kleen may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommend a Superior Proposal or enter into an agreement with respect to a Superior Proposal at any time after the second business day following Parent's receipt of written notice advising Parent that the Board of Directors of Safety-Kleen has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided that Safety-Kleen shall not enter into an agreement with respect to a Superior Proposal unless Safety-Kleen has furnished Parent with written notice not later than noon (New York time) two business days in advance of any date that it intends to enter into such agreement and caused its financial and legal advisors to negotiate with Parent to make such amendments to the terms and conditions of the Merger Agreement as would make the Merger Agreement as so amended at least as favorable to Safety-Kleen's shareholders from a financial point of view as the Superior Proposal. In addition, the Merger Agreement provides that if Safety-Kleen proposes to enter into an agreement with respect to any Acquisition Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the Termination Amount (as defined and described in "--Fees and Expenses" below).

CONDITIONS TO CONSUMMATION OF THE MERGER

  The respective obligations of the parties to cause the Merger to be consummated are subject to the satisfaction or waiver of certain conditions, including, among other things: (a) the approval of the Merger Agreement by the vote of the holders of two-thirds of Safety-Kleen's outstanding Shares; (b) the waiting periods (and any extensions thereof) applicable to the formation of Parent under the HSR Act shall have been terminated or shall have expired and, if applicable, the waiting periods (and any extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act shall have been terminated or shall have expired, and any consents, approvals and filings required under the Competition Act (Canada) and any other applicable foreign law shall have been obtained or made, as applicable; (c) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any domestic government or any governmental agency or authority of competent jurisdiction which prohibits the consummation of the Merger; (d) consummation of the Merger shall not result in violation of any applicable United States federal or state law providing for criminal penalties; and (e) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States preventing the consummation of the Merger shall be in effect; provided, however, that the parties to the Merger Agreement shall have used their best efforts to have any such injunction or order vacated.

  The obligations of Parent to effect the Merger are further subject to the following conditions: (a) the representations and warranties of Safety-Kleen set forth in the Merger Agreement must be true and correct in each case as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing of the Merger as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not have a Material Adverse Effect; (b) Safety-Kleen must have performed the obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date (except for such failures to perform as have not had a Material Adverse Effect), and Parent shall have received a certificate signed on behalf of Safety-Kleen by the Chief Executive Officer and the Chief Financial Officer of Safety-Kleen to such effect, to their best knowledge; (c) there shall not be instituted or pending any suit, action or proceeding (having a substantial likelihood of success) against Parent, Purchaser, Safety-Kleen or any subsidiary of Safety-Kleen (i) challenging the acquisition by Parent or Purchaser of any Shares, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or seeking to obtain from Safety-Kleen, Parent or Purchaser any damages that are material in relation to Safety-Kleen and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by Safety-Kleen, Parent or any of their respective subsidiaries of any material portion of the business or assets of Safety-Kleen, Parent or any of the respective subsidiaries or to compel Safety-Kleen, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Safety-Kleen or Parent and their respective subsidiaries, in each case taken as a whole, (iii) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, the shares of capital stock of the Surviving Corporation, including the right to vote such capital stock on all matters properly presented to the shareholders of the Surviving Corporation,
(iv) seeking to prohibit or impose material limitations on the ability of Parent to effectively control in any material respect the business or operations of Safety-Kleen or its subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect; (d) there shall not be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a governmental entity, to the Merger, or any other action shall be taken by any governmental entity, other than the application to the Merger of applicable waiting periods under HSR Act and the Canadian Competition Act or any other applicable foreign law, that is substantially likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of (c) above; and (e) Parent shall have received sufficient funds pursuant to the Commitment Letters to consummate the Merger and the transactions contemplated thereby, provided that such failure to receive funds shall not have resulted from the failure of Parent to use its reasonable commercial efforts to consummate the transactions contemplated by the Equity Commitment Letter and Debt Commitment Letter.

  The obligation of Safety-Kleen to effect the Merger is further subject to the following conditions: (a) the representations and warranties of Parent and Purchaser set forth in the Merger Agreement must be true and correct, in each case as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not reasonably be expected to individually or in the aggregate have a material adverse effect on the financial condition or business of Parent or adversely affect the ability of Parent to consummate the Merger;
(b) Parent shall have performed the obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date (except for such failures to perform as have not had, either individually or in the aggregate, a material adverse effect on the financial condition or business of Parent or adversely affect the ability of Parent to consummate the Merger); and (c) Safety-Kleen shall have received an opinion or certificate of a reputable expert firm confirming the solvency of Safety-Kleen after the Merger and related financings addressed to or for the benefit of the Board of Directors of Safety-Kleen so that the Board of Directors of Safety-Kleen is entitled to rely thereon.

TERMINATION, AMENDMENT AND WAIVER

  Termination. The Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by Safety-Kleen's shareholders, as follows: (a) by the mutual written consent of Safety-Kleen and Parent; (b) by either Parent or Safety-Kleen if any governmental body or regulatory authority of the United States of America shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided that such right to terminate the Merger Agreement shall not be available to any party that has breached its obligations under the Merger Agreement to use its commercially reasonable best efforts to take such actions as are necessary to consummate the transactions contemplated by the Merger Agreement; (c) by either Parent or Safety-Kleen if the Merger shall not have been consummated on or before June 30, 1998 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement required to be performed at or prior to the Effective Time); (d) by either Parent or Safety-Kleen if at the duly held meeting of the shareholders of Safety-Kleen (including any adjournment thereof) held for the purpose of voting on the Merger, the Merger Agreement and the consummation of the transactions contemplated hereby, the holders at least of 66 2/3% of the outstanding Shares shall not have approved the Merger, the Merger Agreement and the consummation of the transactions contemplated hereby; (e) by the Board of Directors of Parent, (i) if Safety-Kleen shall have breached any of its representations and warranties or failed to comply with any of the covenants or agreements (without, in each instance, giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) contained in the Merger Agreement to be complied with or performed by Safety-Kleen at or prior to consummation of the Merger and such breach or failure shall have resulted in a Material Adverse Effect, or (ii) Safety-Kleen shall have received from a third party a bona fide Acquisition Proposal, and the Board of Directors of Safety-Kleen, shall have accepted such a proposal or (iii) the Board of Directors of Safety-Kleen shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation with respect to the Merger; or (f) by the Board of Directors of Safety-Kleen, if (i) Parent or Purchaser shall have breached in any material respect any of its representations and warranties or failed to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by Parent or Purchaser, or (ii) if Safety-Kleen enters into a written agreement concerning a transaction that constitutes a Superior Proposal, provided that Safety-Kleen shall have complied with the provisions described under "--No Solicitation of Proposals" above (including the payment of the Termination Amount) or (iii) the condition that Parent shall have received sufficient funds pursuant to the Commitment Letters to consummate the Merger and the transactions contemplated thereby cannot be satisfied.

  In the event of termination of the Merger Agreement by either Safety-Kleen or Parent, no party to the Merger Agreement (or any of its directors, officers, employees, agents, legal and financial advisors or other representatives) shall have any liability or further obligation to any other party to the Merger Agreement, except with respect to the covenants in the Merger Agreement relating to confidential information and payment of fees and expenses. In addition, Parent, Purchaser and Safety-Kleen will each remain liable for any wilful breach by it of the Merger Agreement.

  Amendment. Subject to the applicable provisions of the WBCL, the Merger Agreement may be amended by the parties thereto, at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of Safety-Kleen; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. The Merger Agreement may not be amended except by an instrument in writing signed by the parties thereto.

  Waiver. Subject to the applicable provisions of the WBCL, at any time prior to the Effective Time, any party to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties thereto, or (b) subject to certain limitations after shareholder approval has been obtained, waive compliance with any of the agreements or conditions contained herein. In addition to the provisions contained in the Merger Agreement regarding the failure to object to notice of certain defaults, at any time prior to consummation of the Merger any party thereto may waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant thereto. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.

FEES AND EXPENSES

  The Merger Agreement provides that Safety-Kleen and Parent will each pay its own expenses in connection with the Merger Agreement and the transactions contemplated thereby. Notwithstanding the foregoing, if the Merger Agreement is terminated pursuant to the provisions described in clauses (e)(ii) or (iii) or
(f)(ii) under "--Termination, Amendment and Waiver-Termination" above, or prior to the termination of the Merger Agreement, any person other than Parent, Purchaser or an affiliate thereof acquires in excess of 20% of the issued and outstanding Shares, then Safety-Kleen will pay to Parent (i) concurrently with such termination, an amount equal to $50 million (the "Termination Fee"), plus
(ii) promptly, but in no event later than two days after being furnished documentation in respect thereto by Parent ("Documentation"), Parent's or its affiliates' out-of-pocket fees and expenses (including legal, investment banking, financing commitment fees, and commercial banking fees and expenses) actually incurred in connection with the Merger, due diligence investigation, the negotiation and execution of the Merger Agreement and the transactions contemplated hereby up to a maximum amount of $25 million (the "Termination Expenses", and together with the Termination Fee, the "Termination Amount"). In addition, if the Merger Agreement is terminated pursuant to the provisions described in clause (d) under "--Termination, Amendment and Waiver-Termination" above, and at the time of such termination, Parent is not in material breach of the Merger Agreement, then Safety-Kleen shall pay to Parent, promptly but in no event later than two days after being furnished Documentation by Parent, the Termination Expenses, and, if Safety-Kleen shall thereafter, within nine months after such termination, enter into an agreement with respect to an Acquisition Proposal or a third party acquires more than 50% of Safety-Kleen's outstanding shares or more than 50% of Safety-Kleen's assets, then Safety-Kleen shall pay the Termination Fee to Parent concurrently with entering into such agreement. Any payment of the Termination Fee and/or Termination Expenses shall be made by wire transfer of same day funds to an account designated by Parent.

EFFECT ON BENEFIT PLANS AND RELATED MATTERS

  The Merger Agreement provides that for a period of two years following the Effective Time, Parent intends to cause the Surviving Corporation to provide employee benefit plans and programs for the benefit of employees of the Surviving Corporation and its subsidiaries that are in the aggregate no less favorable to such employees than the employee benefit plans of the Company and its affiliates existing on the date of the Merger Agreement. All service credited to each employee by Safety-Kleen through the Effective Time shall be recognized by Parent or the Surviving Corporation for purposes of eligibility and vesting under any employee benefit plan provided directly or indirectly by Parent or the Surviving Corporation for the benefit of the employees and in which the respective employees participate.

  The Merger Agreement also provides that Parent shall cause the Surviving
Corporation: (i) to honor (without modification) and assume the written employment agreements, severance agreements and other agreements listed on the Disclosure Schedule, all as in effect on the date of the Merger Agreement; and
(ii) not to terminate or adversely amend in any manner Safety-Kleen's 1997 and 1998 Management Incentive Plans which adversely affects the benefits that participants in such plans are entitled to thereunder with respect to any periods prior to and including the Effective Time. The Merger Agreement also states that Parent intends to cause the Surviving Corporation to continue to maintain its principal offices in Elgin, Illinois and to maintain its charitable commitments and community involvement.

NOTICES

  Safety-Kleen, Parent and Purchaser agree pursuant to the Merger Agreement to give prompt notice to each other at any time from the date of the Merger Agreement to the Effective Time of the obtaining by it of actual knowledge as to the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause a breach of any covenant, representation or warranty contained in the Merger Agreement so as to result in a Material Adverse Effect or in a material adverse effect upon Parent or any of its affiliates. If any party receiving a notice shall not object thereto within five business days after receiving such Default Notice, then such party shall be deemed to have waived all rights accruing to it as a result of such breach. A party shall object to such a default notice by giving timely notice of such party's objection thereto as provided herein to the party giving such notice. For purposes of this provision, the "actual knowledge" of a party to the Merger Agreement means the best actual knowledge of its chairman of the board, president and chief financial officer.

EXCHANGE OF SHARES FOR CASH

  Promptly after the Effective Time, each shareholder of record of Safety-Kleen will be provided with written instruction from a payment agent designated by Parent, with the prior approval of Safety-Kleen (the "Payment Agent") as to how Shares may be surrendered and exchanged for payment of the Merger Consideration. Certificates evidencing Shares should not be surrendered for payment prior to receipt of written instructions from the Payment Agent. As of the Effective Time, Parent will deposit with the Payment Agent an amount in cash equal to the product of the Merger Consideration and the number of Shares outstanding immediately prior to the Effective Time.

                                 THE COMPANIES

SAFETY-KLEEN

  Safety-Kleen is a leader in servicing the recycling and waste needs of companies in the automotive/retail repair, industrial, imaging and other business sectors. Over 2,800 Safety-Kleen specialists service customers from a branch network that extends across North America and Western Europe.

  Focusing primarily on the needs of smaller businesses, Safety-Kleen performed nearly five million individual services and reclaimed more than 300 million gallons of contaminated fluid through a network of 230 branches worldwide in 1996. The Company collects and recycles used products at thirteen recycle centers, two lube oil re-refineries, and three fuel-blending facilities.

  Safety-Kleen operates in the continental United States, Canada, the United Kingdom, the Republic of Ireland, Puerto Rico, Belgium, France, Italy, Spain and Germany. The Company has licensee operations in Japan and Korea. Safety-Kleen Corp. was incorporated in July, 1963 under the laws of the State of Wisconsin. Safety-Kleen's principal executive offices are located at One Brinckman Way, Elgin, Illinois 60123 and its telephone number is (847) 697-8460.

  For a more detailed description of the business and properties of Safety-Kleen, see the descriptions thereof set forth in Safety-Kleen's Annual Report on Form 10-K for the year ended December 28, 1996, which is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

PARENT

  Parent is a newly formed Delaware corporation created for the sole purpose of holding all of the capital stock of the Purchaser and, after consummation of the Merger, all of the capital stock of Safety-Kleen as the surviving corporation in the Merger. Parent has not conducted any activities other than those incident to its formation and its execution of the Shareholder Agreement and Equity Commitment Letter with Philip, Apollo and Blackstone. Philip, Apollo and Blackstone will each own one-third of the outstanding common stock of Parent.

  Philip. Philip is one of North America's leading suppliers of resource recovery and industrial services. Philip has the largest integrated network of metals recovery and industrial services operations in North America, servicing over 50,000 industrial and commercial customers and from 300 locations.

  Apollo. Apollo comprises a number of private securities investment funds managed by Apollo Management L.P. which, together with its affiliates, manages a portfolio of in excess of $5 billion of investments.

  Blackstone. Blackstone is a private investment bank, affiliates of which sponsor corporate private equity and real estate funds with aggregate commitments in excess of $5 billion.

PURCHASER

  The Purchaser, a wholly owned subsidiary of Parent, is a newly formed Wisconsin corporation created for the sole purpose of consummating the transactions contemplated by the Merger Agreement. The Purchaser has not conducted any activities other than those incident to its formation, its execution of the Merger Agreement and its participation in the preparation of this Proxy Statement. As a result of the Merger, the Purchaser will be merged with and into Safety-Kleen, with Safety-Kleen being the surviving corporation after the Merger.

                   MARKET PRICE OF SHARES AND DIVIDEND POLICY

  The Shares are listed and traded principally on the New York Stock Exchange under the symbol "SK." The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by the Wall Street Journal.

                                                                     HIGH   LOW
                                                                    ------ ------
      1995:
        First Quarter.............................................. $17.88 $14.50
        Second Quarter.............................................  18.00  15.13
        Third Quarter..............................................  17.13  13.50
        Fourth Quarter.............................................  15.63  14.00
      1996:
        First Quarter.............................................. $15.75 $13.50
        Second Quarter.............................................  17.00  14.25
        Third Quarter..............................................  18.13  15.63
        Fourth Quarter.............................................  17.25  14.75
      1997:
        First Quarter.............................................. $18.75 $14.88
        Second Quarter.............................................  16.00  14.13
        Third Quarter..............................................  21.88  15.63
        Fourth Quarter (Through December 19, 1997)...................29.00  18.13

  On August 7, 1997, the last trading day before the public announcement that Safety-Kleen was exploring strategic alternatives, the reported high and low sale prices of the Shares on the NYSE were $18.18 and $17.69 per Share, respectively. On November 19, 1997, the last trading day prior to public announcement of the Merger Agreement, the reported high and low sale prices of the Shares on the NYSE were $26.06 and $25.94 per Share, respectively. On
January   , 1998, the most recent practicable trading day prior to the mailing of this Proxy Statement, the reported high and low sale prices of the Shares on
the NYSE were $     and $     per Share, respectively. Shareholders are urged
to obtain current market quotations for the Shares prior to making any decision with respect to the Merger.

  Safety-Kleen paid a quarterly cash dividend of $.09 per Share in 1995, 1996 and the first three quarters of 1997, and has paid a cash dividend for 74 consecutive quarters since March 1979. On November 21, 1997, Safety-Kleen declared a quarterly cash dividend of $.09 per Share, payable on December 24, 1997 to all shareholders of record on December 11, 1997. Safety-Kleen expects to continue this policy prior to consummation of the Merger, although there is no assurance as to future dividends, as they are dependent upon future earnings, capital requirements, the financial condition of Safety-Kleen, contractual restrictions and such other factors as the Board of Directors may deem relevant. The Merger Agreement generally prohibits the payment of cash dividends by Safety-Kleen except those declared in the ordinary course of business and consistent with Safety-Kleen's past practice. See "The Merger Agreement--Conduct of Business Pending the Merger."

        SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the Share ownership as of December 19, 1997 of
(i) shareholders who, to the knowledge of Safety-Kleen, owned beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of Safety-Kleen's directors; (iii) each executive officer and (iv) Safety-Kleen's directors and executive officers as a group.

                                                     NUMBER OF
                                                       SHARES       PERCENTAGE OF
                                                    BENEFICIALLY     OUTSTANDING
                          NAME                        OWNED(1)        SHARES(2)
                          ----                      ------------    -------------
      FIVE PERCENT SHAREHOLDERS:
      FMR Corp.
       82 Devenonshire St., Boston, MA 02109.......  4,230,519          7.24%
      Emery Family Group:
        Joan Emery Lammers
         1801 Seminary St., Alton, IL 62002........  1,948,673(3)       3.32%
        William H. Emery II
         11388 SW Riverwoods Rd., Portland, OR
         97219.....................................  1,645,510          2.81%
        Lucy T. Otzen
         100 Anchor Drive, #472, N. Key Largo, FL
         33037.....................................  1,481,093(4)       2.53%
        Edward W. Emery, Jr.
         Route 18, Box 13, Bedford, IN 47421.......     60,521(5)        .11%
        Circle L. Enterprises L.P.
         Landmark Center, P.O. Box 1056,
          Lake Geneva, WI 53147....................  1,367,520(4)       1.33%
      DIRECTORS AND EXECUTIVE OFFICERS:
      Donald W. Brinckman..........................    907,100(6)       1.53%
      Hyman K. Bielsky.............................     57,858(7)          *
      Roy D. Bullinger.............................     64,295(8)          *
      Robert J. Burian.............................    125,036(9)          *
      Andrew A. Campbell...........................        --              *
      Michael H. Carney............................    137,244(10)         *
      Joseph Chalhoub..............................    352,146(11)         *
      David A. Dattilo.............................    121,435(12)         *
      Lawrence Davenport...........................      8,158(13)         *
      Richard T. Farmer............................     43,390(14)         *
      Scott E. Fore................................     42,260(15)         *
      Russell A. Gwillim...........................    198,493(16)         *
      F. Henry Habicht II..........................     47,118(17)         *
      Edgar D. Jannotta............................     67,500(14)         *
      John G. Johnson, Jr..........................     99,179(18)         *
      Scott D. Krill...............................      4,362(19)         *
      Karl G. Otzen................................  1,481,093(4)       2.53%
      Clark J. Rose................................     79,914(20)         *
      Laurence M. Rudnick..........................     45,590(21)         *
      Paul D. Schrage..............................     31,180(14)         *
      C. James Schulz..............................     17,300(22)         *
      Marcia E. Williams...........................     12,250(23)         *
      Robert W. Willmschen.........................    148,755(24)         *
      W. Gordon Wood...............................     71,317(14)         *
      All Directors and Officers as a Group (24
       persons)....................................  4,212,953(25)      6.99%

--------
*Denotes less than one percent of shares outstanding.

 (1) Under regulations of the Securities and Exchange Commission, persons who own or have the power to vote or dispose of shares, either alone or jointly with others, are deemed to be the beneficial owners of such shares. Such persons are also deemed to be the beneficial owners of shares beneficially owned by certain close family members.

 (2) Shares subject to options exercisable within 60 days of December 19, 1997 are considered outstanding for the purpose of determining the percent of the class held by the holder of such option, but not for the purpose of computing the percentage held by others.
 (3) The shares shown for Joan Emery Lammers include 683,760 shares contributed by or on behalf of Mrs. Lammers in December 1992 to Circle L Enterprises L.P. (the "Circle L Limited Partnership"). See Note (4).

 (4) Karl G. Otzen and Lucy T. Otzen (the "Otzens") are husband and wife. For purposes of this table, each is deemed to own shares owned by the other, and accordingly the same shares are shown opposite each of their names. In December 1992, the Otzens caused 683,760 of the shares shown opposite each of their names to be contributed to Circle L Limited Partnership. The general partner which controls the Partnership is a corporation in which Karl G. Otzen, Lucy T. Otzen, Joan Emery Lammers and her husband (the "Lammers") each own 25% of the voting stock and each occupies one of the four positions on the Board of Directors. Because the Otzens and Lammers share voting power over all of the shares held by the Partnership, each of them may be deemed to "own" all shares in the Partnership under the criteria governing this table. To enhance clarity of presentation, however, the shares contributed to the Partnership by Joan Emery Lammers are shown only opposite her name in the table and the shares contributed by the Otzens are shown only opposite their respective names. The shares shown opposite the Otzens' names also include: 757,721 shares owned by trusts of which the Otzens are co-trustees, 9,100 shares owned by a trust of which The Northern Trust Company is trustee and 30,000 shares subject to options exercisable by Karl G. Otzen within 60 days of December 19, 1997.
 (5) All shares are owned by a trust of which The Northern Trust Company is trustee.

 (6) Includes 73 shares owned by his wife, 537,492 shares subject to options exercisable within 60 days of December 19, 1997 and 1,260 shares held in Safety-Kleen's 401(k) plan as to which he does not have voting control.

 (7) Includes 53,487 shares subject to options exercisable within 60 days of December 19, 1997 and 1,686 shares held in Safety-Kleen's 401(k) plan as to which he does not have voting control.

 (8) Includes 53,537 shares subject to options exercisable within 60 days of December 19, 1997.

 (9) Includes 121,175 shares subject to options exercisable within 60 days of December 19, 1997.

(10) Includes 90,775 shares subject to options exercisable within 60 days of December 19, 1997.

(11) Includes 275,000 shares owned by Breslube Industries, Ltd. of which 100% is owned by Mr. Chalhoub. Also included are 59 shares owned by his wife, 75 shares owned by his son and 77,012 shares subject to options exercisable within 60 days of December 19, 1997.

(12) Includes 90,090 shares subject to options exercisable within 60 days of December 19, 1997.

(13) Includes 8,137 shares subject to options exercisable within 60 days of December 19, 1997 and 21 shares held in Safety-Kleen's 401(k) plan as to which he does not have voting control.

(14) Includes 30,000 shares subject to options exercisable within 60 days of December 19, 1997.

(15) Includes 89,999 shares subject to options exercisable within 60 days of December 19, 1997 and 332 shares held in Safety-Kleen's 401(k) plan as to which he does not have voting control.

(16) Includes 30,223 shares owned by his wife and 30,000 shares subject to options exercisable within 60 days of December 19, 1997. Mr. Gwillim is also a co-trustee for 45,827 shares held in an irrevocable trust for which he has no beneficial ownership; such shares are not included in the table.

(17) Includes 44,500 shares subject to options exercisable within 60 days of December 19, 1997 and 218 shares held in Safety-Kleen's 401(k) plan as to which he does not have voting control.

(18) Includes 700 shares owned by his wife, 85,375 shares subject to options exercisable within 60 days of December 19, 1997 and 532 shares held in the Company's 401(k) plan as to which he does not have voting control. Mr. Johnson resigned from the Company on August 8, 1997.

(19) Includes 3,974 shares subject to options exercisable within 60 days of December 19, 1997 and 288 shares held in Safety-Kleen's 401(k) plan as to which he does not have voting control.

(20) Includes 68,157 shares subject to options exercisable within 60 days of December 19, 1997.

(21) Includes 43,849 shares subject to options exercisable within 60 days of December 19, 1997.

(22) Includes 15,375 shares subject to options exercisable within 60 days of December 19, 1997.

(23) Includes 11,250 shares subject to options exercisable within 60 days of December 19, 1997.

(24) Includes 99,826 shares subject to options exercisable within 60 days of December 19, 1997.

(25) Includes 1,674,010 shares subject to options exercisable within 60 days of November 18, 1997 and 4,337 shares held in Safety-Kleen's 401(k) plan as to which they do not have voting control.

                            INDEPENDENT ACCOUNTANTS

  The consolidated financial statements incorporated in this Proxy Statement by reference to Safety-Kleen's Annual Report on Form 10-K for the year ended December 28, 1996 have been audited by Arthur Andersen LLP, independent accountants, as stated in their report, which also is incorporated herein by reference.

  Representatives of Arthur Andersen LLP will attend the Special Meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders.

                             CERTAIN LEGAL MATTERS

  Between November 4 and 12, 1997, and on December 5, 1997, a total of seven putative class actions were filed against Safety-Kleen and its directors in the Circuit Court of Cook County, Illinois. In general, the complaints allege, among other things, that the director defendants (i) have refused to seriously consider the Laidlaw Environmental offer, and have failed to maximize shareholder value by entertaining offers to purchase Safety-Kleen, (ii) have breached their fiduciary and other common law duties due to plaintiffs and other class members in that they have not exercised, and are not exercising, independent business judgment and (iii) are acting to entrench themselves in their offices and positions and maintain their salaries and prerequisites, all at the expense and to the detriment of the public shareholders of Safety-Kleen. As relief, the complaints seek, among other things (i) a declaration that the action be certified as a proper class action; (ii) injunctive relief requiring that the director defendants carry out their fiduciary duties to plaintiff and other members of the class by announcing their intention to, among other things, cooperate fully with any entity or person, including Laidlaw Environmental, having a bona fide interest in proposing any transaction that would maximize shareholder value; and (iii) damages, costs, and attorneys' fees. Safety-Kleen believes that the allegations contained in the complaints are without merit and, if the plaintiffs elect to proceed with their actions, intends to contest the actions vigorously on behalf of itself and the Board of Directors. On December 5, 1997, six of the seven actions were consolidated into a single action.

  On November 17, 1997, Safety-Kleen filed a lawsuit in Federal District Court for the Northern District of Illinois against Laidlaw Environmental seeking a declaratory judgment that Laidlaw Environmental violated the "gun-jumping" prohibitions of federal securities laws by certain of its public announcements made before the effectiveness of the registration statement with the Commission relating to the Laidlaw Environmental shares it proposes to use in its offer for Safety-Kleen. The suit also challenged Laidlaw Environmental's asserted right under Wisconsin law to demand such a shareholders' meeting at that time.

  On November 24, 1997, Laidlaw Environmental answered the complaint, denying liability and asserting several defenses. In addition, Laidlaw Environmental and its subsidiary filed counterclaims against Safety-Kleen and its directors. The counterclaims seek a declaratory judgment that Safety-Kleen is required to hold a special meeting under Wisconsin law, and assert claims against Safety-Kleen for violation of certain Wisconsin statutes pertaining to furnishing of shareholder lists and takeovers, and against the directors for breach of fiduciary duty in failing to negotiate with Laidlaw Environmental, and for failure to amend the shareholder rights plan, and a derivative claim for corporate waste. Safety-Kleen believes that Laidlaw Environmental's counterclaim is without merit and intends to contest such action vigorously on behalf of Safety-Kleen and the Board of Directors.

  On December 4, 1997, the Federal District Court of the Northern District Court of Illinois ruled that Laidlaw Environmental can seek the approval of Safety-Kleen shareholders at a special meeting to restore voting power to Shares that Laidlaw Environmental may acquire in excess of 20% of the outstanding Shares. Accordingly, Safety-Kleen has scheduled a special meeting of shareholders on January 9, 1998 to vote on such restoration of voting power. The Court has also scheduled a preliminary hearing for January 28, 1998 on Laidlaw Environmental's request that the Rights Agreement be amended to make it inapplicable to the Revised Laidlaw Environmental Exchange Offer and that the Court void the termination fee and certain other provisions of the Merger Agreement.

                             SHAREHOLDER PROPOSALS

  In the event the Merger is consummated, it is not anticipated that Safety-Kleen will conduct the 1998 annual shareholder meeting. In order to be considered for inclusion in the Proxy Statement relating to the 1998 annual shareholders' meeting, any proposal by a shareholder was required to have been received by Safety-Kleen at its principal executive office in Elgin, Illinois, by November 21, 1997.

  Pursuant to Safety-Kleen's bylaws, shareholder nominations and proposals for business to be brought before a meeting of shareholders of Safety-Kleen must satisfy certain advance notice provisions set forth in the bylaws. These provisions require timely notice of shareholder nominations and proposals to be given in writing to Safety-Kleen, generally not less than 60 days nor more than 90 days prior to the date of the meeting to which such notice relates.

                                          By Order of the Board of Directors

                                          LOGO
                                          Scott Krill
                                          Secretary

January   , 1998
Elgin, Illinois

                                                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF NOVEMBER 20, 1997,

                                  BY AND AMONG

                                SK PARENT CORP.

                              SK ACQUISITION CORP.

                                      AND

                               SAFETY-KLEEN CORP.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 ARTICLE I.   THE MERGER................................................   1
    1.1.      The Merger................................................   1
    1.2.      Closing...................................................   1
    1.3.      Effective Time............................................   1
    1.4.      Effects Of The Merger.....................................   2
    1.5.      Articles Of Incorporation; By-laws; Purposes..............   2
    1.6.      Directors.................................................   2
    1.7.      Officers..................................................   2
 ARTICLE II.   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS.................................   2
    2.1.      Conversion of Shares......................................   2
    2.2.      Employee Stock Options....................................   2
    2.3.      Surrender of Certificates.................................   3
 ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY............   4
    3.1.      Organization and Qualifications...........................   4
    3.2.      Capitalization............................................   4
    3.3.      Authority and Absence of Conflict.........................   5
    3.4.      Reports...................................................   6
    3.5.      Absence of Certain Changes; Liabilities...................   6
    3.6.      Employee Benefit Plans....................................   6
    3.7.      Litigation; Violation of Law..............................   8
    3.8.      Labor.....................................................   8
    3.9.      Taxes.....................................................   8
    3.10.     Environmental Matters.....................................   9
    3.11.     Brokers...................................................  10
    3.12.     Title to Properties.......................................  10
    3.13.     Information Supplied......................................  10
    3.14.     Opinion Of Financial Advisor..............................  11
    3.15.     Board Recommendation......................................  11
    3.16.     Required Company Vote.....................................  11
    3.17.     Rights Agreement..........................................  11
 ARTICLE IV.   REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER...  11
    4.1.      Organization and Qualification............................  11
    4.2.      Capital Stock of Purchaser................................  11
    4.3.      Authority and Absence of Conflict.........................  12
    4.4.      Brokers...................................................  12
    4.5.      Interim Operations Of Parent and Purchaser................  12
    4.6.      Proxy Statement...........................................  12
    4.7.      Funds Available...........................................  13
    4.8.      Ownership of Shares.......................................  13
    4.9.      No Litigation.............................................  13
               COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO
 ARTICLE V.    MERGER...................................................  13
    5.1.      Conduct Of Business Of The Company........................  13
 ARTICLE VI.   ADDITIONAL AGREEMENTS....................................  14
    6.1.      Preparation Of Proxy Statement; Shareholders Meeting......  14
    6.2.      Access To Information; Confidentiality....................  15

                                                                           PAGE
                                                                           ----
    6.3.       Filings; Commercially Reasonable Best Efforts............   15
    6.4.       Public Announcements.....................................   16
    6.5.       Notification of Certain Matters..........................   16
    6.6.       Employee Benefits........................................   16
    6.7.       Indemnification And Insurance............................   16
    6.8.       Solicitation.............................................   17
 ARTICLE VII.   CONDITIONS PRECEDENT....................................   18
                     Conditions To Each Party's Obligation To Effect The
    7.1.       Merger...................................................   18
    7.2.       Conditions To Obligations Of Parent......................   19
    7.3.       Conditions To Obligation Of The Company..................   20
 ARTICLE VIII.  TERMINATION, AMENDMENT AND WAIVER.......................   20
    8.1.       Termination..............................................   20
    8.2.       Effect Of Termination....................................   21
 ARTICLE IX.    GENERAL PROVISIONS......................................   21
    9.1.       Nonsurvival Of Representations And Warranties............   21
    9.2.       Payment Of Expenses......................................   21
    9.3.       Notices..................................................   22
    9.4.       Certain Definitions; Interpretation......................   23
    9.5.       Entire Agreement.........................................   23
    9.6.       Counterparts.............................................   23
    9.7.       Severability.............................................   23
    9.8.       Captions.................................................   23
    9.9.       Amendment................................................   23
    9.10.      Waiver...................................................   24
    9.11.      No Third-Party Beneficiaries; Assignability..............   24
    9.12.      Best Knowledge...........................................   24
    9.13.      Governing Law............................................   24
 SCHEDULES
    Company Disclosure Schedule
    Parent Disclosure Schedule

  THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of November 20, 1997, is by and among SK Parent Corp., a Delaware corporation ("Parent"), SK Acquisition Corp., a Wisconsin corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Safety-Kleen Corp., a Wisconsin corporation (the "Company").

  WHEREAS, the respective Boards of Directors of the Company, Parent and Purchaser have determined that the merger of Purchaser with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective stockholders, and such Boards of Directors have approved such Merger, pursuant to which each issued and outstanding share of common stock, par value $.10 per share, of the Company and the Rights (as defined in Section 3.2) (the "Shares") associated therewith (other than Shares owned, directly or indirectly, by the Company or any subsidiary (as defined in Section 9.4) of the Company or by Parent) will be converted into the right to receive $27 per share in cash;

  WHEREAS, the Merger and this Agreement require the vote of at least 66 2/3% of the outstanding Shares for the approval thereof (the "Company Shareholder Approval");

  WHEREAS, Parent, as the sole stockholder of Purchaser, has voted all of its Shares by a consent of sole stockholder, dated November 19, 1997, in favor of the Merger;

  WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                  ARTICLE I.

                                  THE MERGER

  1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the Wisconsin Business Corporation Law (the "WBCL"), Purchaser shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Upon the Effective Time, the separate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall continue, under the name "Safety-Kleen Corp.," to be governed by the laws of the State of Wisconsin.

  1.2. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
8.1 and subject to the satisfaction or waiver of the conditions set forth in
Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the second business day after satisfaction of the conditions set forth in Section 7.1 (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Sections 7.2 and 7.3) (the "Closing Date"), at the offices of Sonnenschein Nath & Rosenthal, 8000 Sears Tower, Chicago, Illinois 60606, unless another date, time or place is agreed to in writing by the parties hereto.

  1.3. Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII, the parties shall file appropriate Articles of Merger (the "Articles of Merger") as provided in the WBCL and shall make such other filings, recordings or publications required under the WBCL in connection with the Merger. The Merger shall become effective upon the date on which the Articles of Merger have been received for filing by the Secretary of the State of Wisconsin, or such later date as is agreed upon by the parties and specified in the Articles of Merger, and the time of such effectiveness is hereinafter referred to as the "Effective Time."

  1.4. Effects Of The Merger. The Merger shall have the effects set forth in
Section 180.1106 of the WBCL.

  1.5. Articles Of Incorporation; By-laws; Purposes. (a) Subject to Section 6.7, at the Effective Time of the Merger, and without any further action on the part of the Company, Parent or Purchaser, the Restated Articles of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended, subject to Section 6.7 of this Agreement, as provided therein and under the WBCL.

    (b) At the Effective Time of the Merger, and without any further action on the part of the Company or Parent or Purchaser, the By-laws of Purchaser as in effect at the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended, subject to Section 6.7 of this Agreement, as provided therein or by applicable law.

  1.6. Directors. The directors of Purchaser at the Effective Time shall be the initial directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

  1.7. Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                  ARTICLE II.

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS

  2.1. Conversion of Shares. At the Effective Time and by virtue of the Merger, and without any action on the part of the holders thereof:

     (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Subsection 2.1(b) below) shall be converted into the right to receive $27 in cash (the "Merger Consideration"). All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such certificate in accordance with Section 2.3.

     (b) Each Share held in the treasury of the Company, if any, and each Share owned by Parent, Purchaser or the Company, or by any direct or indirect subsidiary of any of them, shall be cancelled and retired without payment of any consideration therefor.

     (c) All shares of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into that number of validly issued, fully paid and non-assessable (except for certain statutory personal liability which may be imposed on shareholders under Section 180.0622(2)(b) of the WBCL) shares of common stock, par value $.01 per share, of the Surviving Corporation equal to the aggregate number of shares of the Company issued and outstanding immediately prior to the Effective Time.

  2.2. Employee Stock Options. The Company shall (i) terminate its 1985 Stock Option Plan, 1993 Stock Option Plan and 1988 Non-Qualified Stock Option Plan for Outside Directors (collectively the "Option Plans"), immediately prior to the Effective Time without prejudice to the rights of the holders of options awarded pursuant thereto and (ii) grant no additional options or similar rights under the Option Plans or otherwise on or after the date hereof. As used hereafter in this Section 2.3, "Options" shall include each stock option granted by the Company, whether pursuant to the Option Plans or otherwise.

  The Company shall use its best efforts to obtain the consent of each holder of any Options (whether or not then exercisable) that it does not have the right to cancel to the cancellation of his Options (irrespective of their exercise price), and upon obtaining such consent, shall cancel the options covered by such consent or, in the case of Options that the Company has the right to cancel, shall cancel such Options, such cancellation (whether or not consent is required therefor) to take effect immediately prior to the Effective Time. In consideration of each cancellation of Options, the Company shall agree to and shall pay to such holders, immediately prior to the Effective Time, in respect of each Option (whether or not then exercisable) so cancelled, an amount equal to the excess, if any, of the Merger Consideration over the exercise price thereof, multiplied by the number of Shares subject thereto, reduced by the amount of withholding or other taxes required by law to be withheld (or, in the case of options related to limited stock appreciation rights, the Change of Control Value as defined in the Option Plan under which such options were issued).

  2.3. Surrender of Certificates. (a) From and after the Effective Time, a bank or trust company to be designated by Parent, with the prior approval of the Company (the "Exchange Agent"), shall act as exchange agent in effecting the exchange, for the Merger Consideration multiplied by the number of Shares formerly represented thereby, of certificates (the "Certificates") that, prior to the Effective Time, represented Shares entitled to payment pursuant to
Section 2.1. As of the Effective Time, Parent shall, on behalf of Purchaser, deposit with the Exchange Agent, for the benefit of the holders of Shares (excluding any Shares described in Section 2.1(b)), for the payment in accordance with this Article II, through the Exchange Agent, cash in an amount equal to the Merger Consideration multiplied by the number of outstanding Shares immediately prior to the Effective Time (excluding any Shares described in Section 2.1(b)) (such cash being hereinafter referred to as the "Payment Fund"). Parent shall cause the Paying Agent, pursuant to irrevocable instructions, to deliver the cash contemplated to be paid pursuant to Section 2.1(a) out of the Payment Fund. The Payment Fund shall not be used for any other purpose. Upon the surrender of each Certificate and the delivery by the Exchange Agent of the Merger Consideration in exchange therefor, such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Shares held by Parent, Purchaser or the Company or any direct or indirect subsidiary of Parent, Purchaser or the Company) shall represent solely the right to receive the Merger Consideration applicable to the Shares represented by such Certificate multiplied by the number of Shares represented by such Certificate. No interest shall be paid or shall accrue on any amount payable on and after the Effective Time by reason of the Merger upon the surrender of any such Certificate. Upon the surrender and exchange of such an outstanding Certificate, the holder shall receive the Merger Consideration applicable to the Shares represented thereby, without any interest thereon. If the Merger Consideration is to be paid to a person other than the person in whose name the Certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition to such payment or exchange that such Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer, and that the person requesting such payment or exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such Merger Consideration to a person other than the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (b) Promptly following the date of the first anniversary of the Effective Time, the Exchange Agent shall return to the Surviving Corporation all cash in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing Shares may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat or similar laws) receive in exchange therefor the Merger Consideration applicable to the Shares represented thereby, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable law.

  (c) Promptly after the Effective Time, the Exchange Agent shall mail, to each record holder of Certificates that immediately prior to the Effective Time represented Shares, a form of letter of transmittal and instructions, approved by Parent, for use in surrendering such Certificates and receiving the Merger Consideration therefor.

  (d) At and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company except for the right to surrender such Certificates in exchange for the Merger Consideration, and there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of any Shares that were outstanding immediately prior to the Merger. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, as provided in Section 2.1 hereof.

  (e) The Exchange Agent shall invest any cash included in the Payment Fund, as directed by the Surviving Corporation, provided that such investment shall be (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the Effective Time, (ii) certificates of deposit, eurodollar time deposits and bankers' acceptances with maturities not exceeding six months and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia, provided that such commercial bank, depository institution or trust company has, at the time of investment, (A) capital and surplus exceeding $250 million and (B) outstanding short-term debt securities which are rated at least A-1 by Standard & Poor's Rating Group Division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Services, Inc. or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investment,
(iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper having a rating in the highest rating categories from Standard & Poor's Rating Group Division of The McGraw-Hills Companies, Inc. or Moody's Investors Services, Inc. or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investments and in each case maturing within six months of the Effective Time and (v) money market mutual or similar funds having assets in excess of $1 billion. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

                                 ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Parent and Purchaser that, except as specifically disclosed or reflected (including, in the case of financial statements, provided for) in the Company Disclosure Schedule delivered herewith to Parent and Purchaser, or in the Company's Form 10-K for the fiscal year ended December 28, 1996 ("Form 10-K") as filed with the Securities and Exchange Commission (the "Commission"), any subsequently filed Forms 10-Q and Forms 8-K, the annual report to shareholders for the fiscal year ended December 28, 1996 delivered to Parent (the "Annual Report"), and the proxy statement for the 1997 Annual Meeting (such Forms, the Annual Report and such proxy statement, including without limitation any financial statements and related notes or schedules included in such documents and all exhibits and schedules included or incorporated by reference therein, are herein collectively referred to as the "SEC Reports"):

  3.1. Organization and Qualifications. Each of the Company and its Significant Subsidiaries (as defined in Section 9.4) is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated by it, or the business conducted by it, requires such qualification and where failure to so qualify or be in good standing would have a Material Adverse Effect (as defined in Section 9.4). Each of the Company and its Significant Subsidiaries has the corporate power to carry on its respective businesses as they are now being conducted. Copies of the charter and by-laws of each of the Company and its Significant Subsidiaries, and all amendments thereto as presently in effect, have been delivered to Parent, and such copies are complete and correct as of the date hereof.

  3.2. Capitalization. (a) The authorized capital stock of the Company consists of (i) 300,000,000 Shares of which, as of November 18, 1997, 58,520,180 Shares were issued and outstanding and (ii) 1,000,000 Shares of preferred stock, par value $.10 per share, of the Company (the "Preferred Stock"), none of which is issued and outstanding. As of November 18, 1997, (i) 5,271,343 Shares were reserved for issuance upon the exercise of outstanding options granted pursuant to the Option Plans, 119,269 Shares are reserved for issuance under the Employee Stock Purchase Plan and 220,000 Shares are reserved for issuance under the Company's 1988 Non-Qualified Stock Option Plan for outside directors and (ii) 64,330,792 Shares were reserved for issuance in connection with the Common Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement dated as of November 9, 1988, as amended by a First Amendment to Rights Agreement dated as of August 10, 1990 and Second Amendment to Rights Agreement dated as of November 20, 1997 (as so amended, the "Rights Agreement"), between the Company and The First National Bank of Chicago, as Rights Agent. Except as set forth above, and except for warrants dated January 27, 1995 issued to H. Wayne Huizenga to purchase up to 200,000 Shares, there are no outstanding options, warrants, agreements, contracts, calls, commitments or demands of any character, preemptive or otherwise, other than this Agreement, relating to any of the capital stock of the Company. All of the outstanding Shares are duly authorized, validly issued, fully paid and non-assessable (except as provided in Section 180.0622(2)(b) of the WBCL and judicial interpretations thereof). The Company Disclosure Schedule lists each subsidiary of the Company and the ownership interest therein of the Company. All outstanding shares of capital stock of the Company's subsidiaries are owned by the Company or a direct or indirect wholly owned subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature.


  (b) There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the subsidiaries. None of the Company or its subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its subsidiaries.

  3.3. Authority and Absence of Conflict. (a) The Company has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and unanimously authorized by the Board of Directors of the Company, and, except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Purchaser) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

  (b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance or payment required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of
(x) the charter or by-laws of the Company or any of its Significant Subsidiaries, (y) the charter or by-laws of any of its Subsidiaries that are not Significant Subsidiaries, or (z) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or to which any of them or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next subsection, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company and its subsidiaries or any of their respective properties or assets; except, in the case of each of clauses (i)(y), (i)(z), and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances which would not have a Material Adverse Effect or prevent or delay in any material respect the consummation of the Merger.

  (c) Other than in connection with or in compliance with the provisions of the WBCL, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any property or assets, the federal, state and local environmental, health or safety laws or regulations, and to the best knowledge of the Company, certain state securities or "takeover" statutes, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to give such notices, make such filings or obtain such authorizations, consents or approvals would not have a Material Adverse Effect or prevent or delay in any material respect the consummation of the Merger.

  3.4. Reports. The Company has filed all forms, reports and documents required under Section 13(a) under the Exchange Act with the Commission since December 31, 1995, and none of such forms, reports or documents, including without limitation any financial statements or schedules included therein, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The consolidated balance sheet (including the related notes) included in the Form 10-K and in the Form 10-Q for the thirty-six weeks ended September 6, 1997 (the "Form 10-Q") fairly presented the consolidated financial position of the Company and its consolidated subsidiaries as of the date thereof, and the other related statements (including the related notes) included therein fairly presented the consolidated results of operations and the changes in consolidated financial position of the Company and its consolidated subsidiaries for the fiscal period set forth therein. Each of the financial statements (including the related notes) included in the Form 10-K and in the Form 10-Q has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and except that the quarterly financial statements do not contain all footnotes required by generally accepted accounting principles. The representations and warranties set forth in this Section 3.4 shall not apply to any noncompliance, non-filings, misstatements, omissions or failures to present fairly or conform to generally accepted accounting principles which either (i) were corrected in a subsequent form, report or document filed with the Commission prior to the date of this Agreement, or (ii) would not have a Material Adverse Effect or prevent or delay in any material respect the consummation of the Merger. None of the Company's subsidiaries is required to file any forms, reports or other documents with the Commission.

  3.5. Absence of Certain Changes; Liabilities. Since December 28, 1996, (i) the Company and its Subsidiaries have conducted their respective businesses and operations only in the ordinary and usual course, (ii) there has not been any change in the financial condition, properties, business or results of operations of the Company and its subsidiaries that has had a Material Adverse Effect, (iii) neither the Company nor any of its subsidiaries has incurred any liabilities or obligations (secured or unsecured and whether accrued, absolute, contingent, direct, indirect or otherwise) (the "Liabilities") except Liabilities that do not have a Material Adverse Effect, and (iv) neither the Company nor any of its subsidiaries has taken any of the actions contemplated by Section 5 hereof.

  3.6. Employee Benefit Plans. (a) With respect to all employees and former employees of the Company, neither the Company nor any of its affiliates presently maintains, sponsors, contributes to, is required to contribute to or has any liability under: (i) any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, cafeteria, flexible spending account, medical, dependent care, stock option, stock purchase, stock appreciation rights, savings, deferred compensation, employment, consulting, severance or termination pay, funded vacation pay, welfare or other employee compensation, benefit or fringe benefit plan, program, agreement, or arrangement, the existence of which or the failure of the Company or any of its affiliates to comply with which or to satisfy such liability would have, either individually or in the aggregate, a Material Adverse Effect; or (ii) any plan, program, agreement, or arrangement which is an "employee pension benefit plan" as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or an "employee welfare benefit plan" as defined in Section 3(1) of ERISA, the existence of which or the failure of the Company or any of its affiliates to comply with which or to satisfy such liability would have, either individually or in the aggregate, a Material Adverse Effect. The Company Disclosure
Schedule includes a list of all plans, programs, agreements, and arrangements set forth in clauses (i) and (ii) of the preceding sentence which are maintained, sponsored, contributed to or required to be contributed to by the Company or any of its affiliates (the "Employee Benefit Plans"). The term "affiliate" for purposes of this Section
3.6 means any organization that would be aggregated with the Company under
Section 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

  (b) Each Employee Benefit Plan which is intended to comply with the provisions of Section 401(a) of the Internal Revenue Code has been submitted to the Internal Revenue Service (the "IRS") and received a determination letter which states that such Employee Benefit Plan is so qualified, and to the best of the Company's knowledge no event has occurred since the date of such letter which would (i) cause such Employee Benefit Plan not to be so qualified or (ii) cause any trust maintained under such Employee Benefit Plan not to be exempt from taxation under Section 501(a) of the Internal Revenue Code.

  (c) To the best knowledge of the Company, with respect to each Employee Benefit Plan which is subject to Title I of ERISA, neither the Company nor any of its affiliates has failed to comply with any applicable reporting, disclosure or other requirements of ERISA and the Internal Revenue Code, except for such failures to comply which would not have, either individually or in the aggregate, a Material Adverse Effect, and there has been no "prohibited transaction" as described in Section 4975 of the Internal Revenue Code or Section 406 of ERISA the failure to correct which would have, either individually or in the aggregate, a Material Adverse Effect.

  (d) Neither the Company nor any affiliate maintains any Employee Benefit Plans subject to the minimum funding standards of ERISA and the Internal Revenue Code.

  (e) Neither the Company nor any of its affiliates presently maintains, contributes to or has any liability (including current or potential withdrawal liability) with respect to any "multiemployer plan" as such term is defined in
Section 3(37) of ERISA.

  (f) Neither the Company nor any of its affiliates has maintained an employee pension benefit plan subject to Title IV of ERISA.

  (g) There is no pending or, to the best knowledge of the Company, threatened legal action, proceeding or investigation against or involving any Employee Benefit Plan (other than routine claims for benefits), the adverse resolution of which would have, either individually or in the aggregate, a Material Adverse Effect.

  (h) With respect to any employee or former employee of the Company, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), neither the Company nor any of its affiliates presently sponsors, maintains, contributes to, is required to contribute to or has any liability under any funded or unfunded medical, health or life insurance plan or similar arrangement for present or future retirees or present or future terminated employees the existence of which or the failure to satisfy which would have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any subsidiary or affiliate of the Company maintains or contributes to a trust, organization or association described in any of Sections 501(c)(9), 501(c)(17) or 501(c)(20) of the Internal Revenue Code.

  (i) With respect to each of the Employee Benefit Plans, the Company has delivered or made reasonably available to Parent true and complete copies of:
(i) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (ii) the most recent IRS Form 5500; (iii) the most recent financial statement; (iv) the most recent Summary Plan Description required under ERISA; (v) the most recent actuarial report, if required under ERISA and (vi) the most recent determination letter received from the IRS with respect to each Employee Benefit Plan intended to qualify under Section 401 of the Internal Revenue Code.

  (j) To the best of the Company's knowledge, each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Internal Revenue Code.

  (k) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any affiliate of incurring any such liability (other than for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due)). Insofar as the representation made in this section 3.6(k) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year ended prior to the Effective Time.

  (l) The PBGC has not instituted proceedings to terminate any Employee Benefit Plan subject to Title IV of ERISA ("Title IV Plan") and to the best of the Company's knowledge no condition exists that presents a risk that such proceedings will be instituted.

  (m) With respect to the Title IV Plans, the present value of the accumulated benefit obligation under such plan, calculated based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then fair value of the assets of such plans in the aggregate as calculated pursuant to FAS 87.

  (n) No Title IV Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Effective Time. All contributions required to be made with respect to any Employee Benefit Plan on or prior to the Effective Time have been (or will have been) timely made.

  (o) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, entitle the current and former employees and current and former officers of the Company and any affiliates to severance pay, which, in the aggregate, will exceed $45,744,000 unless the Surviving Corporation does not offer employment to an employee who is an eligible employee who is eligible for severance pay under the Safety-Kleen Corp. Severance Pay Plan in a position with total compensation that is within 15 percent of the employee's current total compensation and at a location that is within a 30 mile radius of the employee's current work location.

  (p) All actions will have been taken, or which have failed to be taken, with respect to the Employee Benefit Plans, would not, in the aggregate, have a Material Adverse Effect.

  3.7 Litigation; Violation of Law. (a) There are no claims, actions, suits or proceedings or investigations pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries, nor is the Company or any of its subsidiaries subject to any order, judgment, writ, injunction or decree, except in either case for matters which would not have a Material Adverse Effect or materially impair the ability of the Company to consummate the Merger, and as of the date of this Agreement there are no such matters involving a contingent liability, within the meaning of that term in Financial Accounting Standards Bulletin No. 5, of more than $20,000,000.

  (b) To the best knowledge of the Company, the businesses of the Company and its subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any court or governmental entity, except for violations which do not have a Material Adverse Effect.

  3.8. Labor. There is no material dispute, grievance, controversy, strike or request for union representation pending, or, to the best knowledge of the Company, threatened, against either the Company or any of its Significant Subsidiaries.

  3.9. Taxes. (a) The Company and each subsidiary of the Company have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all Tax Returns required by applicable law to be filed by any of them prior to or as of the Effective Time, except where the failure to do so would not have a Material Adverse Effect. All material Tax Returns are, or will be at the time of filing, true, complete and correct in all material respects.

  (b) The Company and each subsidiary of the Company have paid (or have had paid on their behalf) or, where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse) or will establish or cause to be established on or before the Effective Time an adequate accrual for the payment of all Taxes due with respect to any period ending prior to or as of the Effective Time, except where the failure to pay or establish adequate reserves would not have a Material Adverse Effect.

  (c) No deficiencies for any material Taxes have been proposed, asserted or assessed against the Company or any subsidiary of the Company, and no requests for waivers of the time to assess any such material Taxes are pending. The Federal Income Tax Returns of the Company and each subsidiary of the Company consolidated in such Tax Returns are not currently being examined for years prior to the year ended December 31, 1992 and the statute of limitations has run for years prior to December 31, 1992.

  (d) There are no material Liens for Taxes upon the assets of the Company except (i) with respect to matters beings contested in good faith and (ii) Liens for Taxes not yet due.

  (e) There are no material United States federal, state, local or foreign audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of the Company.

  (f) The Company is not a party to any agreement or arrangement (written or oral) providing for the allocation or sharing of Taxes.

  (g) The Company has not filed a consent pursuant to Section 341(f)(2) of the Internal Revenue Code or agreed to have Section 341(f)(2) of the Internal Revenue Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Internal Revenue Code) owned by the Company.

  (h) The Company is a corporation within the meaning of (S)7701(a)(3) of the Internal Revenue Code.

  (i) For purposes of this Agreement, the following terms shall have the following meanings:

    (i) "Taxes" shall mean all United States Federal, state, territorial, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

    (ii) "Tax Returns" shall mean all United States Federal, state, territorial, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

  3.10. Environmental Matters. (a) Except for violations of the following clauses (i) through (vii) that would not have a Material Adverse Effect on the Company, to the best knowledge of the Company, (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws and are currently in compliance with all such laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties currently or formerly owned or operated by the Company or any of its subsidiaries contains any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any court or governmental entity or third party indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, including, without limitation, liability relating to sites not owned or operated by the Company or any of its subsidiaries, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings, pending or threatened, against the Company or any subsidiaries relating to any violation of or liability under, or alleged violation of or liability under, any Environmental Law, (v) all reports that are required to be filed by the Company or any of its subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law have been so filed,
(vi) no Hazardous Substance has been disposed of, released or transported in violation of or under circumstances that could create liability under any applicable Environmental Law from any properties owned by the Company or any of its subsidiaries as a result of any activity of the

Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any subsidiaries, (vii) neither the Company, any of its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, and (viii) the Company has provided Parent with each environmental audit, test or analysis performed within the last three years of any property currently or formerly owned or operated by the Company or any of its subsidiaries (x) sufficient to put the Parent on notice of any condition of environmental impairment which would give rise to a Material Adverse Effect and (y) of which the Company has knowledge.

  (b) As used herein, "Environmental Law" means any United States Federal, territorial, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect on the date hereof. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the date hereof, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

  (c) As used herein, "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated byphenyls.

  3.11. Brokers. No agent, broker, investment banker, financial advisor or other person or entity is or will be entitled to any brokerage commission, finder's fee or like payment in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

  3.12. Title to Properties. The Company and its subsidiaries have good, valid and marketable title to the properties and assets listed on the most recent consolidated balance sheet included in the SEC Reports (the "Balance Sheet") as owned by it (other than properties and assets disposed of in the ordinary course of business since the date of the Balance Sheet), and all such properties and assets are free and clear of any liens, except as described in the SEC Reports and the financial statements included therein or in the Company Disclosure Schedule and other than liens for current taxes not yet due and other liens, security interests, charges, encumbrances, easements, covenants, restrictions or title imperfections that do not have a Material Adverse Effect.

  3.13. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 6.1(a)) will, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of Parent or Purchaser specifically for inclusion therein.

  3.14. Opinion Of Financial Advisor. The Company has received the opinion of William Blair & Company L.L.C., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the Company's shareholders (other than Parent or any affiliate thereof) is fair to such holders of Shares from a financial point of view.

  3.15. Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has duly and unanimously, subject to the terms and conditions set forth herein, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the shareholders of the Company and (ii) subject to the other provisions hereof, resolved to recommend that the holders of Shares approve this Agreement and the transactions contemplated herein, including the Merger.

  3.16. Required Company Vote. The Company Shareholder Approval, being the affirmative vote of at least 66 2/3% of the outstanding Shares, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby (assuming for purposes of this representation the accuracy of representations contained in Section 4.8).

  3.17. Rights Agreement. The Board of Directors of the Company has amended the Rights Agreement prior to the execution of this Agreement so that neither the execution nor the delivery of this Agreement nor the consummation of the Merger will (i) cause any Rights issued pursuant to the Rights Agreement to become exercisable or to separate from the stock certificates to which they are attached, (ii) cause Parent or any of its affiliates to be an Acquiring Person (as such term is defined in the Rights Agreement) or (iii) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date (as such term is defined in the Rights Agreement).

                                  ARTICLE IV.

            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

  Parent and Purchaser each represent and warrant, jointly and severally, to the Company that, except as disclosed or reflected in the Parent Disclosure Schedule delivered herein to the Company:

  4.1. Organization and Qualification. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated by it, or the business conducted by it, requires such qualification and where failure to so qualify or be in good standing would have a material adverse effect on the financial condition or business of Parent and its subsidiaries, taken as a whole. Each of Parent and Purchaser has the corporate power to carry on its respective businesses as they are now being conducted. Copies of the respective charter documents and by-laws of Parent and Purchaser have heretofore been delivered to the Company, and such copies are complete and correct as of the date hereof.

  4.2. Capital Stock of Parent and Purchaser. As of the date hereof, and at all times thereafter up to and including the Effective Time, all of the outstanding shares of common stock, par value $.01 per share, of Purchaser shall be duly authorized, validly issued, fully paid, non-assessable and owned directly by Parent, free and clear of all liens, claims and encumbrances and subject to compliance with the HSR Act, all of the outstanding shares of common stock of Parent shall be duly authorized, validly issued, fully paid and non-assessable and owned equally by Philip Services Corp.; Blackstone Capital Partners III Merchant Banking Fund L.P. and Blackstone Offshore Capital Partners III L.C. (collectively, "Blackstone"); and Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P. and Apollo (U.K.) Partners, L.P. and one or more other investment funds under common management (collectively, "Apollo").

  4.3. Authority and Absence of Conflict. (a) Each of Parent and Purchaser has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Purchaser, and by Parent as sole shareholder of Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

  (b) Neither the execution and delivery of this Agreement by Parent or Purchaser, or Philip Services Corp. nor the consummation by them of the transactions contemplated hereby, nor compliance by Parent or Purchaser with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or Purchaser or any other direct or indirect subsidiary or affiliate of Parent under any of the terms, conditions or provisions of (x) the charter documents or by-laws of Parent or Purchaser or any other direct or indirect subsidiary or affiliate of Parent or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Purchaser or any other direct or indirect subsidiary of Parent is a party, or to which any of them, or any of their respective properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next subsection, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser or any other direct or indirect subsidiary or affiliate of Parent or any of their respective properties or assets; except, in the case of each of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances which, in the aggregate, would not have a material adverse effect upon the business or financial condition of Parent and Purchaser taken as a whole or of any affiliate of Parent or Purchaser or prevent or delay in any material respect the consummation of the Merger.

  (c) Other than in connection with or in compliance with the provisions of the WBCL the HSR Act (with respect to the formation of Parent), the HSR Act (with respect to the transactions contemplated hereby, if applicable), the Exchange Act, certain state securities or "takeover" statutes and the environmental, health or safety laws or regulations of various states, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by Parent and Purchaser of the transactions contemplated by this Agreement, except where the failure to give such notices, make such filings, or obtain authorizations, consents or approvals would, in the aggregate, have a material adverse effect upon the business or financial condition of Parent and Purchaser taken as a whole or prevent or delay in any material respect the consummation of the Merger.

  4.4. Brokers. No agent, broker, investment banker, financial advisor or other person or entity is or will be entitled to any brokerage commission, finder's fee or like payment in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser.

  4.5. Interim Operations Of Parent and Purchaser. Each of Parent and Purchaser was formed on November 18, 1997 solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

  4.6. Proxy Statement. None of the information supplied in writing by Parent or Purchaser specifically for inclusion in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  4.7. Funds Available. Parent has received equity and debt commitment letters ("Commitment Letters") in an aggregate amount sufficient to fund the Merger and the transactions contemplated thereby and has delivered copies of such letters to the Company.

  4.8. Ownership of Shares. Neither Parent nor Purchaser is a "significant shareholder," as defined in Section 180.1130 of the WBCL, of the Company and neither Parent nor Purchaser is an affiliate, as defined in Section 180.0103 of the WBCL, of a significant shareholder of the Company.

  4.9. No Litigation. There are no claims, actions, suits or proceedings or investigations pending or, to the best knowledge of Parent, threatened against Parent, Purchaser or any of their respective affiliates, nor is Parent, Purchaser or any of their respective affiliates subject to any order, judgment, writ, injunction or decree, in either case which would materially impair the ability of Parent or Purchaser to consummate the Merger.

                                  ARTICLE V.

           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

  5.1. Conduct Of Business Of The Company. Except as otherwise contemplated hereby or as set forth in the Disclosure Schedule, the Company covenants and agrees that, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld), prior to the Effective Time:

    (a) The business of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary and usual course of business, and the Company shall use its reasonable best efforts to maintain and preserve intact its and its subsidiaries' business organization, assets, employees, officers and consultants and advantageous business relationships.

    (b) Neither the Company nor any of its subsidiaries shall directly or indirectly do any of the following: (i) except in the ordinary course of business, sell, pledge, dispose of or encumber any assets of the Company or of any of its subsidiaries; (ii) amend its charter or by-laws or similar organizational documents; (iii) split, combine or reclassify any shares of its capital stock or declare, set aside, make or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock (except as contemplated by the Rights Agreement and except for (x) cash dividends to shareholders of the Company declared in the ordinary course of business and consistent with past practice and
  (y) dividends by wholly-owned subsidiaries of the Company); (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any capital stock of the Company; (v) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company; or (vi) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    (c) Neither the Company nor any of its subsidiaries shall, directly or indirectly, (i) except for Shares (and the associated Rights) issuable upon exercise of options outstanding under the Option Plans on the date hereof, issue, sell, pledge, dispose of or encumber, or authorize, propose or agree to the issuance, sale, pledge, disposition or encumbrance of, any shares of, or any options, warrants or rights of any kind to acquire any shares of or any securities convertible into or exchangeable or exercisable for any shares of, its capital stock of any class or any other securities in respect of, in lieu of, or in substitution for Shares outstanding on the date hereof; (ii) make any material acquisition, by means of merger, consolidation or otherwise, or material disposition (other than disposition of assets in the ordinary course of business), of assets or securities, or make any loans, advances or capital contributions to, or investment in, any individual or entity (other than to the Company or a wholly-owned subsidiary of the Company); (iii) except in the ordinary course of business, and other than indebtedness to or guarantees for the benefit of the Company or any affiliate of the Company and (B) borrowings to fund payments contemplated in Section 2.2 hereof, incur any indebtedness or issue any debt securities or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for, the obligations of any other individual or entity; (iv) change the capitalization of the Company (other than the incurrence of indebtedness otherwise permitted in this Agreement); (v) except in the ordinary course, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve; (vi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingency or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business or as required by applicable law; (vii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business; or (viii) authorize any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing.

    (d) Subject to Section 2.2, neither the Company nor any of its subsidiaries shall (except for salary increases or other employee benefit arrangements in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its subsidiaries, taken as a whole, or as may be required pursuant to any agreements in effect at the date hereof) adopt or amend or take any actions to accelerate any rights or benefits under (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee or any officer or director or former employee or, except in the ordinary course of business, consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not permitted by any existing plan, arrangement or agreement.

    (e) Except in the ordinary course of business, neither the Company nor any of its subsidiaries shall make any tax election or, except in the ordinary course of business, settle or compromise any federal, state, local or foreign income tax liability.

    (f) Except in the ordinary course of business, neither the Company nor any of its subsidiaries shall permit any insurance policy naming it as beneficiary or a loss payee to be cancelled or terminated without notice to Parent.

    (g) Neither the Company nor any of its subsidiaries shall agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Article III hereof untrue or incorrect so as to result in a Material Adverse Effect.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

  6.1. Preparation Of Proxy Statement; Shareholders Meeting. (a) Promptly following the date of this Agreement, the Company shall prepare a proxy statement relating to the Shareholders Meeting (the "Proxy Statement"), and the Company shall prepare and file with the Commission the Proxy Statement. Parent will cooperate with the Company in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to the Company any and all information regarding Parent or Purchaser and their affiliates as may be required to be disclosed therein. The information provided and to be provided by Parent and the Company, respectively, for use in the Proxy Statement shall, at the date it is first mailed to the Company's shareholders and on the date of the Shareholders Meeting referred to below, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading, and the Company and Parent each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

  (b) The Company will as promptly as practicable notify Parent of (i) the receipt of any comments from the Commission and (ii) any request by the Commission for any amendment to the Proxy Statement or for additional information. All filings by the Company with the Commission, including the Proxy Statement and any amendment thereto, and all mailings to the Company's shareholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of Parent (such approval not to be unreasonably withheld or delayed). Parent will furnish to the Company the information relating to it and its affiliates, including Purchaser, required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.

  (c) The Company will: (i) as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of approving this Agreement and the transactions contemplated hereby to the extent required by the WBCL and the Company's Restated Articles of Incorporation; (ii) through its Board of Directors, and subject to the other provisions hereof, recommend to its shareholders approval of the foregoing matters; and (iii) use its reasonable best efforts to obtain the necessary approval of this Agreement and the transactions contemplated hereby by its shareholders; provided, however, that, subject to Section 6.8(b), the Company may fail to make or withdraw or modify such recommendation and shall not be obligated to use its reasonable best efforts or take any action pursuant to this Section 6.1 if the Company shall have concluded in good faith, based on advice from outside legal counsel to the Company, that such actions would be in breach of the Company's Board and Directors' fiduciary duties under applicable law. Any such recommendation, together with a copy of the opinion referred to in Section 3.14, shall be included in the Proxy Statement.

  6.2. Access To Information; Confidentiality. (a) From and after the date of this Agreement and until the earlier of the Effective Time or termination of this Agreement, the Company shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford to Parent, and to the officers, employees and agents of Parent, complete access at all reasonable times to the officers, employees, agents, properties, books, records and contracts of the Company and its subsidiaries, and shall furnish Parent and its respective officers, employees and agents, all financial, operating and other data and information as Parent may reasonably request.

  (b) Parent hereby confirms to the Company that the confidentiality agreement dated as of August 28, 1997 by and between Philip Services Corp. ("Philip") and the Company ("the Confidentiality Agreement") is in full force and effect. Parent hereby agrees to be bound by and to comply with the Confidentiality Agreement to the same extent as Philip is bound thereby, and agrees that it will cause Purchaser and the affiliates of Parent and Purchaser to be bound by and to comply with that Agreement to the same extent that Philip is bound thereby, and Parent shall cause Parent's, Purchaser's and such affiliates' officers, employees, agents and representatives, including, without limitation, attorneys, accountants, consultants, financial advisers and lenders and their respective counsel to comply therewith as though they were parties thereto.

  6.3. Filings; Commercially Reasonable Best Efforts. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and effect the transactions contemplated by this Agreement, including but not limited to (i) determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement) under any applicable law or regulation or from any governmental entities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Merger and the transactions contemplated thereby, (ii) promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, permits or authorizations and (iii) doing all things necessary, proper or advisable to remove any injunctions or other impediments or delays, legal or otherwise, to the consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, the Company will not be required to commit to a divestiture transaction that is to be consummated prior to the Effective Time.

  (b) Notwithstanding the foregoing, none of Parent, Purchaser or the Company shall be obligated to use its commercially reasonable best efforts or take any action pursuant to this Section 6.3 if it determines in good faith, based on the advice of outside legal counsel, that such actions would be in breach of its Board of Directors' fiduciary duties under applicable law.

  6.4. Public Announcements. Parent, Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange.

  6.5. Notification of Certain Matters. The Company, Parent and Purchaser each agree to give prompt notice (a "Default Notice") to each other at any time from the date hereof to the Effective Time of the obtaining by it of actual knowledge as to the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause a breach of any covenant, representation or warranty contained in this Agreement so as to result in a Material Adverse Effect or in a material adverse effect upon Parent or any of its affiliates. If any party receiving a Default Notice shall not object thereto within 5 business days after receiving such Default Notice, then such party shall be deemed to have waived all rights accruing to it as a result of such breach. A party shall object to a Default Notice by giving timely notice of such party's objection thereto as provided herein to the party giving such Default Notice. For purposes of this Section 6.5, an "actual knowledge" of a party to this Agreement shall mean the best actual knowledge of its chairman of the board, president and chief financial officer.

  6.6. Employee Benefits, etc. (a) For a period of two years following the Effective Time, Parent intends to cause the Surviving Corporation to, and upon being so caused, the Surviving Corporation shall, provide employee benefit plans and programs for the benefit of employees of the Surviving Corporation and its subsidiaries that are in the aggregate no less favorable to such employees than the Employee Benefit Plans. All service credited to each employee by the Company through the Effective Time shall be recognized by Parent or the Surviving Corporation for purposes of eligibility and vesting under any employee benefit plan provided directly or indirectly by Parent or the Surviving Corporation for the benefit of the employees and in which the respective employees participate.

  (b) Notwithstanding anything in this Agreement to the contrary, Parent shall cause the Surviving Corporation to honor (without modification) and assume the written employment agreements, severance agreements and other agreements listed on the Disclosure Schedule, all as in effect on the date of this Agreement.

  (c) Parent shall cause the Surviving Corporation not to, and the Surviving Corporation shall not, terminate or adversely amend in any manner which adversely affects the benefits that participants in such Plans are entitled to thereunder with respect to any periods prior to and including the Effective Time.

  (d) Parent intends to cause the Surviving Corporation to continue to maintain its principal offices in Elgin, Illinois and to maintain its charitable commitments and community involvement.

  6.7. Indemnification And Insurance. (a) The Articles of Incorporation and by-laws of the Company (and the Surviving Corporation after the Effective
Time) shall contain the provisions with respect to indemnification set forth in the Restated Articles of Incorporation and By-Laws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who at any time prior to the Effective Time was an employee, agent, director or officer of the Company or any of the Company's subsidiaries, together with each such person's heirs, representatives, successors and assigns (individually, an "Indemnified Party" and collectively the "Indemnified Parties") in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Agreement). Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, maintain in effect for not less than 6 years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and the Company's subsidiaries on the date hereof (provided that the Company may substitute therefor policies having at least substantially the same coverage and containing terms and conditions which are no less advantageous in any material respect to the persons currently covered by such policies as insureds) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 300% of the per annum rate of premium currently paid by the Company and its subsidiaries for such insurance on the date of this Agreement, then Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, provide the maximum coverage that shall then be available at an annual premium equal to 300% of such rate. The Company represents to Parent that such per annum rate of premium currently paid by the Company and its subsidiaries is approximately $400,000. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Effective Time, then to the extent permitted by law, Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.7.

  (b) The provisions of this Section 6.7 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties and shall be binding on all successors and assigns of Parent, Purchaser, the Company and the Surviving Corporation.

  (c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made or threatened against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this
Section 6.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

  6.8. Solicitation. (a) The Company (and its subsidiaries and affiliates) will not, and the Company (and its subsidiaries and affiliates) will use their best efforts to ensure that their respective directors, officers, employees, representatives and agents do not, directly or indirectly, solicit or initiate inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any person or entity (other than Parent and its subsidiaries and their respective directors, officers, employees, representatives and agents) concerning (i) any merger, sale of assets not in the ordinary course (except for any sale of assets otherwise permitted under the terms of this Agreement), or other similar transaction involving the Company or any subsidiary or division of the Company, or the sale of any equity interest in the Company or any subsidiary, or (ii) any sale by the Company or its subsidiaries of authorized but unissued Shares or of any shares (whether or not outstanding) of any of the Company's subsidiaries (all such inquiries and proposals being referred to herein as "Acquisition Proposals"), provided, however, that nothing contained in this
Section 6.8 shall prohibit the Company or its Board of Directors from (i) subject to the provisions of Section 6.4, issuing a press release or otherwise publicly disclosing the terms of this Agreement, including, without limitation, this Section 6.8; (ii) proceeding with the transactions contemplated by this Agreement; (iii) communicating to the Company's shareholders a position as contemplated by Rule 14e-2 promulgated under the Exchange Act; (iv) making any disclosure to the Company's shareholders which, in the judgment of the Board of Directors of the Company, with the advice of outside counsel, should reasonably be made under applicable law (including, without limitation, laws relating to the fiduciary duties of directors) or (v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction; and, provided, further, that the Board of Directors of the Company may, on behalf of the Company, furnish or cause to be furnished information and may direct the Company, its directors, officers, employees, representatives or agents to furnish information, in each case pursuant to appropriate confidentiality agreements, and to participate in discussions or negotiations with any person or entity concerning any Acquisition Proposal which was not solicited by the Company or any of its subsidiaries or affiliates or any of their respective directors, officers, employees, representatives or agents, or which did not otherwise result from a breach of this Section 6.8, if (x) the Board of Directors of the Company shall conclude in good faith, after consultation with its financial advisor, that such person or entity has made or is reasonably likely to make a bona fide Acquisition Proposal for a transaction more favorable to the Company's shareholders from a financial point of view than the transactions contemplated hereby, and (y), in the opinion of the Board of Directors of the Company, only after receipt of advice from independent legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board of Directors of the Company to violate its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (x) and (y) being referred to herein as a "Superior Proposal"). The Company will immediately notify Parent of the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials received by the Company in connection with such proposal, discussion negotiation, or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction unless the Board of Directors of the Company determines, based on the advice of outside legal counsel to the Company, that giving such notice would cause the Board of Directors of the Company to violate its fiduciary duties to the Company's shareholders under applicable law. The Company agrees not to release any person or entity from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person or entity, unless the Company's Board of Directors shall conclude in good faith, after consultation with its financial advisor, that such person or entity has made or is reasonably likely to make a bona fide Acquisition Proposal for a transaction more favorable to the Company's shareholders from a financial point of view than the transactions contemplated hereby. The Company shall, and shall cause each subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company, any subsidiary of the Company or any officer, director or employee of, or investment banker, attorney, accountant or other advisor or representative of, the Company or any subsidiary with parties conducted heretofore with respect to any of the foregoing.

  (b) Except as set forth herein, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of the Company may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a Superior Proposal or enter into an agreement with respect to a Superior Proposal at any time after the second business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided that the Company shall not enter into an agreement with respect to a Superior Proposal unless the Company shall have furnished Parent with written notice not later than noon (New York time) two business days in advance of any date that it intends to enter into such agreement and shall have caused its financial and legal advisors to negotiate with Parent to make such amendments to the terms and conditions of this Agreement as would make this Agreement as so amended at least as favorable to the Company's shareholders from a financial point of view as the Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any Acquisition Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the Termination Amount (as defined in Section 9.2) subject to the provisions of Section 9.2.

                                 ARTICLE VII.

                             CONDITIONS PRECEDENT

  7.1. Conditions To Each Party's Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

    (b) Antitrust. The waiting periods (and any extensions thereof) applicable to the formation of Parent under the HSR Act shall have been terminated or shall have expired and, if applicable, the waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings required under the Competition Act (Canada) and any other applicable foreign law shall have been obtained or made, as applicable.

    (c) Statutes. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any domestic government or any governmental agency or authority of competent jurisdiction which prohibits the consummation of the Merger.

    (d) Violation of Law. Consummation of the Merger shall not result in violation of any applicable United States federal or state law providing for criminal penalties.

    (e) Litigation. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their best efforts to have any such injunction or order vacated.

  7.2. Conditions To Obligations Of Parent. The obligations of Parent to effect the Merger are further subject to the following conditions:

    (a) Representations And Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not have a Material Adverse Effect; provided that, notwithstanding any other term or provision hereof, the entering into or modification or amendment of any contract or agreement, in form and substance mutually agreeable to the parties hereto, in contemplation of the completion of the Merger (including, without limitation, employment agreements (and the options granted pursuant thereto), any option plan, any corporation services agreement and any indemnity agreements) shall not be deemed to cause any breach of, or inaccuracy in, any of the representations and warranties or covenants of the Company contained in this Agreement.

    (b) Performance Of Obligations Of The Company. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had a Material Adverse Effect), and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect, to their best knowledge.

    (c) No Litigation. There shall not be instituted or pending any suit, action or proceeding (having a substantial likelihood of success) against Parent, Purchaser, the Company or any subsidiary of the Company (i) challenging the acquisition by Parent or Purchaser of any Shares, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of the respective subsidiaries or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (iii) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, the shares of capital stock of the Surviving Corporation, including the right to vote such capital stock on all matters properly presented to the stockholders of the Surviving Corporation, (iv) seeking to prohibit or impose material limitations on the ability of Parent to effectively control in any material respect the business or operations of the Company or its subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect.

    (d) Statutes. There shall not be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a governmental entity, to the Merger, or any other action shall be taken by any governmental entity, other than the application or the Merger of applicable waiting periods under HSR Act and the Canadian Competitition Act or any other applicable foreign law, that is substantially likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of Section 7.2(c) above.

    (e) Funding. Parent shall have received sufficient funds pursuant to the Commitment Letters to consummate the Merger and the transactions contemplated thereby, provided that such failure to receive funds shall not have resulted from the failure of Parent to use its reasonable commercial efforts to consummate the transactions contemplated by the Commitment Letters.

  7.3. Conditions To Obligation Of The Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

    (a) Representations And Warranties. The representations and warranties of Parent and Purchaser set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not reasonably be expected to individually or in the aggregate have a material adverse effect on the financial condition or business of Parent or adversely affect the ability of Parent to consummate the Merger.

    (b) Performance Of Obligations Of Parent. Parent shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had, either individually or in the aggregate, a material adverse effect on the financial condition or business of Parent or adversely affect the ability of Parent to consummate the Merger).

    (c) Solvency Opinion. The Company shall have received an opinion or certificate of a reputable expert firm confirming the solvency of the Company after the Merger and related financings addressed to or for the benefit of the Board of Directors of the Company so that the Board of Directors of the Company is entitled to rely thereon.

                                 ARTICLE VIII.

                       TERMINATION, AMENDMENT AND WAIVER
  8.1. Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

    (a) by mutual written consent of Parent and the Company; or

    (b) by either Parent or the Company if any governmental body or regulatory authority of the United States of America shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this
  Section 8.1(b) shall not be available to any party that has breached its obligations under Section 6.3; or

    (c) by either Parent or the Company if the Merger shall not have been consummated on or before June 30, 1998 (other than due to the failure of the party seeking to terminate this Agreement) to perform its obligations under this Agreement required to be performed at or prior to the Effective
  Time); or

    (d) by either Parent or the Company if at the duly held meeting of the shareholders of the Company (including any adjournment thereof) held for the purpose of voting on the Merger, this Agreement and the consummation of the transactions contemplated hereby, the holders at least of 66 2/3% of the outstanding Shares shall not have approved the Merger, this Agreement and the consummation of the transactions contemplated hereby; or

    (e) by the Board of Directors of Parent, (i) if the Company shall have breached any of its representations and warranties or failed to comply with any of the covenants or agreements (without, in each instance, giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) contained in this Agreement to be complied with or performed by the Company at or prior to consummation of the Merger and such breach or failure shall have resulted in a Material Adverse Effect, or (ii) the Company shall have received from a third party a bona fide Acquisition Proposal, and the Board of Directors of the Company, shall have accepted such a proposal or (iii) the Board of Directors of the Company shall have failed to recommend to the Company Shareholders that they give the Company Shareholder Approval or shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation with respect to the Merger, or

    (f) by the Board of Directors of the Company, if (i) Parent or Purchaser shall have breached in any material respect any of its representations and warranties or failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Parent or Purchaser, or (ii) if the Company enters into a written agreement concerning a transaction that constitutes a Superior Proposal, provided that the Company shall have complied with the provisions of Section 6.8(a) and (b) hereof (including the payment of the Termination Amount) or (iii) the condition set forth in Section 7.2(e) cannot be satisfied.

  8.2 . Effect Of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, no party hereto (or any of its directors, officers, employees, agents, legal and financial advisors or other representatives) shall have any liability or further obligation to any other party to this Agreement, except as provided in this
Section 8.1 and Sections 6.2(b), 9.1 and 9.2 of this Agreement, and except that nothing herein will relieve any party from liability for its wilful breach of this Agreement.

                                  ARTICLE IX.

                              GENERAL PROVISIONS
  9.1. Nonsurvival Of Representations And Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, consummation of the Merger. This Section 9.1 have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time. The Confidentiality Agreement shall survive the termination of this Agreement and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

  9.2. Payment Of Certain Fees and Expenses. (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

  (b) Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 8.1(e)(ii) or (iii) or 8.1(f)(ii) hereof, or prior to the termination of the Agreement, any person other than Parent, Purchaser or an affiliate thereof acquires in excess of 20% of the issued and outstanding Shares, then the Company shall pay to Parent (i) concurrently with such termination, an amount equal to U.S. $50 million (the "Termination Fee"), plus
(ii) promptly, but in no event later than two days after being furnished documentation in respect thereto by Parent ("Documentation"), Parent's or its affiliates' out-of-pocket fees and expenses (including legal, investment banking, financing commitment fees, and commercial banking fees and expenses) actually incurred in connection with the Merger, due diligence investigation, the negotiation and execution of this Agreement and the transactions contemplated hereby up to a maximum amount of $25 million (the "Termination Expenses", and together with the Termination Fee, the "Termination Amount"). In addition, if this Agreement is terminated pursuant to Section 8.1(d) and at the time of such termination, Parent is not in material breach of this Agreement, then the Company shall pay to Parent, promptly but in no event later than two days after being furnished Documentation by Parent, the Termination Expenses, and, if the Company shall thereafter, within nine months after such termination, enters into an agreement with respect to an Acquisition Proposal or a third party acquires more than 50% of the Company's outstanding shares or more than 50% of the Company's assets, then the Company shall pay the Termination Fee to Parent concurrently with entering into such agreement. Any payments required to be made pursuant to this Section shall be made by wire transfer of same day funds to an account designated by Parent. Notwithstanding anything to the contrary herein, in no event shall there be more than one payment each of the Termination Fee and Termination Expenses, provided that Termination Expenses may be paid from time to time upon submission of Documentation.

  9.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

    (a)If to Parent or Purchaser:

      Philip Services Corp.
      100 King Street West
      P.O. Box 2440, LCD #1
      Hamilton, Ontario
      L8N 4J6

      Attention: Allen Fracassi
      Telecopy No. (905) 521-9160

      Apollo Management, L.P.
      1999 Avenue of the Stars
      Suite 1900
      Los Angeles, California 90067

      Attention: David B. Kaplan
      Telecopy No. (310) 201-4198

      The Blackstone Group
      345 Park Avenue
      New York, New York 10154

      Attention: Howard A. Lipson
      Telecopy No. (212) 754-8703

      With a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      919 Third Avenue
      New York, New York 10022

      Attention: Jeffrey Tindel
      Telecopy: (212) 735-2000

      With a copy to:

      Sullivan & Cromwell
      444 South Flower Street
      Los Angeles, California 90071

      Attention: Alison Ressler
      Telecopy No.: (213) 683-0457

    (b) If to the Company:

      Safety-Kleen Corp.
      One Brinckman Way
      Elgin, Illinois 60123
      Attention: Chairman
      Telecopy No.: (847) 468-8561

      with a copy to:

      Sonnenschein Nath & Rosenthal
      8000 Sears Tower
      Chicago, Illinois 60606
      Attention: Donald G. Lubin
      Telecopy No.: (312) 876-7934

  9.4. Certain Definitions; Interpretation. When a reference is made in this Agreement to subsidiaries of Parent, Purchaser or the Company, the word "subsidiaries" means any corporation 50 percent or more of whose outstanding voting securities, or any partnership, joint venture or other entity 50 percent or more of whose total equity interest, is directly or indirectly owned by Parent, Purchaser or the Company, as the case may be. The words "Significant Subsidiaries" shall have the meaning ascribed to it under Rule 1-02 of Regulation S-X of the Commission. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 under the Exchange Act. (Without limiting the generality of the foregoing, Philip, Blackstone, Apollo shall be deemed to be affiliates of Parent and Purchaser.) As used in this Agreement, "Material Adverse Effect" means any change(s) or effect(s) that, individually, or in the aggregate, are materially adverse to the financial condition, properties, business of the Company and its subsidiaries, taken as a whole, or that would prevent or materially delay the Company from performing its obligations under this Agreement. Whenever this Agreement requires Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Purchaser to take such performance and a guarantee of the performance thereof.

  9.5. Entire Agreement. This Agreement (including the Disclosure Schedule and the exhibits hereto) and the Confidentiality Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all written or oral negotiations, representations, warranties, commitments, offers, bids, bid solicitations, and other understandings prior to the date hereof, except to the extent expressly confirmed or provided herein.

  9.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  9.7. Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

  9.8. Captions. The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any provision of this Agreement or affect the construction hereof.

  9.9. Amendment. Subject to the applicable provisions of the WBCL, this Agreement may be amended by the parties hereto, at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  9.10. Waiver. Subject to the applicable provisions of the WBCL, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, or (b) subject to the proviso of Section 9.9, waive compliance with any of the agreements or conditions contained herein. In addition to the provisions contained in Section 6.5 hereof, at any time prior to consummation of the Merger any party hereto may waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.

  9.11. No Third-Party Beneficiaries; Assignability. Except for Sections 2.2, 2.3, 6.6 and 6.7 (which are intended for the benefit of, and may be enforced by, the persons or entities specified therein), this Agreement is not intended to confer or impose upon any person not a party hereto any rights, remedies, obligations or liabilities hereunder. This Agreement shall not be assigned by any party hereto, by operation of law or otherwise. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

  9.12. Best Knowledge. When used with respect to the Company in this Agreement, the term "best knowledge" shall mean to the best actual knowledge of any of the Company's Chairman of the Board, President and chief financial officer.

  9.13. Governing Law. (a) The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Wisconsin, without giving effect to the principles of conflict of laws thereof.

  (b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Illinois or any Illinois state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Illinois.

  IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunder duly authorized.

                                          Safety-Kleen Corp.

                                                  /s/ Donald W. Brinckman
                                          By: _________________________________
                                                    Donald W. Brinckman
                                                    Chairman and Chief
                                                     Executive Officer

                                          SK Parent Corp.

                                                      /s/ Colin Soule
                                          By: _________________________________
                                                        Colin Soule
                                                         President

                                          SK Acquisition Corp.

                                                      /s/ Colin Soule
                                          By: _________________________________
                                                        Colin Soule
                                                         President

                                                                        ANNEX B

                  OPINION OF WILLIAM BLAIR & COMPANY, L.L.C.

                                                              November 20, 1997

Board of Directors
Safety-Kleen Corp.
One Brinckman Way
Elgin, IL 60123-7857

Dear Directors:

  You have requested our opinion as to the fairness, from a financial point of view, to the shareholders (the "Shareholders") of Safety-Kleen Corp. (the "Company") of the consideration to be received pursuant to the terms of the Agreement and Plan of Merger dated as of November 20, 1997 (the "Merger Agreement") by and among the Company, SK Parent Corp. ("Parent") and SK Acquisition Corp., a wholly-owned subsidiary of Parent ("Purchaser"). Pursuant to the terms of, and subject to the conditions of, the Merger Agreement, Purchaser will be merged into the Company in a merger in which each of the outstanding shares of common stock of the Company will be converted into a right for the Shareholder to receive $27.00 per share of common stock in cash (the "Transaction").

  We have acted as financial advisor to the Company in connection with the Transaction. In connection with our review of the Transaction and the preparation of our opinion herein, we have: (a) reviewed the terms and conditions of the Merger Agreement and the financial terms of the Transaction as set forth in the Merger Agreement; (b) analyzed the historical revenue, operating earnings, net income, dividend capacity and capitalization, of both the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (c) analyzed certain financial and other information relating to the prospects of the Company provided to us by the Company's management, including financial projections; (d) discussed the past and current operations and financial condition and prospects of the Company with senior executives of the Company; (e) reviewed the historical market prices and trading volume of the common stock of the Company; (f) reviewed the financial terms, to the extent publicly available, of selected actual business combinations we believe to be relevant; and (g) performed such other analyses as we have deemed appropriate.

  We have assumed the accuracy and completeness of all such information and have not attempted to verify independently any of such information, nor have we made or obtained an independent valuation or appraisal of any of the assets or liabilities of the Company. With respect to financial information, we have assumed that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management, as to the future financial performance of the Company. We assume no responsibility for, and express no view as to, such forecasts or the assumptions on which they are based. Our opinion relates to financial fairness only, and we express no opinion as to the appropriateness of the financial structure or the soundness of the financial condition of the Company subsequent to the consummation of the Merger. We understand that other professionals who are expert in those areas will be providing advice on those subjects. Our opinion is necessarily based solely upon information available to us and business, market, economic and other conditions as they exist on, and can be evaluated as of, the date hereof.

  In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company and that obtaining the necessary regulatory approvals for the Transaction will not have an adverse effect on the Company.

  William Blair & Company has been engaged in the investment banking business since 1935. We undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. For our services, including the rendering of this opinion, the Company will pay us a fee, a significant portion of which is contingent upon consummation of the Transaction, and indemnify us against certain liabilities. William Blair & Company has provided investment banking and financial advisory services to the Company in the past for which we have received customary compensation. Edgar D. Jannotta, Sr., Senior Director of William Blair & Company, serves as a member of the Board of Directors of the Company.

  Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that this opinion may be included in a proxy statement mailed to shareholders by the Company with respect to the Transaction.

  Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of November 20, 1997, the consideration to be paid to the Shareholders of the Company in the Transaction pursuant to the Merger Agreement is fair, from a financial point of view, to such Shareholders.

                                          Very truly yours,

                                          William Blair & Company, L.L.C.

                                                                   ANNEX C

                OPINION OF WILLIAM BLAIR & COMPANY L.L.C.

                                                         December 20, 1997

Board of Directors

Safety-Kleen Corp.

One Brinckman Way

Elgin, IL 60123-7857

Dear Directors:

  You have requested our opinion as to the superiority, from a financial point of view, of the consideration which would be received pursuant to the terms of the amended proposed offer ("Proposed LLE Offer") made by Laidlaw Environmental Services, Inc. ("LLE") as compared with the consideration which would be received pursuant to the terms of the Agreement and Plan of Merger dated as of November 20, 1997 (the "Merger Agreement") by and among the Safety-Kleen Corp. (the "Company"), SK Parent Corp. ("Parent") and SK Acquisition Corp., a wholly-owned subsidiary of Parent ("Purchaser") (the "Merger"). Based on the advice of your counsel, we understand that the Proposed LLE Offer and the Merger should be compared based on their respective values upon consummation.

  Pursuant to the terms of the Proposed LLE Offer, LLE and a subsidiary propose to exchange, for each outstanding Common Share of the Company, cash in the amount of $15.00 less certain expenses (no less than $1.28 per share and estimated by LLE to be up to $2.14 per share) plus that number of LLE common stock equal to the Exchange Ratio of not less than 2.8 shares and no greater than 3.5 shares. Pursuant to the terms of, and subject to the conditions of, the Merger Agreement, in the Merger, Purchaser will be merged into the Company in a merger in which each of the outstanding shares of common stock of the Company will be converted into a right of the Shareholder to receive $27.00 per share of common stock in cash.

  We have acted as financial advisor to the Company in connection with the Merger and the Proposed LLE Offer. In connection with our review of the Merger and the Proposed LLE Offer and the preparation of our opinion herein, we have:
(a) reviewed the terms and conditions of the Merger Agreement and the financial terms as set forth in the Merger Agreement and the Preliminary Copy of the Proxy Statement dated November 26, 1997 as filed by the Company with the Securities Exchange Commission ("SEC"); (b) reviewed the terms and conditions of the Proposed LLE Offer and the financial terms as set forth in the Amendment No. 2 to the Exchange Offer as filed by LLE with the SEC ("Amended Exchange Offer"); (c) analyzed the historical revenue, operating earning, net income, dividend capacity and capitalization of both LLE and certain other publicly held companies we believe to be comparable to LLE; (d) analyzed certain publicly available financial and other information relating to LLE and the pro forma combination analysis in the Amended Exchange Offer and performed a sensitivity analysis on such pro formas based upon variable synergy assumptions; (f) reviewed the historical market prices and trading volume of the common stock of LLE as well as its stock ownership and analyzed factors which could influence the trading price of the common stock of LLE on the anticipated closing date for the proposed LLE Offer; (g) together with the Company's management met with Jim Bullock, Chairman of LLE; and (h) performed such other analyses as we have deemed appropriate.

  Our opinion with respect to the Proposed LLE Offer reflects only limited access to LLE management and no access to internal LLE projections.

  In rendering our opinion, we have assumed that the Merger or the Proposed LLE Offer would be consummated on the terms described in the Merger Agreement or the Amended Exchange Offer, respectively, without any waiver of any material terms or conditions by the Company and that obtaining the necessary regulatory approvals for the Merger or Proposed LLE Offer would not have an adverse effect on the Company.

  William Blair & Company has been engaged in the investment banking business since 1935. We undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. During August of this year we were retained by the Company to render financial advisory and investment banking services in connection with the evaluation of its strategic alternatives. The Company has paid us a fee in connection with rendering our fairness opinion as it relates to the Merger. Upon the consummation of either the Merger or the Proposed LLE Offer, the Company will pay us a transaction fee. The amount of such fee increases as the consideration received by the Company's stockholders increases.

  Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that this opinion may be included in a proxy statement or other disclosure document mailed to shareholders by the Company with respect to the Merger or the Proposed LLE Transaction, as the case may be.

  Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of December 20, 1997, we do not have a basis for concluding that the Proposed LLE Offer is superior to the Merger from a financial point of view.

                                          Very truly yours,

                                          William Blair & Company, L.L.C.

                                                                   ANNEX D

  Safety-Kleen anticipates that certain officers, directors, employees or affiliates of Philip, Apollo, Blackstone, Parent and Merrill Lynch & Co., Parent's financial advisor ("Merrill Lynch"), may communicate in person, by telephone or otherwise with shareholders of Safety-Kleen for the purpose of assisting in the solicitation of proxies. These efforts would be in furtherance of Parent's efforts to consummate the Merger. None of such persons will be compensated by Safety-Kleen in connection with such solicitation activities. Except as noted below with respect to Merrill Lynch, none of such persons beneficially owns, individually or in the aggregate, in excess of 1% of Safety-Kleen's Shares. Additional information concerning such participants is set forth below.

I. PHILIP SERVICES CORP.

  Unless otherwise indicated, the information below refers to such person's position with Philip Services Corp. The business address of each executive officer is Philip Services Corp., 100 King Street West, P.O. Box 2440, LCD #1, Hamilton, Ontario, L8N 4J6.

      NAME               PRINCIPAL POSITION WITH PHILIP
      ----               -----------------------------------------------------
      Allen Fracassi.... President, Chief Executive Officer and Director
      Philip Fracassi... Executive Vice-President, Chief Operating Officer and
                         Director
      Howard Beck....... Chairman and Director
      Roy Cairns........ Director
      Derrick Rolfe..... Director
      Norman Foster..... Director
      Felix Pardo....... Director
      Herman Turkstra... Director
      William E. Haynes. Director
      Robert L. Knauss.. Director
      Allen Fracassi.... President, Chief Executive Officer and Director
      Philip Fracassi... Executive Vice-President, Chief Operating Officer and
                         Director
      Robert Waxman..... President, Metals Recovery Group and Director
      Marvin Boughton... Executive Vice-President and Chief Financial Officer
      Robert M. Chiste.. President, Industrial Services Group
      Peter Chodos...... Executive Vice-President, Corporate Development
      Colin Soule....... Executive Vice-President, General Counsel & Corporate
                          Secretary (also a director of Parent)
      Antonio Pingue.... Executive Vice President, Corporate and Regulatory
                         Affairs
      John Woodcroft.... Executive Vice-President, Operations

II. APOLLO

  Apollo Management, L.P.

  Apollo Investment Fund III, L.P.

  Apollo Overseas Partners III, L.P.

  Apollo (U.K.) Partners III, L.P.

  Antony P. Ressler, Investment Manager; Director of Parent

  David B. Kaplan, Investment Manager

III. BLACKSTONE

  Blackstone Capital Partners III Merchant Banking Fund L.P.

  Blackstone Offshore Capital Partners III L.P.

  Blackstone Management Associates III L.P.

  Blackstone Management Partners III L.L.C.

  Howard A. Lipson, Investment Manager; Director of Parent

  Lawrence H. Guffey, Investment Manager

IV. SK PARENT CORP.

  Colin Soule (see I. above)

  Antony P. Ressler (see II. above)

  Howard A. Lipson (see III. above)

V. MERRILL LYNCH

  Certain employees of Merrill Lynch & Co. may also assist in the solicitation of proxies, including by communicating in person, by telephone, or otherwise with a limited number of institutions, brokers, or other persons who are stockholders of Safety-Kleen. Merrill Lynch will not receive any separate fee for its solicitation activities. Merrill Lynch is an investment banking firm that provides a full range of financial services for institutional and individual clients. Merrill Lynch does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Exchange Act, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning Merrill Lynch. In the normal course of its business, Merrill Lynch regularly buys and sells Safety-Kleen securities for its own account and for the accounts of its customers which may result from time to time in Merrill Lynch and its associates having a net "long" or net "short" position in Safety-Kleen securities. Additionally, in the normal course of its business, Merrill Lynch may finance its securities positions by bank and other borrowings and repurchase and securities borrowing transactions. Information with respect to the employees of Merrill Lynch who may be deemed "participants" is set forth below.

    Merrill Lynch & Co.
    101 California Street, Suite 1200
    San Francisco, California 94111

    Mark Shafir
    Drago Rajkovic

P R O X Y


                 PRELIMINARY COPY DATED DECEMBER 22, 1997



[SAFETY-KLEEN LOGO]


              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Donald W. Brinckman, Karl G. Otzen and Scott Krill, and any of them are ap-pointed Proxies, with power of substitution, to vote all stock of the under-signed at the Special Meeting of shareholders to be held February 11, 1998 at 10:00 a.m. at the First Chicago Center, The First National Bank of Chicago Building, 38 South Dearborn Street, Chicago, Illinois 60670 and at any adjourn-ment or postponement thereof, upon the matters mentioned hereafter, and in their discretion upon such matters as may properly come before said meeting. Receipt of Notice, dated January , 1998 of Special Meet-ing and accompanying Proxy Statement is acknowledged, and any Proxy previously given is revoked.

                                                   COMMENTS: (change of address)

                                                   ---------------------------

                                                   ---------------------------

                                                   ---------------------------

                                                   ---------------------------

                                                  (If you have written in the
                                                  above space, please mark the
                                                  corresponding box on the
                                                  reverse side of this card)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX (SEE REVERSE SIDE). YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                  SEE REVERSE
                                      SIDE

                              FOLD AND DETACH HERE

[X] Please mark your votes as in this example.                              2897
                                                                            ----

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER MARKED HEREIN BY THE UNDERSIGNED. IF NO MARKING IS MADE AS TO ANY PROPOSAL, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.
--------------------------------------------------------------------------------
            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.
--------------------------------------------------------------------------------
1. Approve the Agreement and Plan of Merger dated as of November 20, 1997, which provides for the merger of SK Acquisition Corp., a wholly-owned subsidiary of SK Parent Corp., with and into Safety-Kleen.
   [_] FOR   [_] AGAINST    [_]ABSTAIN

[_] Change of Address/Comments on Reverse Side

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.



SIGNATURE(S) _______________________DATE ______________________________________

The above-named proxies of the undersigned are authorized to initiate and vote for proposals to recess or adjourn the Special Meeting for any reason, including to allow inspectors to certify the outcome of the Proposal described above or to allow the solicitation of additional votes, if necessary, for such Proposal, to vote against proposals to recess or adjourn the Special Meeting, and to vote, in their discretion, upon such other matters as may properly come before the Special Meeting and any adjournment or postponement thereof.

                             FOLD AND DETACH HERE